Exhibit 99.(d)(2)

B.11

Financial Statements of the Government of New Zealand for the year ended 30 June 2006

ISBN 0-478-29352-6

Prepared and furnished to the House of Representatives in accordance with Part III of the Public Finance Act 1989

© Crown Copyright Reserved
ISBN 0-478-29352-6

Internet
This document will be made available on the New Zealand Treasury’s
Internet site.  The URL for this site is www.treasury.govt.nz.

Contents

Statement of Responsibility

Ministerial Statement

Commentary on the Financial Statements

Introduction

Summary

Comparison with Estimated Actual

Changes to the Calculation of Provisional Tax Revenue

The New Zealand Superannuation Fund

Prior Year Comparison

Indicators of the Government’s Fiscal Performance

Historical Information

Transition to New Zealand Equivalents to International Financial Reporting Standards

Report of the Auditor-General

Financial Statements

Statement of Financial Performance

Analysis of Expenses of the Statement of Financial Performance

Statement of Cash Flows

Reconciliation of Net Cash Flows from Operations to Operating Balance

Statement of Financial Position

Analysis of Key Components of the Statement of Financial Position

Statement of Movements in Equity

Statement of Borrowings

Statement of Commitments

Statement of Contingent Liabilities and Contingent Assets

Statement of Segments

Statement of Accounting Policies

Notes to the Financial Statements

Additional Statements on Core Crown

Core Crown Cash Flow Reconciliation to Government Stock Issues

Statement of Unappropriated Expenditure

Statement of Emergency Expenditure, Expenses or Liabilities

Statement of Trust Money

Supplementary Information

Government Reporting Entity as at 30 June 2006

Information on Property, Plant and Equipment

Information for the International Monetary Fund on Special Data Dissemination Standards

Information on SOEs and Crown Entities

Statement of Responsibility

These financial statements have been prepared by the Treasury in accordance with the provisions of the Public Finance Act 1989.  The financial statements comply with generally accepted accounting practice.

The Treasury is responsible for establishing and maintaining a system of internal control designed to provide reasonable assurance that the transactions recorded are within statutory authority and properly record the use of all public financial resources by the Crown.  To the best of my knowledge, this system of internal control has operated adequately throughout the reporting period.

John Whitehead
Secretary to the Treasury

29 September 2006

I accept responsibility for the integrity of these financial statements, the information they contain and their compliance with the Public Finance Act 1989.

In my opinion, these financial statements fairly reflect the financial position of the Crown as at 30 June 2006 and its operations for the year ended on that date.

Hon Dr Michael Cullen
Minister of Finance

29 September 2006

Ministerial Statement

The Government’s fiscal strategy is an integral part of our overall approach to economic management. Continued economic growth and rising employment provide the means for New Zealand’s society to create a higher standard of living and a better quality of life.

The Government’s fiscal position is strong.  This is no accident. It reflects many years of sound and prudent economic and fiscal management and a period of strong, sustained economic growth. Probably for the first time in our history, the Crown has moved into a positive net financial asset position. This positive position is the result of the Government’s commitment over the last two terms to reduce debt and more recently build up financial assets.

The financial statements for the year ended 30 June 2006 show anOperating Balance excluding Revaluations and Accounting Changes (OBERAC) surplus of $8.6 billion (or 5.5 percent of gross domestic product (GDP)).  This compares with $8.9 billion (5.9 percent) for the previous year.  After allowing for capital investment the government recorded a cash surplus of $3.0 billion, down from $3.1 billion in the year ended 30 June 2005.  Most of the cash surplus has already been built into spending and tax plans, and the remainder will be considered as part of the 2007 Budget.

Gross sovereign-issued debt (GSID) increased by $0.4 billion in 2005/06 to $35.5 billion, but fell as a percentage of GDP.  At 22.6 percent of GDP, GSID is within sight of the Government’s long term debt objective of GSID broadly stable at 20 percent of GDP over the next 10 years.

Net core Crown debt was $7.7 billion (4.9 percent of GDP).  Including the assets of the NZS Fund, the Crown was in a net financial asset position of $2.1 billion (1.3 percent of GDP).  At 30 June 2006 the NZS Fund assets stand at $9.9 billion following the statutory contribution of $2.3 billion and investment returns of $1 billion.

The financial results show the Government is implementing fiscal policy in line with its stated fiscal strategy of strengthening the fiscal position so that it is well placed to respond to future challenges such as those associated with population ageing.  Along with some unexpected delays in departmental spending, progress against the Government’s fiscal intentions was faster than expected as a result of stronger economic activity and inflation over the latter part of the fiscal year.  Allowing revenue to increase is consistent with our policy of letting automatic stabilisers operate and looking through the temporary effects of the economic cycle.

Looking forward we will continue to strengthen our fiscal position to help meet future spending pressures, but at a much slower pace than experienced over recent years.  We continue to expect the OBERAC surplus to fall and net cash flows to move from surplus to deficit over the forecast horizon reflecting a combination of policy intentions and slower economic growth.

.

Hon Dr Michael Cullen
Minister of Finance

29 September 2006

Commentary on the Financial Statements

Introduction

The Government’s fiscal strategy (outlined in more detail in the 2006 Fiscal Strategy Report) is to strengthen its fiscal position so that it is well placed to respond to future challenges such as those associated with population ageing. The strategy  is summarised in Figure 1.

The Government intends to implement this strategy primarily by building up financial assets in the New Zealand Superannuation (NZS) Fund and maintaining gross debt at around 20% of GDP.  In order to keep debt stable, the Government has said it intends to run its cash position so that borrowing tracks in line with GDP over time. In practice, this means running operating surpluses sufficient to cover the contributions to the NZS Fund and some other capital spending needs.

The Financial Statements of the Government provide a record of the Government’s financial performance over the 2005/06 financial year and its financial position as at 30 June 2006.  They provide a comparison with the fiscal forecasts in the Budget Economic and Fiscal Update and with 2004/05.  They also provide the public with a snapshot of the progress the Government has made in implementing its fiscal strategy as set out in its Short Term Fiscal Intentions and Long Term Fiscal Objectives.

Figure 1 – Fiscal strategy at a glance

Summary

In 2005/06, the New Zealand Government recorded an Operating Balance excluding Revaluations and Accounting Changes (OBERAC) surplus of $8.6 billion, or 5.5 percent of gross domestic product (GDP).  This was $1.7 billion higher than forecast at the time of the 2006 Budget.  The 2005/06 cash balance was a surplus of $3.0 billion (1.9 percent of GDP), $1.2 billion higher than forecast at 2006 Budget.

Table 1– Summary of fiscal indicators

	30 June 2006 actual		Estimated actual		30 June 2005 actual
	$million	% of GDP	$million	% of GDP	$million	% of GDP
Operating Balance	11,473	7.3	8,486	5.4	6,247	4.1

OBERAC	8,648	5.5	6,977	4.5	8,873	5.9

Gross Sovereign Issued Debt	35,461	22.6	35,952	23.0	35,045	23.3

Net core Crown Debt	7,745	4.9	9,016	5.8	10,771	7.2

Net core Crown debt with NZS Fund assets	(2,116)	(1.3)	(999)	(0.6)	4,216	2.8

Net Worth	71,403	45.5	58,485	37.4	49,983	33.2

Core Crown revenue was $2.5 billion higher than the 2006 Budget forecast.  This largely reflects the change in the accounting treatment for the recognition of provisional tax that has resulted in a one-off, non-cash adjustment to tax revenue of $1.8 billion (refer page 10).  Tax revenue from individuals was also higher than expected reflecting continuing strong labour income growth.

Core Crown expenses were $0.5 billion lower than expected at the 2006 Budget, with a range of areas contributing.

Capital spending was also $0.4 billion lower than expected.  This underspend related to investments and advances to District Health Boards and Housing New Zealand Corporation and to purchases of physical assets in a number of departments.

New Zealand Government gross sovereign-issued debt (GSID) increased by $0.4 billion in 2005/06 to $35.5 billion, but fell as a percentage of GDP.  At 22.6 percent of GDP this is within sight of the Government’s long term debt objective of GSID being broadly stable at 20 percent of GDP over the next 10 years.

Net core Crown debt was $7.7 billion (4.9 percent of GDP).  Including the assets of the NZS Fund, the Crown was in a net financial asset position of $2.1 billion (1.3  percent of GDP).  At 30 June 2006 the NZS Fund assets stood at $9.9 billion following the statutory contribution of $2.3 billion and investment returns of $1 billion.

Comparison with Estimated Actual

This section compares the actual 2005/06 financial results with the 2006 estimated actual forecast released in the 2006 Budget Update.

The following table provides an outline on the composition of the key fiscal indicators.

Table 2 – Reconciliation to residual core Crown cash

	$million	30 June 2006 Actual	30 June 2006 Estimated Actual	Variance	30 June 2005 Actual

	Core Crown revenue	59,170	56,652	2,518	52,065
Less	Core Cown expenses	49,900	50,445	545	46,234
Plus	Net surpluses/(deficits) of SOEs and Crown entities	2,203	2,279	(76)	416
				—
Equals	Operating balance	11,473	8,486	2,987	6,247
				—
Less	OBERAC adjustments
	Revaluation changes	1,471	1,964	(493)	(2,626)
	Accounting changes	1,354	(455)	1,809	—
				—
Equals	OBERAC	8,648	6,977	1,671	8,873
				—
Less	Net return on the NZS Fund (excluding revaluation changes)	580	580	—	331

Equals	OBERAC less NZS Fund retained earnings	8,068	6,397	(1,671)	8,542

Less	Net retained surpluses of SOEs and Crown entities	1,179	1,105	(74)	1,833
	Non-cash items and working capital movements	(1,970)	(2,777)	(807)	(1,851)
	Contribution to NZS Fund	2,337	2,337	—	2,107
	Purchase of physical assets	1,826	1,988	(162)	1,372
	Advances and Capital injections	1,711	1,989	(278)	1,977
				—
Equals	Residual Cash	2,985	1,755	1,230	3,104

Indicators for fiscal objectives (% of GDP)

	Core Crown revenue	37.7	36.3	1.4	34.6
	Core Cown expenses	31.8	32.3	0.5	30.7
	OBERAC	5.5	4.5	1.0	5.9
	Gross sovereign-issued debt	22.6	23.0	0.4	23.3
	Net core Crown debt	4.9	5.8	0.8	7.2
	Net core Crown debt with NZS Fund assets	(1.3)	(0.6)	0.7	2.8
	Net worth	45.5	37.4	8.1	33.2

	New Zealand Superannuation Fund

	Fund asset returns (pre-tax)	1,434	1,529	(95)	726
	Fund assets	9,861	10,015	(154)	6,555
	% of GDP	6.3	6.4	(0.1)	4.4

Revenue and Expenses

Table 3 – Comparison of revenue and expenses

$ million	Actual	Estimated actual forecast	Variance against estimated actual ($m)	Variance against estimated actual (%)

Core Crown revenue
Taxation revenue	52,444	50,102	2,342	4.7
Levies, fees, fines & penalties	663	661	2	0.3
Investment income	4,496	4,282	214	5.0
Other revenue	1,567	1,607	(40)	(2.5)
Total core Crown revenue	59,170	56,652	2,518	7.5

Core Crown expenses
Social security and welfare	15,598	15,702	104	0.7
Health	9,547	9,563	16	0.2
Education	9,914	10,039	125	1.3
Transport and communications	1,818	1,910	92	5.1
Economic and industrial services	1,592	1,725	133	8.4
Other functional classifications	9,091	8,991	(100)	(1.1)
Finance and FX movements	2,061	2,106	45	2.2
GSF liability movement	279	409	130	46.6
Total core Crown expenses	49,900	50,445	545	63.2
Net surplus of SOE/CEs	2,203	2,279	76	3.4
Operating Balance	11,473	8,486	2,987	35.2

Revenue

Tax revenue was higher than forecast by $2.3 billion.  The increase against forecast can be broken down as follows:

•             The change in the revenue recognition of provisional tax (refer page 10) added $1.8 billion to tax revenue, split between company tax ($1.2 billion) and other persons tax ($0.6 billion).

•             Apart from the provisional tax change, corporate tax was $0.1 billion higher than forecast owing to slightly higher-than-expected terminal tax assessments, i.e. revenue in respect to prior years, in the June quarter.

•             GST was $0.2 billion higher than forecast owing to higher-than-forecast price pressures in the June quarter, when annual inflation was 4.0% against a Budget Update forecast of 3.4%.

•             Source deductions (mainly PAYE) was $0.1 billion higher than forecast owing to higher-than-expected aggregated salaries and wages in the June quarter.  Although wage rate movement was in line with Budget Update forecast, employment expanded by 1.0% in the June quarter whereas the forecast was for a contraction of 0.2%.

Changes to the Calculation of Provisional Tax Revenue

Inland Revenue has developed a method of provisional tax revenue estimation that enables a reliable estimate of provisional tax due to be made each month, instead of three times a year.  Provisional tax revenue reported in these financial statements is calculated in accordance with this new estimation method.

The new method better aligns tax revenue estimation with the accounting policy for tax revenue, which is to recognise tax revenue at the time the debt to the Crown arises i.e. when the taxable income is earned by the taxpayer. In the case of provisional tax, the Crown ‘earns’ income when the economic transaction that gives rise to the income tax occurs, e.g. when a company sells some goods or a plumber fixes a leaking tap.

The method provides a more reliable estimate of the taxes owed at balance date than the old method. It also avoids revenue fluctuations arising solely from changes to the payment due date, as occurred with the changes to provisional tax due dates announced in the 2005 Budget.

Implementing the new method in the 2005/06 Government Financial Statements has resulted in a $1.8 billion increase in tax receivables in the Statement of Financial Position and an equivalent one-off increase in tax revenue in the Statement of Financial Performance.  These increases reflect tax revenue earned in April, May and June 2006 but not due for payment until after June 2006.  In effect, tax revenue for this transition year captures more than just the normal 12 months of provisional tax revenue.

These changes to estimating provisional tax revenue for financial reporting do not impact on taxpayers’ obligations or tax receipts; hence there are no cash flow impacts for the Crown.

The diagram below illustrates the impact in the transition year of 2006 whereby accruals from both the June 2005 quarter and the June 2006 quarter are included in the 2006 results.

Expenses

Core Crown expenses were $0.5 billion lower than forecast.  Across the functional classifications the main variances were:

•             Social security and welfare expenses were lower than forecast by $104 million, mainly due to changes in debt provisioning and lower uptake of Family Support.

•             Education expenses were lower than forecast by $125 million, primarily in relation to student loans.  Historical data on borrowings has been updated since the 2006 Budget forecast, resulting in an adjustment to the initial fair value write down on the student loans book since its initial calculation in November 2005.

•             Economic and industrial expenses were lower than forecast by $133 million, made up of lower operating costs for the Whirinaki power station and also lower than expected spending on employment related programmes.  Better than expected weather reduced the need for operating Whirinaki.  The resultant under expenditure is partly offset by lower revenue.

•             Transport and communication expenses were lower than forecast by $92 million, primarily due to lower than expected road user and petrol excise revenues being available for spending.  This reduced revenue was caused by increases in fuel prices reducing demand.

Investment income, finance costs and foreign exchange gains/losses need to be considered together.  In the aggregate they were $0.3 billion ahead of forecast, primarily due to movements in exchange rates since the time of finalising the 2006 Budget forecast.

The GSF unfunded liability valuation was lower than forecast by $130 million.  The reduction in the valuation was largely due to changes in assumptions, in particular updating mortality assumptions.

Net Surpluses of State Owned Enterprises and Crown Entities

The net operating balance of SOE/CEs was $2.2 billion, which was lower than forecast by $0.1 billion.  There were a number of offsetting factors within the SOE/CE results, of particular note:

•             the revaluation gain on Air New Zealand’s aircraft assets has increased the operating balance by $0.3 billion

•             the valuation of the ACC unfunded liability has increased expenses by $0.1 billion

OBERAC

The OBERAC was $8.6 billion, $1.7 billion higher than forecast in the 2006 Budget.  This favourable outturn has largely been driven by the activity in the core Crown segment (namely higher tax revenue and lower expenses).

The reconciliation from the operating balance to the OBERAC is outlined in the below table.  Also included is a brief explanation of variances in the OBERAC adjustments compared to the 2006 estimated actual forecast.

Table 4 – Reconciliation between the operating balance to OBERAC

	Actual	Estimated actual	Variance against estimated actual	Variance explanation
	$m	$m	$m

Operating balance	11,473	8,486	2,987

Add back accounting changes and valuation items

Tax revenue due to change in provisional tax recognition	(1,809)	—	(1,809)	The method of estimating provisional tax revenue has changed resulting in a one-off, non cash adjustment in 2005/06. The change was not forecast at the time of the Budget update.

Student Loan fair value change before policy decision	455	455	—	Represents the difference between book value and fair value of the Student Loan portfolio prior to the Government’s interest free policy.

Net GSF valuation movement	7	159	(152)	The liability movement was lower mainly due to a change to the financial assumptions and updating of the mortality assumptions.

ACC valuation movement	706	572	134	The liability movement was higher mainly due to changes in claim experience.

NPF guarantee	54	—	54	The NPF liability has increased, due to a deficit for the year in the NPF.

Kyoto liability movement	346	—	346	The liability movement was higher due to an update in carbon price and the quantum of New Zealand’s net emission obligation at the end of the first commitment period.

Gain on asset revaluations	(274)	—	(274)	Asset revaluation gains largely to aircraft related assets.

Gain on sale of assets	(630)	(630)	—	Proceeds from the sale of Southern Hydro by Meridian Energy.

Other equity investment gains and currency exposure	(1,680)	(2,065)	385	Equity investment and associated currency exposure have shown a slight weakening since the Budget update.

OBERAC	8,648	6,977	1,671

Residual cash

Table 5 – Comparison of core Crown cash flows

		Estimated
		actual	Variance
$ million	Actual	forecast	$m	%

Operating activities	8,859	8,069	790	9.8

Investing activities (including NZS Fund purchases of MSDs & equities, and excluding other net purchases of MSDs)	(5,874)	(6,314)	440	(7.0)
Residual cash	2,985	1,755	1,230	70.1

Net core Crown cash flows from operations was $8.9 billion for the year ended 30 June 2006, which was higher than forecast by $0.8 billion.  The variance was primarily due to the cash impact of the increase in tax revenue and lower department expenditure (as outlined in the revenue and expenses sections).

Cash flows from investing activities were $0.4 billion lower than forecast, primarily due to delays in capital spending spread over a number of departments.

These above variances have resulted in a $1.2 billion increase in the residual cash position compared to the 2006 Budget.

Figure 3 – Comparison of core Crown cash flows from operations and investing activities

Debt indicators

Table 6 – Comparison of debt indicators

$ million	Actual	Estimated actual forecast	Variance against estimated actual	2005 actual

Gross Sovereign-Issued Debt	35,461	35,952	491	35,045
% of GDP	22.6	23.0	0.4	23.3
Net Core Crown Debt	7,745	9,016	1,271	10,771
% of GDP	4.9	5.8	0.9	7.2
Net debt with NZS Fund assets	(2,116)	(999)	1,117	4,216
% of GDP	(1.3)	(0.6)	0.8	2.8

Gross sovereign-issued debt (GSID) as at 30 June 2006 was $35.5 billion or 22.6 percent of GDP.  Compared to forecast GSID was $0.5 billion lower than forecast.  The reduction was primarily due to lower issuance of Treasury Bills as there has been less demand for these instruments since the recent Reserve Bank reforms around the settlement cash level.

The increase in the current year residual cash position against forecast has not led to a change in the level of GSID at 30 June 2006, as this is generally set at the time of the Budget Update.  Any change against forecast in residual cash will flow onto net core Crown debt, through the cash being held as marketable securities and deposits.

Net core Crown debt was $7.7 billion or 4.9 percent of GDP.  Compared to forecast, net core Crown debt was $1.3 billion lower primarily due to the increase in the residual cash position.

The New Zealand Superannuation Fund

The assets of NZS Fund is the Government’s means of building up assets to partially pre-fund future New Zealand superannuation expenses and may only be used for New Zealand Superannuation.

The Government’s contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure that superannuation entitlements over the next 40 years can be met.

The fund balance as at 30 June 2006 was $9.9 billion.   Since the inception of the NZS Fund it has received Government contributions of $8.1 billion and has accumulated retained income of $1.8 billion.  The investment income earned by the NZS Fund has averaged 14.89% per annum, which exceeds the average risk-free rate of return.  In the current year the NZS Fund has had investment returns exceeding the risk-free rate of return by around 12%.

	2002	2003	2004	2005	2006
	$m	$m	$m	$m	$m

Opening balance	—	615	1,884	3,956	6,555
Annual contributions	600	1,200	1,879	2,107	2,337
Retained income (after tax)	15	69	193	492	969
Closing balance	615	1,884	3,956	6,555	9,861

Net Worth

Table 7 – Comparison of net worth
$ million	Actual	Estimated actual forecast	Variance against estimated actual	2005 Actual
Financial assets	56,446	54,265	2,181	45,308
Property, plant and equipment	79,441	70,109	9,332	67,494
Other assets	22,384	17,625	4,759	18,029
Total Assets	158,271	141,999	16,272	130,831

Gross debt	39,427	38,889	(538)	36,864
GSF pension liability	15,231	15,361	130	14,952
ACC claims liability	12,715	12,581	(134)	11,384
Other liabilities	19,495	16,683	(2,812)	17,648
Total Liabilities	86,868	83,514	(3,354)	80,848
Net Worth	71,403	58,485	12,918	49,983

Net worth was $71.4 billion as at 30 June 2006, which was higher than forecast by $12.9 billion.

The increase against forecast of $9.9 billion was primarily due to the impact of revaluations of property, plant and equipment. These revaluations are not forecast beyond the base month used for deriving the estimated actual.  The main factors that have for these increases in valuation are continuing appreciation of property prices, price increases and movement in foreign exchange rates.

The rest of the increase against forecast of $3.0 billion has resulted from the higher than expected operating balance.  Within the individual components of the statement of financial position the variance from forecast can be seen in financial assets and accounts receivables.

Prior Year Comparison

	30 June	30 June
	2006 actual	2005 actual	Variance
	$m	$m	$m	%
Statement of Financial Performance
Core Crown revenue
Taxation revenue	52,444	47,118	5,326	11.3
Other revenue	6,726	4,947	1,779	36.0
Total core Crown revenue	59,170	52,065	7,105	13.6

Core Crown expenses
Social security and welfare	15,598	14,682	(916)	(6.2)
Health	9,547	8,813	(734)	(8.3)
Education	9,914	7,930	(1,984)	(25.0)
Other functional classifications	12,780	12,570	(210)	(1.7)
Forecast for future new spending	—	—	—	—
Finance costs and FX losses/(gains)	2,061	2,239	178	7.9
Total core Crown expenses	49,900	46,234	(3,666)	(7.9)

Net surplus of SOE/Ces	2,203	416	1,787	429.6
Core Crown Operating Balance	11,473	6,247	5,226	83.7

OBERAC	8,648	6,977	1,671	24.0

Cash available	2,985	3,104	(119)	(3.8)

Statement of Financial Position
Property, plant and equipment	79,441	67,494	11,947	17.7
Financial assets	56,446	45,308	11,138	24.6
Other assets	22,384	18,029	4,355	24.2
Total Assets	158,271	130,831	27,440	21.0

Total debt	39,427	36,864	(2,563)	(7.0)
Other liabilities	47,441	43,984	(3,457)	(7.9)
Total Liabilities	86,868	80,848	(6,020)	(7.4)
Net Worth	71,403	49,983	21,420	42.9

Debt indicators
Gross sovereign-issued debt	35,461	35,045	(416)	(1.2)
Net core Crown debt	7,745	10,771	3,026	28.1
Net debt with NZS Fund assets	(2,116)	4,216	6,332	150.2

The 2006 operating balance was higher than the 2005 operating balance by $5.2 billion.  This was mainly due to:

•             Tax revenue being higher than last year by $5.3 billion, with the main factors driving the increase being:

•             The change in the revenue recognition of provisional tax has increased tax revenue by $1.8 billion

•             Wage and employment growth led to an increase in source deductions of $1.6 billion, and

•             Corporate profit growth, particularly in the Finance and Insurance sector and the Electricity, Gas and Water Supply sector, was largely responsible for an increase of $1.2 billion in corporate tax revenue.

•             Other revenue being higher than last year by $1.8 billion.  This was primarily due to increases in investment income, in particular the returns on NZS Fund and GSF assets.

Core Crown expenses were $3.7 billion higher than forecast.  Significant movements within the core Crown functional expense classification were:

•             Social security and welfare expenses increasing by $0.9 billion due to the annual indexation of welfare benefits and the first full year impact of the Working for Families Package

•             Education expenses increasing by $2 billion, due to the initial write down of recording Student Loans at fair value ($1.4 billion) to better reflect the loan balance under the Government’s new interest free policy.  The rest of the increase has resulted from roll growth and new policy initiatives

•             Health expenses increasing by $0.7 billion, primarily due to increase funding to maintain and increase existing services levels and the impact of demographic changes

The net SOE/CE surpluses were $1.8 billion higher than last year.  The key features of the increase were:

•             The ACC unfunded liability expense was lower than last year by around $0.7 billion

•             Investment returns in the Crown entity segment are up from last year by around $0.7 billion (namely ACC and EQC), due to stronger global equity markets

•             Air New Zealand recording a gain of around $0.3 billion from its revaluation of aircraft assets compared to a loss of around $0.1 billion last year

Gross sovereign-issued debt was $0.4 billion higher than last year.  The main impacts on debt during the year have been:

•             An increase of around $2 billion due to the Reserve Bank raising the Settlement Cash Level, reflecting the Reserve Bank’s concern over liquidity pressures in the New Zealand money market; partially offset by

•             A reduction in debt due to repayments made during the year, largely funded from the build-up of financial assets from recent outturns.

Net core Crown debt was $3 billion lower than last year due to the flow on impact of the residual cash available from the current year cash flows.

Net worth increased by $21.4 billion due to the revaluation of property, plant and equipment of $9.9 billion and the impact of the operating balance of $11.5 billion.

Indicators of the Government’s Fiscal Performance

This section aims to help readers better understand the Government’s fiscal performance.

Each indicator gives valid insights into the government’s historical, current and forecast fiscal performance, but no one indicator gives a complete picture.  Individual indicators do, however, come into greater or lesser focus as circumstances change.

When, for example, the New Zealand Government’s net worth was low and net and gross debt levels were high, much of the focus of government and public commentary at that time was on eliminating annual operating deficits and on the need to attain, and later to lock in, annual operating surpluses.

However, as net worth has risen, and gross and net debt levels have fallen, the Government in more recent years has increasingly focused on how to maintain debt levels around current levels and, accordingly, has given more focus to the Government’s annual cash balance.

Most of the indicators in this section may be useful regardless of the particular fiscal strategy being followed.  In a few cases (such as the formulation of OBERAC excluding NZS Fund returns), the indicator is used to throw light on the impact of a particular fiscal strategy (in this case the build-up of financial assets in the NZS Fund).

Flow indicators

•             Core Crown revenues – core crown expenses + net surplus of SOEs (i.e., after dividends) and Crown entities = Operating balance.

•             Core Crown revenues are mainly taxes.  Core Crown expenses represent most of the Government’s spending, but not all of it.  They are the day-to-day spending (salaries, benefit payments, etc) that does not create Government assets.  They also include the amount for new initiatives in forecast years.

•             Operating balance – revaluation movements – accounting changes = OBERAC.

•             The OBERAC is the residual from revenues and expenses less removal of valuation movements.  The OBERAC and operating balance are the same in forecast years.

•             OBERAC – retained items (e.g. net surplus of SOEs/CEs and net investment returns of the NZS Fund) – non-cash items (e.g. depreciation) = Core Crown net cash flow from operations.

•             Retained items such as the net surplus of SOEs/Crown entities and the net investment returns of the NZS Fund are retained by these entities.  The surpluses generated (unless withdrawn from the entities) cannot be used for other purposes so do not aid in funding other government spending.

•             Depreciation expense is also removed as it is non-cash (it is captured in the actual purchase of assets below).  Additionally, actual working capital movements such as payment of creditor impacts on the level of net cash flows from operations.

•             Core Crown net cash flow from operations – net investing activities (e.g., contributions to NZS Fund, purchases of assets, loans to others) = Residual cash.

•             Cash flows from core Crown operations (excluding the NZS Fund) are the cash equivalent of the operating surplus.  They are available to assist funding the capital spending.

•             Net investment activities include:  Contributions to the NZS Fund – the Government’s annual contribution to the NZS Fund to build up assets to contribute to future NZS payments; Purchase of assets – departments buy assets including computer equipment, new buildings (eg, prisons) and defence equipment; Loans to others (advances) – these are mainly student loans (the Government is committed to help students access tertiary education by funding student loans) and refinancing private sector debt of DHBs and HNZC; Net capital injections – investments in Crown entities such as DHBs and Reserve Bank reserves.

•             Cash available/(shortfall) is the amount that needs to be funded if there is a shortfall.  Funding is provided by selling surplus financial assets (because of surplus cash from prior years) or borrowing more.

Stock indicators

•             Gross sovereign-issued debt (GSID) = debt issued by the core Crown.  (Residual cash available over time is the main factor affecting borrowing requirements and hence gross sovereign-issued debt.)

•             Core Crown net debt = gross sovereign-issued debt – core Crown’s financial assets.

•             Net worth (NW) = Crown’s total assets – Crown’s total liabilities.  (Operating balance (OB) in any year largely drives the change in Net Worth.)

Ratio of core Crown revenue to GDP

The revenue collected is used to meet the Government’s spending needs.  It is important to look at this alongside expenses, operating balance and gross debt indicators for insights into the sustainability of current policy settings.

Ratio of core Crown expenses to GDP

This shows the day-to-day spending of the core Crown – i.e., it excludes spending by SOEs and Crown entities – and highlights the size of government in the economy and potential scope for crowding out the private sector.  This also excludes GSF valuation changes.

By reducing gross debt, the Government has also reduced finance costs.

Operating balance

The operating balance shows whether the government sector has generated enough revenues to cover its expenses in any given year.

This measure can be volatile from year to year due to events outside of the Government’s direct control (such as changes in interest rates and revaluations etc); therefore, it is generally not used as a measure of the Government’s short-term fiscal stewardship.

OBERAC

By excluding revaluations and accounting changes, or things that are outside of the Government’s direct control, the OBERAC gives a more direct indication of the underlying stewardship of the Government.

The current Government wishes to retain the NZS Fund investment returns in the Fund.  Therefore, to ensure the Government is meeting its fiscal objectives, the Government has stated that it will be focusing on the OBERAC excluding NZS Fund returns.

 Residual cash available and domestic bond programme

The residual cash measure includes capital investment and NZS Fund contributions; therefore, it is the flow contributing to the changes in debt (in the current year net core Crown debt).

The domestic bond programme raises term debt for the Government, the proceeds of which contribute to funding operating and investing activity, and the repayment of maturing debt.  The programme tends to be different to the cash residual figure in any given year as financing activity, such as the repayment of debt, needs to be considered.

Gross debt

Total gross debt and Gross sovereign-issued debt (GSID) are often expressed as a percentage of GDP to put the level of debt into perspective, in terms of a country’s ability to generate growth to repay the debt and/or income to service this debt.

Total gross debt represents the complete picture of whole-of-government obligations to external parties.  However, debt issued by SOEs and Crown entities is not explicitly guaranteed by the Crown.  The debt that is issued by the sovereign and guaranteed by the sovereign is in GSID.  The Government’s long-term debt objective is formulated in terms of GSID.

A high ratio of debt to GDP can have an adverse impact on credit ratings and perceived sustainability of current policy settings.  So as a general rule, a relatively low ratio is considered to be prudent.  A low ratio of debt to GDP can also provide the Government with more flexibility in their accounts to respond to adverse shocks through increasing debt.

Core Crown financial assets

These are either cash or shares (equity) or a right to receive a financial instrument, which can be converted to cash.  The assets of the New Zealand Superannuation (NZS) Fund are becoming the dominant feature of the Crown’s financial assets.  The NZS Fund is the Government’s means of building up assets to partially pre-fund future NZS expenses.  The Government’s contributions to the NZS Fund are calculated over a 40-year rolling horizon to help ensure superannuation entitlements over the next 40 years can be met.

Established under the New Zealand Superannuation and Retirement Income Act 2001, the NZS Fund was created to partially provide for the future cost of NZS, which is expected to almost double in cost due to population ageing.

The Government plans to allocate around $2 billion a year to the NZS Fund over the next 20 years.  The NZS Fund’s mandate is to invest money in a way that maximises its returns, without undue risks.

As the cost of providing NZS increases, future governments will draw on the NZS Fund to help smooth the impact of the cost of NZS on their finances.

Core Crown net debt

By including financial assets, net debt can provide additional information about the sustainability of the Government’s accounts.  Many international agencies believe the quantity of off-setting financial assets is important when determining the credit-worthiness of a country.  That is, if a country has a high ratio of financial assets to GDP, they are better able to justify a high ratio of debt to GDP.

However, as some financial assets are not very liquefiable (or easily converted into cash), it is important to view net debt alongside GSID.

Net worth

Total Crown net worth is one indicator of the degree to which current government activities are sustainable.  This indicator should be considered alongside the Crown’s debt position, as relatively high debt to GDP ratios may still be considered sustainable if the Crown has relatively high ratios of saleable or commercial assets to GDP.

Building up net worth is also consistent with preparing for population ageing.

Historical Information

	2006	2005	2004	2003	2002	2001	2000	1999	1998	1997
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Statement of Financial Performance
Tax revenue	51,973	46,624	42,532	39,785	36,215	34,744	32,000	30,227	31,161	30,160
% of GDP	33.1%	31.0%	30.0%	30.1%	28.8%	29.3%	28.8%	28.9%	30.7%	30.5%
Other revenue	24,608	20,441	17,855	17,242	13,764	10,762	9,557	11,758	9,931	9,643
Total Revenue	76,581	67,065	60,387	57,027	49,979	45,506	41,557	41,985	41,092	39,803
% of GDP	48.8%	44.5%	42.6%	43.1%	39.7%	38.4%	37.4%	40.1%	40.5%	40.2%
Total Expenses	65,084	60,910	53,057	55,224	47,653	44,213	40,128	40,280	39,044	37,940
% of GDP	41.5%	40.4%	37.4%	41.8%	37.9%	37.3%	36.1%	38.5%	38.5%	38.3%
Net surplus of TEIs	54	133	139	151	78	65	74	58	79	45
Minority interest	(78)	(41)	(45)	12	(13)	—	—	—	—	—
Operating Balance	11,473	6,247	7,424	1,966	2,391	1,358	1,503	1,763	2,127	1,908
% of GDP	7.3%	4.1%	5.2%	1.5%	1.9%	1.1%	1.4%	1.7%	2.1%	1.9%

OBERAC	8,648	8,873	6,629	5,580	2,751	2,115	884	246	2,191	1,904
% of GDP	5.5%	5.9%	4.7%	4.2%	2.2%	1.8%	0.8%	0.2%	2.2%	1.9%

Core Crown Revenue	59,170	52,065	46,932	43,624	39,907	38,005	34,891	34,899	34,222	33,533

Core Crown Expenses
Social security and welfare	15,598	14,682	14,252	13,907	13,485	13,207	12,883	12,889	12,497	11,865
GSF pension expenses	1,671	2,442	660	2,625	1,409	1,112	736	1,372	735	994
Health	9,547	8,813	8,111	7,501	7,032	6,660	6,146	5,875	5,361	5,029
Education	9,914	7,930	7,585	7,016	6,473	6,136	5,712	5,337	5,162	4,817
Core government services	2,169	2,217	1,741	1,780	1,540	1,798	1,642	1,634	1,508	1,606
Other	8,940	7,911	7,000	6,442	5,838	5,529	5,274	4,940	4,903	4,440
Finance costs	2,356	2,274	2,252	2,360	2,118	2,304	2,205	2,367	2,673	2,945
Net foreign exchange losses/
(gains)	(295)	(35)	7	118	75	(47)	(62)	(47)	13	12
Total Core Crown Expenses	49,900	46,234	41,608	41,749	37,970	36,699	34,536	34,367	32,852	31,708

Core Crown Cash Flows
Net cash flow from core operating and investing activity	2,985	3,104	520	1,217	(111)	(652)	1,597	864	(554)	5,151

Statement of Financial Position
Property, plant and equipment	79,441	67,494	57,940	52,667	50,536	45,954	43,609	42,102	40,877	40,841
Financial assets	56,446	45,308	35,531	30,338	24,408	21,848	19,921	19,659	17,547	14,101
Other assets	22,384	18,029	17,201	16,846	13,116	9,878	9,731	9,588	10,961	10,730
Total Assets	158,271	130,831	110,672	99,851	88,060	77,680	73,261	71,349	69,385	65,672

Total debt	39,427	36,864	36,825	38,285	36,564	34,760	34,759	35,833	38,125	36,999
% of GDP	25.1%	24.5%	26.0%	29.0%	29.1%	29.4%	31.3%	34.2%	37.6%	37.4%
Other liabilities	47,441	43,984	38,384	37,785	32,676	31,457	29,919	29,494	21,339	21,203
Total Liabilities	86,868	80,848	75,209	76,070	69,240	66,217	64,678	65,327	59,464	58,202
Net Worth	71,403	49,983	35,463	23,781	18,820	11,463	8,583	6,022	9,921	7,470
% of GDP	45.5%	33.2%	25.0%	18.0%	15.0%	9.7%	7.7%	5.8%	9.8%	7.5%

Net Core Crown Debt	7,745	10,771	15,204	17,577	19,250	19,971	21,396	21,701	24,069	25,324
% of GDP	4.9%	7.2%	10.7%	13.3%	15.3%	16.9%	19.3%	20.7%	23.7%	25.6%
Gross Sovereign-Issued Debt	35,461	35,045	35,527	36,086	36,202	36,761	36,041	36,712	37,892	35,972
% of GDP	22.6%	23.3%	25.0%	27.3%	28.8%	31.0%	32.4%	35.1%	37.3%	36.3%
GDP(1)	156,933	150,629	141,889	132,227	125,758	118,407	111,079	104,730	101,524	99,034

Transition to New Zealand Equivalents to International Financial Reporting Standards

This note outlines the process for adopting New Zealand equivalents to International Financial Reporting Standards (NZ IFRS) for the Government reporting entity.

The Accounting Standards Review Board announced in December 2002 that reporting entities must adopt NZ IFRS for periods beginning after 1 January 2007, with earlier adoption optional.  The Minister of Finance announced in 2003 that the Crown will first adopt NZ IFRS for its financial year beginning 1 July 2007.

Treasury is managing the adoption of NZ IFRS for the consolidated financial statements of the Government reporting entity. Individual entities included within the consolidated financial statements of the Government reporting entity are responsible for ensuring their own NZ IFRS preparedness.  Treasury provides guidance to these entities and facilitates implementation on common issues.

The NZ IFRS adoption timetable requires collecting comparative NZ IFRS financial information throughout 2006/07.  Forecasts in the 2007 Budget for 2007/08 and beyond will be prepared on an NZ IFRS basis as will interim financial statements prepared in the 2007/08 financial year. The first set of audited financial statements prepared under NZ IFRS will be for the year ending 30 June 2008.

Entities will start providing NZ IFRS information to Treasury from October 2006 onwards.  The initial streams of information will relate to the opening balance sheet only, subsequent information will capture monthly flows and, leading up to the 2007 Budget, forecast information on an NZ IFRS basis.

At this time, it is expected that impacts on reported results will arise from applying the insurance standard (NZ IFRS 4) to the ACC claims liability and recognition and measurement changes arising from the new financial instrument standards. These latter changes include recognising all financial derivatives in the financial statements and greater use of fair values.

Presentation changes are likely to include presenting the GSF liability net of related assets, as is required under NZ IAS 19. The components of financial income and financial expense will also be affected by NZ IFRS requirements, notably reporting of movements in derivatives and differing rules for disclosing foreign exchange gains/losses.

Draft NZ IFRS accounting policies for the Government reporting entity are available at www.treasury.govt.nz/nzifrs/.  Noticeable changes to existing policies include those for financial instruments, with all financial instruments being reported initially at fair value, and impairment for goodwill.

The potential areas of impact from adoption of NZ IFRS may change materially as implementation unfolds.

Report of the Auditor-General

To the Readers of the Financial Statements of the Government of New Zealand for the year ended 30 June 2006

I have audited the financial statements of the Government of New Zealand for the year ended 30 June 2006, using my staff, resources and appointed auditors and their staff.

Unqualified opinion

In our opinion the financial statements of the Government of New Zealand on pages 28 to 100:

•                  comply with generally accepted accounting practice in New Zealand; and

•                  fairly reflect:

•             the Government of New Zealand’s financial position as at 30 June 2006; and

•             the results of its operations and cash flows for the year ended on that date.

The audit was completed on 29 September 2006, and is the date at which our opinion is expressed.

The basis of the opinion is explained below.  In addition, we outline the responsibilities of the Government and the Auditor, and explain our independence.

Basis of opinion

We conducted our audit in accordance with the Auditing Standards published by the Auditor-General, which incorporate the Auditing Standards issued by the Institute of Chartered Accountants of New Zealand.

We planned and performed our audit to obtain all the information and explanations we considered necessary in order to obtain reasonable assurance that the financial statements did not have material misstatements, whether caused by fraud or error.

Material misstatements are differences or omissions of amounts and disclosures that would affect a reader’s overall understanding of the financial statements. If we had found material misstatements that were not corrected, we would have referred to them in the opinion.

The audit involved performing procedures to test the information presented in the financial statements. We assessed the results of those procedures in forming our opinion.

Audit procedures generally include:

•                  determining whether significant financial and management controls are working and can be relied on to produce complete and accurate data;

•                  verifying samples of transactions and account balances;

•                  performing analysis to identify anomalies in the reported data;

•                  reviewing significant estimates and judgements made;

•                  confirming year-end balances;

•                  determining whether accounting policies are appropriate and consistently applied; and

•                  determining whether all financial statement disclosures are adequate.

We did not examine every transaction, nor do we guarantee complete accuracy of the financial statements.

We evaluated the overall adequacy of the presentation of information in the financial statements. We obtained all the information and explanations we required to support our opinion above.

Responsibilities of the Government and the Auditor

The Treasury is responsible for preparing financial statements for the Government in accordance with generally accepted accounting practice in New Zealand. Those financial statements must fairly reflect the financial position of the Government as at 30 June 2006.  They must also fairly reflect the results of its operations and cash flows for the year ended on that date. The Minister of Finance is responsible for forming an opinion that those financial statements fairly reflect the financial position and operations of the Government for that year.  The responsibilities of the Treasury and the Minister of Finance arise from the Public Finance Act 1989.

We are responsible for expressing an independent opinion on the financial statements and reporting that opinion to you. This responsibility arises from section 15 of the Public Audit Act 2001 and section 30 of the Public Finance Act 1989.

Independence

The Auditor-General, as an Officer of Parliament, is constitutionally and operationally independent of the Government. Other than in exercising functions and powers under the Public Audit Act 2001 as the auditor of public entities, the Auditor-General has no relationship with or interest in the Government.

K B Brady
Controller and Auditor-General
Wellington
New Zealand

Financial Statements

Statement of Financial Performance
(for the year ended 30 June 2006)

Forecast				Actual
Original Budget(1)	Estimated Actual		Note	30 June 2006	30 June 2005
$m	$m			$m	$m

		Revenue
		Levied through the Crown’s Sovereign Power
48,102	49,607	Taxation revenue	1	51,973	46,624

3,206	3,128	Levies, fees, fines and penalties	1	3,411	3,115
51,308	52,735	Total Revenue Levied through the Crown’s Sovereign Power	1	55,384	49,739

		Earned through the Crown’s operations
11,850	12,585	Sales of goods and services	2	13,337	11,331

3,322	6,190	Investment income	3	5,828	3,814

2,290	2,577	Other revenue	4	2,032	2,181
17,462	21,352	Total Revenue Earned through the Crown’s Operations		21,197	17,326
68,770	74,087	Total Crown Revenue		76,581	67,065

		Expenses
		By Input Type
17,002	17,047	Subsidies and transfer payments	5	16,850	15,844

14,483	14,846	Personnel expenses	6	15,116	13,562

27,123	29,644	Operating expenses	7	29,277	25,314

271	7	Forecast for future new spending		—	—

2,792	2,792	Finance costs		2,652	2,760

—	(198)	Net foreign-exchange (gains)/losses		(411)	(17)

(24)	409	Movement in total GSF liability	16	279	1,410

597	1,187	Movement in total ACC liability	17	1,321	2,037
62,244	65,734	Total Crown Expenses		65,084	60,910

6,526	8,353	Revenue less Expenses		11,497	6,155

139	133	Net surplus of TEIs	13	54	133

6,665	8,486	Operating Balance (including minority interest)		11,551	6,288

—	—	Minority interest		(78)	(41)

6,665	8,486	Operating Balance		11,473	6,247

(1)  The original Budget is the forecast for the 2006 financial year, as presented in the 2005 Budget on 19 May 2005.

The accompanying notes and accounting policies are an integral part of these statements.

Analysis of Expenses of the Statement of Financial Performance
(for the year ended 30 June 2006)

Below is an analysis of total Crown expenses and core Crown expenses by functional classification. This information reconciles with the segment information within the Statement of Segments.

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

		Total Crown Expenses
		By Functional Classification
18,173	18,744	Social security and welfare	18,969	18,522
1,019	1,710	GSF pension expenses	1,671	2,442
9,330	9,284	Health	9,262	8,444
9,163	10,852	Education	10,430	8,619
2,009	2,011	Core government services	2,046	2,085
2,364	2,418	Law and order	2,420	2,131
1,290	1,317	Defence	1,339	1,229
6,520	6,201	Transport and communications	5,986	5,948
5,411	6,340	Economic and industrial services	6,334	4,859
1,236	1,190	Primary services	1,219	1,128
1,810	2,253	Heritage, culture and recreation	2,361	2,032
739	761	Housing and community development	758	697
117	52	Other	48	31
2,792	2,792	Finance costs	2,652	2,760
—	(198)	Net foreign-exchange (gains)/losses	(411)	(17)
271	7	Forecast for future new spending	—	—
62,244	65,734	Total Crown Expenses	65,084	60,910

		Core Crown Expenses
		By Functional Classification
15,611	15,702	Social security and welfare	15,598	14,682
1,019	1,710	GSF pension expenses	1,671	2,442
9,666	9,563	Health	9,547	8,813
8,681	10,039	Education	9,914	7,930
2,098	2,198	Core government services	2,169	2,217
2,177	2,233	Law and order	2,235	1,977
1,341	1,378	Defence	1,383	1,275
1,895	1,910	Transport and communications	1,818	1,635
1,679	1,725	Economic and industrial services	1,592	1,444
445	446	Primary services	467	394
786	1,162	Heritage, culture and recreation	1,194	991
214	214	Housing and community development	202	163
117	52	Other	49	32
2,245	2,156	Finance costs	2,356	2,274
—	(50)	Net foreign-exchange (gains)/losses	(295)	(35)
271	7	Forecast for future new spending	—	—
48,245	50,445	Total Core Crown Expenses	49,900	46,234

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Cash Flows
(for the year ended 30 June 2006)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

		Cash Flows from Operations
		Cash was provided from
48,106	49,460	Total tax receipts (refer Note 1)	49,706	46,867
2,995	3,136	Total other sovereign receipts (refer Note 1)	3,246	2,974
1,346	1,546	Interest	1,622	1,642
73	84	Dividends	117	66
12,118	12,884	Sales of goods and services	13,457	11,517
2,194	2,767	Other operating receipts	1,919	2,186
66,832	69,877	Total Cash Provided from Operations	70,067	65,252

		Cash was disbursed to
17,236	17,167	Subsidies and transfer payments	16,944	15,717
37,911	39,594	Personnel and operating payments	38,964	35,052
2,471	2,477	Finance costs	2,047	2,294
271	7	Forecast for future new spending	—	—
57,889	59,245	Total Cash Disbursed to Operations	57,955	53,063
8,943	10,632	Net Cash Flows from Operations	12,112	12,189

		Cash Flows From Investing Activities
		Cash was provided from
—	1,824	Sale of physical assets	1,865	316
—	1,824	Total Cash Provided from Investing Activities	1,865	316

		Cash was disbursed to
6,553	6,359	Purchase of physical assets	5,909	4,862
1,943	1,764	Net increase in advances	1,637	1,061
2,086	6,024	Net purchase of marketable securities, deposits and equity investments	5,859	6,677
100	—	Forecast for future new capital spending	—	—
10,682	14,147	Total Cash Disbursed to Investing Activities	13,405	12,600
(10,682)	(12,323)	Net Cash Flows from Investing Activities	(11,540)	(12,284)
(1,739)	(1,691)	Net Cash Flows from Operating and Investing Activities	572	(95)

		Cash Flows from Financing Activities
		Cash was provided from
—	211	Issues of circulating currency	165	188
1,518	(415)	Net issue of foreign-currency borrowing	(2,300)	1,913
1,518	(204)	Total Cash Provided from Financing Activities	(2,135)	2,101

		Cash was disbursed to
(497)	(1,483)	Net repayment/(issue) of other New Zealand-dollar borrowing	(1,856)	829
647	(17)	Net repayments of Government stock(1)	(151)	951

150	(1,500)	Total Cash Disbursed to Financing Activities	(2,007)	1,780

1,368	1,296	Net Cash Flows from Financing Activities	(128)	321
(371)	(395)	Net Movement in Cash	444	226
2,817	3,710	Opening Cash Balance	3,710	3,450
—	4	Foreign-exchange gains/(losses) on opening cash	14	34
2,446	3,319	Closing Cash Balance	4,168	3,710

(1)  Net (repayments)/issues of Government stock is after elimination of Government stock holdings of entities such as NZS Fund, GSF, ACC and EQC.  The bonds reconciliation reconciles core Crown activity to New Zealand Debt Management Office (NZDMO) bond issues (refer page 88).

The accompanying notes and accounting policies are an integral part of these statements.

Reconciliation of Net Cash Flows From Operations to Operating Balance
(for the year ended 30 June 2006)

Forecast			Actual
Original	Estimated		30 June	30 June
Budget	Actual		2006	2005
$m	$m		$m	$m

		Reconciliation Between the Net Cash Flows from Operations and the Operating Balance

8,943	10,632	Net Cash Flows from Operations	12,112	12,189
		Items included in the operating balance but not in net cash flows from operations

		Valuation Changes
24	(409)	(Increase)/decrease in pension liabilities	(279)	(1,410)
(597)	(1,187)	(Increase)/decrease in ACC liabilities	(1,321)	(2,037)
—	—	(Increase)/decrease NPF guarantee	(54)	(53)
—	—	Increase/(decrease) in commercial forests	15	(23)
—	42	Unrealised net foreign-exchange gains/(losses)	502	4
500	1,352	Other valuation changes	1,242	1,020
(73)	(202)	Total Valuation Changes	105	(2,499)

		Property, Plant and Equipment Asset Movements
(2,744)	(2,715)	Depreciation	(2,708)	(2,528)
—	630	Gains/(losses) on sale of physical assets	811	(2)
(2,744)	(2,085)	Total Property, Plant and Equipment Movements	(1,897)	(2,530)

		Other Non-Cash Items
(45)	(1,740)	Student loans	(1,671)	(188)
(94)	(89)	Amortisation of goodwill	(75)	(97)
606	1,256	Other	945	133
467	(573)	Total Other Non-Cash Items	(801)	(152)

		Movements in Working Capital
(82)	50	Increase/(decrease) in taxes receivable	3,225	(202)
149	(500)	Increase/(decrease) in other receivables	366	498
82	76	(Decrease)/increase in inventories	(39)	58
(77)	1,088	(Increase)/decrease in payables	(1,598)	(1,115)
72	714	Total Movements in Working Capital	1,954	(761)
6,665	8,486	Operating Balance	11,473	6,247

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Financial Position
(as at 30 June 2006)

Forecast				Actual
Original Budget	Estimated Actual		Note	30 June 2006	30 June 2005
$m	$m			$m	$m

		Assets
2,446	3,319	Cash and bank	8	4,168	3,710
32,730	42,016	Marketable securities, deposits & equity investments	8	43,520	33,062
10,453	8,930	Advances	9	8,758	8,536
10,205	10,433	Receivables	10	14,474	10,883
1,021	1,022	Inventories		907	946
234	267	Other investments	11	323	221
65,092	70,109	Property, plant and equipment	12	79,441	67,494
251	232	Commercial forests		575	232
4,657	5,150	Investment in TEIs	13	5,475	5,010
633	521	Intangible assets (including goodwill)	14	630	737
100	—	Forecast for new capital spending		—	—
127,822	141,999	Total Assets		158,271	130,831

		Liabilities
13,986	13,275	Payables and provisions	15	16,133	14,451
3,214	3,408	Currency issued		3,362	3,197
26,179	30,025	Borrowings - sovereign guaranteed		29,879	28,645
9,976	8,864	Borrowing - non-sovereign guaranteed		9,548	8,219
14,079	15,361	GSF Pension liability	16	15,231	14,952
11,751	12,581	ACC claims liability	17	12,715	11,384
79,185	83,514	Total Liabilities		86,868	80,848

48,637	58,485	Total Assets less Total Liabilities		71,403	49,983

		Net Worth
28,179	30,281	Taxpayer funds		33,477	21,780
20,458	27,989	Revaluation reserve	18	37,633	27,988
—	215	Minority interest		293	215
48,637	58,485	Net Worth		71,403	49,983

The accompanying notes and accounting policies are an integral part of these statements.

Analysis of Key Components of the Statement of Financial Position
(as at 30 June 2006)

Following is an analysis of the New Zealand Superannuation (NZS) Fund and Gross and Net Debt information.
The notes to the financial statements provide a breakdown of other key balance sheet items.

New Zealand Superannuation Fund (NZS Fund)

Within marketable securities, deposits and equity investments is the NZS Fund (except for cross holdings of investments with other parts of the Crown, for example the NZS Fund may hold NZ Government Stock).  The following information includes all investments and income, including cross-holdings of NZ Government Stock and accrued interest on such stock.

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

6,474	6,555	Opening balance	6,555	3,956
2,337	2,337	Gross contribution	2,337	2,107
467	1,123	Income after tax	969	492
9,278	10,015	NZS Fund Balance	9,861	6,555

Gross and Net Debt information

Definitions of debt:

Total Crown gross debt is the total borrowings (both sovereign guaranteed and non-sovereign guaranteed) of the total Crown.  This equates to the amount in the total Crown balance sheet and represents the complete picture of whole-of-Crown debt obligations to external parties (ie, after eliminations of internal cross-holdings).

The balance sheet splits total Crown debt into sovereign-guaranteed and non-sovereign-guaranteed debt.  This split reflects the fact that debt held by SOEs and Crown entities is not explicitly guaranteed by the Crown.  Any such debt that may be guaranteed is included in the sovereign-guaranteed total.  No debt of SOEs and Crown entities is currently guaranteed by the Crown.

Gross sovereign-issued debt is debt issued by the sovereign (ie, core Crown) and includes Government stock held by the NZS Fund, GSF, ACC or EQC for example.  In other words, the gross sovereign-issued debt does not eliminate any internal cross-holdings of entities listed above.  The Government’s debt objective uses this measure of debt.

Net core Crown debt is borrowings (financial liabilities) less cash and bank balances, marketable securities and deposits, and advances (financial assets).  Net core Crown debt excludes the assets of the NZS Fund and GSF.  It is a measure of the core Crown.

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

36,155	38,889	Total Crown Gross Debt	39,427	36,864

32,000	34,576	Core Crown sovereign guaranteed borrowings	34,477	33,777
1,284	1,376	Add back cross holdings of NZS Fund and GSF	984	1,268
33,284	35,952	Gross Sovereign-Issued Debt	35,461	35,045

34,564	39,556	Core Crown financial assets	40,599	33,078
11,537	12,620	Excluding NZS Fund and GSF financial assets	12,883	8,804
23,027	26,936	Financial assets excluding NZS Fund and GSF	27,716	24,274

33,284	35,952	Gross Sovereign-Issued Debt	35,461	35,045
23,027	26,936	Financial assets excluding NZS Fund and GSF	27,716	24,274
10,257	9,016	Net core Crown Debt	7,745	10,771

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Movements in Equity
(for the year ended 30 June 2006)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

41,972	49,983	Opening Net Worth	49,983	35,463

6,665	8,486	Operating balance (excl. minority interest)	11,473	6,247
—	—	Minority interest in operating balance	78	41
—	—	Increase in minority interest	—	35
—	16	Net revaluations	9,869	8,197

6,665	8,502	Total Recognised Revenues and Expenses	21,420	14,520

48,637	58,485	Closing Net Worth	71,403	49,983

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Borrowings
(as at 30 June 2006)

Forecast			Actual
Original	Estimated		30 June	30 June
Budget	Actual		2006	2005
$m	$m		$m	$m
		Total Sovereign-Guaranteed Debt
		Sovereign Guaranteed Debt
		New Zealand-Dollar Debt
14,858	16,814	Government stock	17,002	16,058
4,364	5,262	Treasury bills	4,860	5,245
1,427	(9,030)	Foreign-exchange contracts and loans	(11,247)	(6,123)
674	513	Retail stock	532	583
21,323	13,559	Total New Zealand-Dollar Debt	11,147	15,763

		Foreign-Currency Debt
84	8,808	United States dollars	14,430	7,906
382	508	Japanese yen	404	252
4,390	7,150	European and other currencies	3,898	4,724
4,856	16,466	Total Foreign-Currency Debt	18,732	12,882
26,179	30,025	Total Sovereign-Guaranteed Debt	29,879	28,645

		Non-Sovereign-Guaranteed Debt(1)
7,259	6,762	New Zealand dollars	7,198	5,601
2,221	1,962	United States dollars	1,794	1,541
—	—	Japanese yen	279	324
496	140	European and other currencies	277	753
9,976	8,864	Total Non-Sovereign Guaranteed Debt	9,548	8,219
36,155	38,889	Total Borrowings	39,427	36,864

		Less

		Financial Assets (including restricted assets)
		Marketable Securities, Deposits and Equity Investments
11,774	7,402	New Zealand dollars	8,003	6,487
3,633	11,019	United States dollars	11,080	9,733
417	1,037	Japanese yen	615	789
3,202	7,010	European and other currencies	7,970	4,455
662	281	Reserve position at International Monetary Fund (IMF)	458	702
2,698	3,160	New Zealand equity investments	2,721	2,385
10,344	12,107	Foreign equity investments	12,673	8,511
32,730	42,016	Total Marketable Securities, Deposits and Equity Investments	43,520	33,062

		Advances and Cash and Bank
7,195	5,472	Student loans	5,569	6,465
3,258	3,458	Other advances	3,189	2,071
2,446	3,319	Cash	4,168	3,710
12,899	12,249	Total Advances and Cash	12,926	12,246
45,629	54,265	Total Financial Assets	56,446	45,308
(9,474)	(15,376)	Borrowings less Financial Assets	(17,019)	(8,444)

1,252	(3,432)	Net New Zealand-dollar (assets)/debt	(5,569)	(13)
(10,726)	(11,944)	Net foreign-currency (assets)/debt	(11,450)	(8,431)
(9,474)	(15,376)	Borrowings less Financial Assets	(17,019)	(8,444)

(1) Non-sovereign guaranteed debt is a mixture of secured and non-secured debt.  Where debt is secured it is over assets of the particular entity or by way of a negative pledge that while any of the stock issued under the relevant deed remains outstanding the entity will not, subject to certain exceptions, create or permit to exist any charge or lien over any of their respective assets.

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Commitments
(as at 30 June 2006)

	As at 30 June 2006	As at 30 June 2005
	$m	$m

Capital Commitments
Specialist military equipment	535	825
Land and buildings (including electricity assets)	945	1,440
Other property, plant and equipment	2,530	2,432
Investments	818	69
TEIs	124	125
Total Capital Commitments	4,952	4,891

Operating Commitments
Non-cancellable accommodation leases	1,940	1,972
Other non-cancellable leases	2,466	2,606
Non-cancellable contracts for the supply of goods and services	1,908	1,721
Other operating commitments	6,462	4,054
TEIs	303	1,052
Total Operating Commitments	13,079	11,405

Total Commitments	18,031	16,296

Total Commitments by Institutional Segment
Core Crown	4,824	2,627
Crown entities	9,627	10,061
SOEs	3,580	3,608
Total Commitments	18,031	16,296

By Term

Capital Commitments
One year or less	3,140	3,251
From one year to two years	651	967
From two to five years	1,152	515
Over five years	9	158
Capital Commitments	4,952	4,891

Operating Commitments
One year or less	5,856	3,534
From one year to two years	2,348	2,577
From two to five years	2,861	3,320
Over five years	2,014	1,974
Operating Commitments	13,079	11,405
Total Commitments	18,031	16,296

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Contingent Liabilities and Contingent Assets
(as at 30 June 2006)

	As at 30 June 2006	As at 30 June 2005
	$m	$m

Guarantees and indemnities	405	149
Uncalled capital	2,592	2,233
Legal proceedings and disputes	1,032	586
Other contingent liabilities	2,073	1,502
Total Quantifiable Contingent Liabilities	6,102	4,470

Total Quantifiable Contingent Liabilities by Institutional Segment
Core Crown	5,921	4,330
Crown entities	63	36
SOEs	118	104
Total Quantifiable Contingent Liabilities	6,102	4,470

Quantifiable Contingent Assets
Total Crown	106	107
Total Quantifiable Contingent Assets	106	107

Note 21 contains a breakdown of the material contingent liabilities and a description of non-quantified contingent liabilities and contingent assets.

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Segments

Statement of Financial Performance (institutional form)
for the year ended 30 June 2006 (actual to forecast)

	Current Year Actual vs Forecast
	Core Crown		Crown entities
	Actual 2006	Estimated Actual	Actual 2006	Estimated Actual
	$m	$m	$m	$m
Revenue
Taxation revenue	52,444	50,102	—	—
Other sovereign-levied income	663	661	2,811	2,602
Sales of goods and services	884	846	1,865	1,700
Investment income	4,496	4,282	1,962	2,074
Other revenues	683	761	18,677	18,896
Total Revenue	59,170	56,652	25,315	25,272

Expenses by Input Type
Subsidies and transfer payments	15,243	15,348	1,708	1,699
Personnel expenses	5,656	5,536	7,591	7,483
Operating expenses	26,661	27,046	12,967	13,135
Finance costs	2,356	2,156	302	298
FX losses/(gains)	(295)	(50)	(113)	(99)
GSF and ACC liability revaluation movements	279	409	1,321	1,187
Total Expenses	49,900	50,445	23,776	23,703

Expenses by Functional Classification
Social security and welfare	15,598	15,702	3,740	3,623
Health	9,547	9,563	8,227	8,124
Education	9,914	10,039	6,539	6,654
Other functional classifications	12,780	13,028	5,081	5,103
Forecast for future new spending	—	7	—	—
Finance costs and FX losses/(gains)	2,061	2,106	189	199
Total expenses	49,900	50,445	23,776	23,703
Net surplus of TEIs	—	—	54	133
Minority interest	—	—	—	—
Operating balance	9,270	6,207	1,593	1,702

Statement of Financial Position (institutional form)
as at 30 June 2006 (actual to forecast)

	Core Crown		Crown entities
	Actual	Estimated	Actual	Estimated
	2006	Actual	2006	Actual
	$m	$m	$m	$m
Assets
Financial assets	40,599	39,556	17,554	16,990
Physical assets	25,223	22,876	37,987	33,265
Investment in SOEs & Crown entities (including TEIs)	24,169	24,311	5,475	5,150
Other assets	12,293	8,444	2,433	2,177
Total Assets	102,284	95,187	63,449	57,582
Liabilities
Borrowings	34,477	34,576	4,124	4,067
Other liabilities	27,730	26,084	17,503	16,693
Total Liabilities	62,207	60,660	21,627	20,760
Net Worth	40,077	34,527	41,822	36,822

Taxpayer funds	28,929	25,714	21,086	21,286
Revaluation reserves	11,148	8,813	20,736	15,536
Minority interest	—	—	—	—
Net Worth	40,077	34,527	41,822	36,822

Analysis of Financial Assets and Borrowings
Advances and cash	8,797	8,233	2,308	2,129
MSDs and equity investments	31,802	31,323	15,246	14,861
Total Financial Assets	40,599	39,556	17,554	16,990
Borrowings - sovereign guaranteed	34,477	34,576	—	—
Borrowings - non-sovereign guaranteed	—	—	4,124	4,067
Total Borrowings	34,477	34,576	4,124	4,067
Borrowings less Financial Assets	(6,122)	(4,980)	(13,430)	(12,923)

Net core Crown Debt	7,745	9,016

Gross Sovereign-Issued Debt	35,461	35,952

Net core Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.

Statement of Financial Performance (institutional form)
for the year ended 30 June 2006 (actual to forecast)

	Current Year Actual vs Forecast
	SOE’s		Inter-segment elimins		Total Crown
	Actual 2006	Estimated Actual	Actual 2006	Estimated Actual	Actual 2006	Estimated Actual
	$m	$m	$m	$m	$m	$m
Revenue
Taxation revenue	—	—	(471)	(495)	51,973	49,607
Other sovereign-levied income	—	—	(63)	(135)	3,411	3,128
Sales of goods and services	11,206	10,501	(618)	(462)	13,337	12,585
Investment income	1,008	1,008	(1,638)	(1,174)	5,828	6,190
Other revenues	537	965	(17,865)	(18,045)	2,032	2,577
Total Revenue	12,751	12,474	(20,655)	(20,311)	76,581	74,087

Expenses by Input Type
Subsidies and transfer payments	—	—	(101)	—	16,850	17,047
Personnel expenses	1,876	1,832	(7)	(5)	15,116	14,846
Operating expenses	8,558	8,601	(18,909)	(19,131)	29,277	29,651
Finance costs	443	472	(449)	(134)	2,652	2,792
FX losses/(gains)	(3)	(49)	—	—	(411)	(198)
GSF and ACC liability revaluation movements	—	—	—	—	1,600	1,596
Total Expenses	10,874	10,856	(19,466)	(19,270)	65,084	65,734

Expenses by Functional Classification
Social security and welfare	—	—	(369)	(581)	18,969	18,744
Health	—	—	(8,512)	(8,403)	9,262	9,284
Education	22	15	(6,045)	(5,856)	10,430	10,852
Other functional classifications	10,412	10,418	(4,091)	(4,296)	24,182	24,253
Forecast for future new spending	—	—	—	—	—	7
Finance costs and FX losses/(gains)	440	423	(449)	(134)	2,241	2,594
Total expenses	10,874	10,856	(19,466)	(19,270)	65,084	65,734
Net surplus of TEIs	—	—	—	—	54	133
Minority interest	(78)	—	—	—	(78)	—
Operating balance	1,799	1,618	(1,189)	(1,041)	11,473	8,486

Statement of Financial Position (institutional form)
as at 30 June 2006 (actual to forecast)

	SOE’s		Inter-segment elimins		Total Crown
	Actual	Estimated	Actual	Estimated	Actual	Estimated
	2006	Actual	2006	Actual	2006	Actual
	$m	$m	$m	$m	$m	$m
Assets
Financial assets	5,368	4,835	(7,075)	(7,116)	56,446	54,265
Physical assets	16,231	13,968	—	—	79,441	70,109
Investment in SOEs & Crown entities (including TEIs)	—	—	(24,169)	(24,311)	5,475	5,150
Other assets	2,421	2,441	(238)	(587)	16,909	12,475
Total Assets	24,020	21,244	(31,482)	(32,014)	158,271	141,999
Liabilities
Borrowings	7,901	7,362	(7,075)	(7,116)	39,427	38,889
Other liabilities	3,004	3,155	(796)	(1,307)	47,441	44,625
Total Liabilities	10,905	10,517	(7,871)	(8,423)	86,868	83,514
Net Worth	13,115	10,727	(23,611)	(23,591)	71,403	58,485

Taxpayer funds	7,073	6,872	(23,611)	(23,591)	33,477	30,281
Revaluation reserves	5,749	3,640	—	—	37,633	27,989
Minority interest	293	215	—	—	293	215
Net Worth	13,115	10,727	(23,611)	(23,591)	71,403	58,485

Analysis of Financial Assets and Borrowings
Advances and cash	4,148	4,310	(2,327)	(2,423)	12,926	12,249
MSDs and equity investments	1,220	525	(4,748)	(4,693)	43,520	42,016
Total Financial Assets	5,368	4,835	(7,075)	(7,116)	56,446	54,265
Borrowings - sovereign guaranteed	—	—	(4,598)	(4,551)	29,879	30,025
Borrowings - non-sovereign guaranteed	7,901	7,362	(2,477)	(2,565)	9,548	8,864
Total Borrowings	7,901	7,362	(7,075)	(7,116)	39,427	38,889
Borrowings less Financial Assets	2,533	2,527	—	—	(17,019)	(15,376)

Statement of Financial Performance (institutional form)
for the year ended 30 June 2006 (compared with actual 30 June 2005)

	Current Year Actual vs Prior Year Actual
	Core Crown		Crown entities
	Actual 2006	Actual 2005	Actual 2006	Actual 2005
	$m	$m	$m	$m
Revenue
Taxation revenue	52,444	47,118	—	—
Other sovereign levied-income	663	647	2,811	2,561
Sales of goods and services	884	790	1,865	1,706
Investment income	4,496	2,811	1,962	1,297
Other revenues	683	699	18,677	17,247
Total Revenue	59,170	52,065	25,315	22,811

Expenses by Input Type
Subsidies and transfer payments	15,243	14,295	1,708	1,549
Personnel expenses	5,656	4,738	7,591	7,075
Operating expenses	26,661	23,553	12,967	12,033
Finance costs	2,356	2,273	302	288
FX losses/(gains)	(295)	(35)	(113)	63
GSF and ACC liability revaluation movements	279	1,410	1,321	2,037
Total Expenses	49,900	46,234	23,776	23,045

Expenses by Functional Classification
Social security and welfare	15,598	14,682	3,740	4,274
Health	9,547	8,813	8,227	7,478
Education	9,914	7,930	6,539	6,161
Other functional classifications	12,780	12,570	5,081	4,781
Forecast for future new spending	—	—	—	—
Finance costs and FX losses/(gains)	2,061	2,239	189	351
Total expenses	49,900	46,234	23,776	23,045
Net surplus of TEIs	—	—	54	133
Minority interest	—	—	—	—
Operating balance	9,270	5,831	1,593	(101)

Statement of Financial Position (institutional form)
as at 30 June 2006 (compared with actual 30 June 2005)

	Core Crown		Crown entities
	Actual	Actual	Actual	Actual
	2006	2005	2006	2005
	$m	$m	$m	$m
Assets
Financial assets	40,599	33,078	17,554	15,637
Physical assets	25,223	21,987	37,987	32,252
Investment in SOEs & Crown entities (including TEIs)	24,169	23,823	5,475	5,010
Other assets	12,293	8,637	2,433	2,533
Total Assets	102,284	87,525	63,449	55,432
Liabilities
Borrowings	34,477	33,777	4,124	3,867
Other liabilities	27,730	25,442	17,503	16,745
Total Liabilities	62,207	59,219	21,627	20,612
Net Worth	40,077	28,306	41,822	34,820

Taxpayer funds	28,929	19,504	21,086	19,288
Revaluation reserves	11,148	8,802	20,736	15,532
Minority interest	—	—	—	—
Net Worth	40,077	28,306	41,822	34,820

Analysis of Financial Assets and Borrowings
Advances and cash	8,797	9,373	2,308	2,098
MSDs and equity investments	31,802	23,705	15,246	13,539
Total Financial Assets	40,599	33,078	17,554	15,637
Borrowings - Sovereign guaranteed	34,477	33,777	—	—
Borrowings - Non-sovereign guaranteed	—	—	4,124	3,867
Total Borrowings	34,477	33,777	4,124	3,867
Borrowings less Financial Assets	(6,122)	699	(13,430)	(11,770)

Net core Crown Debt	7,745	10,771

Gross Sovereign-Issued Debt	35,461	35,045

Net core Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.

Statement of Financial Performance (institutional form)
for the year ended 30 June 2006 (compared with actual 30 June 2005)

	Current Year Actual vs Prior Year Actual
	State-owned enterprises		Inter-segment elimins		Total Crown
	Actual 2006	Actual 2005	Actual 2006	Actual 2005	Actual 2006	Actual 2005
	$m	$m	$m	$m	$m	$m
Revenue
Taxation revenue	—	—	(471)	(494)	51,973	46,624
Other sovereign levied-income	—	—	(63)	(93)	3,411	3,115
Sales of goods and services	11,206	9,275	(618)	(440)	13,337	11,331
Investment income	1,008	332	(1,638)	(626)	5,828	3,814
Other revenues	537	658	(17,865)	(16,423)	2,032	2,181
Total Revenue	12,751	10,265	(20,655)	(18,076)	76,581	67,065

Expenses by Input Type
Subsidies and transfer payments	—	—	(101)	—	16,850	15,844
Personnel expenses	1,876	1,755	(7)	(6)	15,116	13,562
Operating expenses	8,558	7,180	(18,909)	(17,452)	29,277	25,314
Finance costs	443	376	(449)	(177)	2,652	2,760
FX losses/(gains)	(3)	(45)	—	—	(411)	(17)
GSF and ACC liability revaluation movements	—	—	—	—	1,600	3,447
Total Expenses	10,874	9,266	(19,466)	(17,635)	65,084	60,910

Expenses by Functional Classification
Social security and welfare	—	—	(369)	(434)	18,969	18,522
Health	—	—	(8,512)	(7,847)	9,262	8,444
Education	22	13	(6,045)	(5,485)	10,430	8,619
Other functional classifications	10,412	8,922	(4,091)	(3,691)	24,182	22,582
Forecast for future new spending	—	—	—	—	—	—
Finance costs and FX losses/(gains)	440	331	(449)	(178)	2,241	2,743
Total expenses	10,874	9,266	(19,466)	(17,635)	65,084	60,910
Net surplus of TEIs	—	—	—	—	54	133
Minority interest	(78)	(41)	—	—	(78)	(41)
Operating balance	1,799	958	(1,189)	(441)	11,473	6,247

Statement of Financial Position (institutional form)
as at 30 June 2006 (compared with actual 30 June 2005)

	State-owned enterprises		Inter-segment elimins		Total Crown
	Actual 2006	Actual 2005	Actual 2006	Actual 2005	Actual 2006	Actual 2005
	$m	$m	$m	$m	$m	$m
Assets
Financial assets	5,368	3,990	(7,075)	(7,397)	56,446	45,308
Physical assets	16,231	13,255	—	—	79,441	67,494
Investment in SOEs & Crown entities (including TEIs)	—	—	(24,169)	(23,823)	5,475	5,010
Other assets	2,421	2,431	(238)	(582)	16,909	13,019
Total Assets	24,020	19,676	(31,482)	(31,802)	158,271	130,831
Liabilities
Borrowings	7,901	6,617	(7,075)	(7,397)	39,427	36,864
Other liabilities	3,004	2,979	(796)	(1,182)	47,441	43,984
Total Liabilities	10,905	9,596	(7,871)	(8,579)	86,868	80,848
Net Worth	13,115	10,080	(23,611)	(23,223)	71,403	49,983

Taxpayer funds	7,073	6,211	(23,611)	(23,223)	33,477	21,780
Revaluation reserves	5,749	3,654	—	—	37,633	27,988
Minority interest	293	215	—	—	293	215
Net Worth	13,115	10,080	(23,611)	(23,223)	71,403	49,983

Analysis of Financial Assets and Borrowings
Advances and cash	4,148	2,902	(2,327)	(2,127)	12,926	12,246
MSDs and equity investments	1,220	1,088	(4,748)	(5,270)	43,520	33,062
Total Financial Assets	5,368	3,990	(7,075)	(7,397)	56,446	45,308
Borrowings - Sovereign guaranteed	—	—	(4,598)	(5,132)	29,879	28,645
Borrowings - Non-sovereign guaranteed	7,901	6,617	(2,477)	(2,265)	9,548	8,219
Total Borrowings	7,901	6,617	(7,075)	(7,397)	39,427	36,864
Borrowings less Financial Assets	2,533	2,627	—	—	(17,019)	(8,444)

Statement of Financial Performance (functional classification)

for the year ended 30 June 2006

	Actual 2006			Actual 2005
	Total revenue	Total expenses	Net segment	Total revenue	Total expenses	Net segment
	$m	$m	$m	$m	$m	$m
Total Crown by Functional Classification
Social security and welfare	4,655	18,969	(14,314)	3,448	18,522	(15,074)
GSF pension expenses	566	1,671	(1,105)	468	2,442	(1,974)
Health	313	9,262	(8,949)	213	8,444	(8,231)
Education	670	10,430	(9,760)	697	8,619	(7,922)
Core government services	72	2,046	(1,974)	448	2,085	(1,637)
Law and order	385	2,420	(2,035)	359	2,131	(1,772)
Defence	—	1,339	(1,339)	—	1,229	(1,229)
Transport and communications	5,164	5,986	(822)	4,979	5,948	(969)
Economic and industrial services	7,503	6,334	1,169	5,266	4,859	407
Primary services	700	1,219	(519)	729	1,128	(399)
Heritage, culture and recreation	1,352	2,361	(1,009)	1,165	2,032	(867)
Housing and community development	806	758	48	750	697	53
Other	—	48	(48)	—	31	(31)
Finance costs	1,819	2,652	(833)	1,318	2,760	(1,442)
Net foreign-exchange losses/(gains)	—	(411)	411	—	(17)	17
Unallocated revenues (tax revenue)	52,576	—	52,576	47,225	—	47,225
Net surplus of TEIs	—	—	54	—	—	133
Minority interest	—	—	(78)	—	—	(41)
Total Crown	76,581	65,084	11,473	67,065	60,910	6,247

Statement of Financial Position (functional classification)
as at 30 June 2006

	Actual 2006				Actual 2005
	Physical assets	Total assets	Total borrowings	Total liabilities	Physical assets	Total assets	Total borrowings	Total liabilities
	$m	$m	$m	$m	$m	$m	$m	$m
Total Crown by Functional Classification
Social security and welfare	488	20,593	756	15,323	435	19,877	658	14,267
GSF pension expenses	—	4,172	—	15,231	—	3,429	—	14,951
Health	3,836	6,137	650	2,400	3,249	5,120	531	2,214
Education	10,561	17,771	54	954	9,699	16,246	65	964
Core government services	2,211	32,139	29,787	38,905	2,240	21,047	28,648	36,382
Law and order	2,856	4,395	13	622	2,205	3,706	15	576
Defence	4,514	5,020	—	195	3,808	4,358	—	283
Transport and communications	21,649	27,313	4,554	6,918	17,392	21,877	2,734	5,049
Economic and industrial services	11,464	15,877	2,897	3,943	10,019	14,106	3,499	4,222
Primary services	1,610	2,424	203	439	1,258	2,070	224	483
Heritage, culture and recreation	6,740	7,943	117	1,262	5,564	6,594	52	761
Housing and community development	13,335	14,305	396	639	11,452	12,217	438	652
Other	177	182	—	37	173	184	—	44
Total Crown	79,441	158,271	39,427	86,868	67,494	130,831	36,864	80,848

Statement of Accounting Policies

Reporting Entity

The Financial Statements of the Government of New Zealand have been prepared in accordance with the requirements of the Public Finance Act 1989.

The Government reporting entity as specified in Part 3 of the Public Finance Act 1989 comprises:

• Ministers of the Crown	• Departments
• Reserve Bank of New Zealand	• Government Superannuation Fund
• Offices of Parliament	• New Zealand Superannuation Fund
• State-owned enterprises	• Air New Zealand Limited
• Crown entities

A more detailed listing of the components of the Government reporting entity is set out in the supplementary information on pages 102 and 103.

Accounting Policies

These financial statements comply with generally accepted accounting practice.  The measurement base applied is historical cost adjusted for revaluations of certain property, plant and equipment, state highways, commercial forests and marketable securities held for trading purposes.  The accrual basis of accounting has been used unless otherwise stated.

Reporting and forecast period

The reporting and forecast period for these financial statements is the year ended 30 June 2006.

The Budget forecast is the original forecast for the financial year, as presented in the 2005 Budget on 19 May 2005.  The estimated actual forecast, as presented in the 2006 Budget on 18 May 2006, has been prepared using actual data which was available at the time of the finalisation of the Budget forecasts (8 May 2006).

Basis of combination

Ministers of the Crown, departments, Offices of Parliament, the Reserve Bank of New Zealand, the GSF, the NZS Fund, SOEs (including Air New Zealand Limited) and Crown entities (excluding TEIs) are combined using the purchase method of combination.  Corresponding assets, liabilities, revenues and expenses are added together line by line.  Transactions and balances between these sub-entities are eliminated on combination.  Offices of Parliament have previously been excluded from the financial statements, however due to legislative changes they now form part of the Government reporting entity.

TEIs are equity accounted, which recognises these entities’ net assets, including asset revaluation movements and surpluses and deficits.

Note 13 outlines in more detail why there is a difference in the accounting treatment of TEIs from other Crown entities.

Revenue

Revenue levied through the Crown’s sovereign power

The Crown provides many services and benefits that do not give rise to revenue.  Further, payment of tax does not, of itself, entitle a taxpayer to an equivalent value of services or benefits, as there is no direct relationship between paying tax and receiving Crown services and transfers.

Such revenue is received through the exercise of the Crown’s sovereign power.  Where possible, revenue is recognised at the time the debt to the Crown arises.

Revenue type	Revenue recognition point
Source deductions	When an individual earns income that is subject to PAYE
Residents’ withholding tax(1)	When an individual is paid interest or dividends subject to deduction at source
Fringe benefit tax (FBT)	When benefits are provided that give rise to FBT
Provisional tax(2)	When taxable income is earned
Terminal tax(2)	Assessment filed date
Goods and services tax	When the liability to the Crown is incurred
Excise duty	When goods are subject to duty
Road user charges and motor vehicle fees	When payment for the fee or charge is made
Stamp, cheque and credit card duties	Assessment filed date
Other indirect taxes	When the debt to the Crown arises
Levies (eg, ACC levies)	When the obligation to pay the levy to the Crown is incurred

(1)    Corresponds to withholding taxes on residents’ interest and dividend income in Note 1 to the financial statements.

(2)    Provisional and terminal taxes are paid by “other persons” and companies (refer to Note 1 to the financial statements).

Revenue earned through operations

If revenue has been earned by the Crown in exchange for the provision of outputs (products or services) to third parties, the Crown receives its revenue through operations.  Such revenue is recognised when it is earned.

Investment income

Investment income is recognised in the period in which it is earned.

Premiums and discounts

Premiums arising on the issue of a debt instrument are treated as a reduction in the cost of borrowing.  Discounts arising on the purchase of a monetary asset are treated as an increase in investment income.

Premiums and discounts are recognised in the Statement of Financial Position on issue, and are amortised over the period of the instrument on a yield-to-maturity basis.

For floating rate debt instruments, the amortisation is over the first interest period.  Discounts on monetary assets deemed short-term securities are amortised on a straight-line basis.

The forward margin associated with forward foreign-exchange contracts is amortised over the period of the contract on a straight-line basis.

Gains

Realised gains arising from sales of assets or the early repurchase of liabilities are recognised in the Statement of Financial Performance in the period in which the transaction occurs.

Unrealised foreign-exchange gains on monetary assets and liabilities, and unrealised gains on marketable securities held for trading purposes and listed equity investments, are recognised in the Statement of Financial Performance.

Unrealised and realised gains related to hedging activity are recognised in the Statement of Financial Performance in the same period in which losses on the underlying hedged position are recognised.

Unrealised gains arising from changes in the value of property, plant and equipment (including state highways) are recognised as at balance date.  To the extent that a gain reverses a loss previously charged to the Statement of Financial Performance, the gain is credited to the Statement of Financial Performance.  Otherwise, gains are credited to an asset revaluation reserve for that class of asset.

Unrealised gains arising from changes in the value of commercial forests are credited to the Statement of Financial Performance.

Unrealised gains (excluding foreign-exchange gains) arising from changes in the value of investments and marketable securities held for investment and unlisted equity investments are recognised as at balance date only to the extent that they reverse a loss previously charged to the Statement of Financial Performance.  Gains effecting such a reversal are credited to the Statement of Financial Performance.

Expenses

General

Expenses are recognised in the period to which they relate.

Welfare benefits

Welfare benefits are recognised in the period when an application for a benefit has been received and the eligibility criteria met.

Grants and subsidies

Where grants and subsidies are discretionary until payment, the expense is recognised when the payment is made.  Otherwise, the expense is recognised when the specified criteria have been fulfilled and notice has been given to the Crown.

Discounts and premiums

Discounts arising on the issue of a debt instrument are treated as an increase in the cost of borrowing.  Premiums arising on the purchase of a monetary asset are treated as a reduction in investment income.

Discounts and premiums are recognised in the Statement of Financial Position on issue, and are amortised over the period of the instrument on a yield-to-maturity basis.

For floating rate debt instruments, the amortisation is over the first interest period.  Premiums on monetary assets deemed short-term securities are amortised on a straight-line basis.

The forward margin associated with forward foreign-exchange contracts is amortised over the period of the contract on a straight-line basis.

Losses

Realised losses arising from sales of assets or the early repurchase of liabilities are recognised in the Statement of Financial Performance in the period in which the transaction occurs.

Unrealised foreign-exchange losses on monetary assets and liabilities, and unrealised losses on marketable securities held for trading purposes and listed equity investments, are recognised in the Statement of Financial Performance.

Unrealised and realised losses related to hedging activity are recognised in the Statement of Financial Performance in the same period in which gains on the underlying hedged position are recognised.

Unrealised losses (excluding foreign-exchange losses) arising from changes in the value of property, plant and equipment (including state highways), and investments and marketable securities held for investment and unlisted equity investments are recognised at balance date.  Unrealised losses are first applied against any revaluation reserve for that class of asset.  The balance, if any, is charged to the Statement of Financial Performance.

Unrealised losses arising from changes in the value of commercial forests are charged to the Statement of Financial Performance.

Foreign-currency transactions

Short-term transactions covered by forward exchange contracts are translated into New Zealand dollars using the forward rates specified in those contracts.

Other transactions in foreign currencies are translated into New Zealand dollars using the exchange rate on the date of the transaction.  Exchange differences arising on settlement of these transactions are recognised in the Statement of Financial Performance.

Outstanding foreign-exchange contracts are translated at the closing exchange rate.  Exchange gains and losses are included in the Statement of Financial Performance in the period in which they arise.

Depreciation

Depreciation is charged on a straight-line basis at rates calculated to allocate the cost or valuation of an item of property, plant and equipment, less any estimated residual value, over its estimated useful life.  Typically, the estimated useful lives of different classes of property, plant and equipment are as follows:

Freehold buildings	25 to 60 years
Specialist military equipment	5 to 25 years
Other plant and equipment	3 to 25 years
State highways:
Pavement (surfacing)	7 years
Pavement (other)	36 years
Bridges	90 to 100 years
Aircraft (ex specialist military equipment)	10 to 20 years
Electricity distribution network	2 to 80 years
Electricity generation assets	25 to 55 years

Assets

Foreign monetary assets

Where short-term foreign monetary assets are subject to forward exchange contracts, they are translated into New Zealand dollars at the contract rate.  Otherwise, foreign monetary assets are translated at the closing exchange rate.

Exchange gains and losses are included in the Statement of Financial Performance in the period in which they arise.

Receivables and advances excluding student loans

Receivables and advances excluding student loans are recorded at the amounts expected to be ultimately collected in cash.

Student loans

Student loans are recognised initially at fair value plus transaction costs and subsequently measured at amortised cost using the effective interest rate method, less any impairment loss.  The effective interest rate discounts estimated future cash receipts through the expected life of the loan to the net carrying amount of the loan but does not consider future credit losses. Interest is recognised on the loan evenly in proportion to the amount outstanding over the period to repayment.

Allowances for estimated irrecoverable amounts are recognised when there is objective evidence that the loan is impaired. Impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the loan and that a ‘loss’ event (or events) has an impact on the estimated future cash flows of the student loan book value that can be reliably measured.

Interest and impairment losses are recognised in the Statement of Financial Performance.

Inventories

Inventories are recorded at the lower of cost and net realisable value.  Where inventories acquired are recorded at cost, the weighted average cost method is used.  Appropriate allowance has been made for obsolescence.

Investments

Marketable securities held for trading purposes

Marketable securities held for trading purposes are recorded at fair value.

Equity investments

Listed equity investments (other than those forming part of the reporting entity) are recorded at fair value.

Other equity investments (other than those forming part of the reporting entity) are recorded at lower of cost and fair value.

Other investments and marketable securities held for investment purposes

Other investments, including marketable securities held for investment purposes, are recorded at the lower of cost and fair value.

Investments held for hedging purposes are recorded on the same basis as the item being hedged.

Items of property, plant and equipment

Items of property, plant and equipment are initially recorded at cost.

Revaluations are carried out for most classes of property, plant and equipment to reflect the service potential or economic benefit obtained through control of the asset.  Revaluation is based on the fair value of the asset.  Where an asset is recorded using depreciated replacement cost, depreciated replacement cost is based on the estimated present cost of construction, reduced by factors for age and deterioration of the asset.

Classes of property, plant and equipment assets that are revalued, are revalued at least every five years.

Classes of property, plant and equipment assets that are revalued are regularly reviewed to ensure the carrying value is not materially different from fair value.

For each property, plant and equipment asset project, borrowing costs incurred during the period required to complete and prepare the asset for its intended use are expensed.

Land and buildings

Land and buildings are recorded at fair value less accumulated depreciation on buildings.  In cases where valuations conducted in accordance with the New Zealand Property Institute’s standards are not available, valuations conducted in accordance with the Rating Valuation Act 1998, which have been confirmed as appropriate by an independent valuer, have been used.

Specialist military equipment

Specialist military equipment is recorded at depreciated replacement cost (fair value) less accumulated depreciation.  Valuations have been obtained through specialist assessment by New Zealand Defence Force advisers, and the basis of these valuations have been confirmed as appropriate by an independent valuer.

State highways

State highways are recorded at depreciated replacement cost based on the estimated present cost of constructing the existing asset by the most appropriate method of construction.  Land associated with the state highways is valued using an opportunity cost based on adjacent use, as an approximation of fair value.

Aircraft (excluding specialist military equipment)

Aircraft (excluding SME) are recorded at fair value less any accumulated depreciation.

Electricity distribution network

Electricity distribution network assets are recorded at cost less accumulated depreciation.

Electricity generation assets

Electricity generation assets are recorded at fair value less any accumulated depreciation.

Other items of property, plant and equipment – at cost

Other property, plant and equipment, which include motor vehicles and office equipment, are recorded at cost less accumulated depreciation.

Other physical assets for which an objective estimate of market value is difficult to obtain

Such physical assets (national parks, for example) are recorded at fair value less any accumulated depreciation.

Commercial forests

Commercial forests are recorded at fair value less estimated point-of-sale costs.  This takes into account age, quality of timber and the forest management plan.

Goodwill and intangible assets

The excess of cost over the fair value of the net assets of entities acquired (subsidiaries) at the date of acquisition is recognised as goodwill.  The balance of goodwill is assessed annually for evidence of impairment in excess of annual amortisation.

Identifiable intangible assets which have been purchased are initially recorded at cost and thereafter either at cost less accumulated amortisation and any accumulated impairment losses or, where in the rare case where an active market exists, at a revalued amount being fair value at the date of the revaluation less any subsequent accumulated amortisation and any subsequent accumulated impairment losses.

Goodwill and identifiable intangible assets are amortised on a systematic basis to the Statement of Financial Performance over their period of expected benefit.  The maximum period of amortisation is 20 years.

Liabilities

Borrowings

In the Statement of Financial Position, borrowings (including currency swaps) are recorded at nominal value adjusted for the unamortised portion of the premium or discount on issue.

Foreign monetary liabilities

Where short-term foreign monetary liabilities are subject to forward exchange contracts, they are translated into New Zealand dollars at the contract rate.  Otherwise, foreign monetary liabilities are translated at the closing exchange rate.

Exchange gains and losses are recognised in the Statement of Financial Performance in the period in which they arise.

Pension liabilities

Pension liabilities in respect of the contributory service of superannuation scheme members are recorded at the latest actuarial value of the Crown’s liability for pension payments.  Movements of the liability are reflected in the Statement of Financial Performance.

ACC claims liabilities

The future cost of ACC claims liabilities is revalued annually based on the latest actuarial information.  Movements of the liability are reflected in the Statement of Financial Performance.

Currency issued

Currency issued represents a liability in favour of the holder.  Currency issued for circulation, including an amount to cover expected future redemption of demonetised currency, is recognised at face value.

Leases

Finance leases transfer to the Crown as lessee substantially all the risks and rewards incident on the ownership of a leased asset.  The obligations under such leases are capitalised at the present value of the minimum lease payments.  The capitalised values are amortised over the period in which the Crown expects to receive benefits from their use.

Operating leases, where the lessors substantially retain the risks and rewards of ownership, are recognised in a systematic manner over the term of the lease.

Leasehold improvements are capitalised and the cost is amortised over the unexpired period of the lease or the estimated useful life of the improvements, whichever is shorter.

Employee entitlements

Employee entitlements to salaries and wages, annual leave, long service leave, retiring leave and other similar benefits are recognised when they accrue to employees.  The liability for employee entitlements is carried as the present value of the estimated future cash outflows.

Other liabilities

All other liabilities are recorded at the estimated obligation to pay.

Commitments

Commitments are future expenses and liabilities to be incurred on contracts that have been entered into at balance date.  Commitments include those operating and capital commitments arising from non-cancellable contractual or statutory obligations.  Interest commitments on debts and commitments relating to employment contracts are not included in the Statement of Commitments.

Contingent liabilities and contingent assets

Contingent liabilities and contingent assets are recorded in the Statement of Contingent Liabilities and Contingent Assets at the point at which the contingency is evident.

Changes in Accounting Policies

In November 2005 the Government agreed (with effect from 1 April 2006) that interest will not be charged on student loans where certain criteria, largely related to being domiciled in New Zealand, are met.  To better reflect the value of student loans under this no-interest policy, the accounting policy for reporting loans has also been updated.  The accounting policy is to initially recognise student loans at their fair value and to subsequently report them at amortised cost.  This accounting policy is to apply from 2005/06 and is consistent with the ‘loans and receivables’ designation under International Accounting Standard 39 (IAS 39) for financial instruments.  The Crown will be adopting the New Zealand equivalent to IAS 39 for all financial instruments from 1 July 2007.

The key changes resulting from the no-interest student loan policy and adopting a new accounting policy are:

•	There is a one-off write-down of $1,415 million in 2005/06 of the existing loan book value to fair value(1)

•	The difference between the fair value of new loans and the amount lent is recognised as an expense in the year the loan is provided

•

The initial fair value write-down will be unwound (ie, recognised as income) over the maturity of the loans. The value will be adjusted for any impairment (eg, non repayments caused, for example by death or bankruptcy of the borrowers).

For an analysis of the annual movement in student loans refer to Note 9 in the notes to the financial statements.

There has been a change in the method for estimating provisional tax revenue.  Provisional tax revenue is now recognised in the period in which it is earned. Previously, the estimation was on the payment due date.  The new method will better align tax revenue estimation with the accounting policy for tax revenue at the time the debt to the Crown arises.  In doing so, the financial statements will have a more reliable estimate of tax receivables as at each balance date.

The transition to the new estimation method has resulted in a $1.8 billion increase in tax receivables in the Statement of Financial Position.  This increase reflects tax revenue earned in April, May and June 2006 but which was not due for payment until after June 2006.  In accordance with FRS-7, this change in estimate is also reflected as a one-off increase in tax revenue in the Statement of Financial Performance. In effect, tax revenue for this transition year captures more than just the normal 12 months of provisional tax revenue.

This change has no impact on taxpayers’ obligations or tax receipts; hence there are no cash flow impacts for the Crown.

There have been no other changes in accounting policies.  All other policies have been applied on a basis consistent with the previous year.

Comparatives

To ensure consistency with the current period, comparative figures have been restated where appropriate.

(1)	New data around the assumptions of overseas borrowers primarily educed the write down by $64 million from that calculated in November 2005

Notes to the Financial Statements

Note 1:  Tax and Levies Collected through the Crown’s Sovereign Power (Accrual)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

		Income Tax Revenue (accrual)

		Individuals
19,240	19,817	Source deductions	19,936	18,324
4,051	4,309	Other persons	4,940	4,103
(874)	(952)	Refunds	(953)	(876)
456	453	Fringe benefit tax	450	441
22,873	23,627	Total Individuals	24,373	21,992

		Corporate Tax
7,798	8,049	Gross companies tax	9,413	7,537
(162)	(206)	Refunds	(270)	(232)
793	1,003	Non-resident withholding tax	1,096	927
176	191	Foreign-source dividend withholding payments	160	188
8,605	9,037	Total Corporate Tax	10,399	8,420

		Other Income Tax
1,459	1,863	Resident withholding tax on interest income	1,879	1,501
63	65	Resident withholding tax on dividend income	74	59
2	2	Estate and gift duties	3	2
1,524	1,930	Total Other Income Tax	1,956	1,562
33,002	34,594	Total Direct Income Tax	36,728	31,974

		Goods and Services Tax
17,479	17,811	Gross goods and services tax	18,241	17,378
(7,115)	(7,448)	Refunds	(7,664)	(7,180)
10,364	10,363	Total Goods and Services Tax	10,577	10,198

		Other Indirect Taxation
902	897	Petroleum fuels excise	852	823
850	853	Tobacco excise	834	842
1,048	1,009	Customs duty	1,083	947
796	756	Road user charges	731	713
505	513	Alcohol excise	516	491
288	254	Gaming duties	275	281
219	221	Motor vehicle fees	221	217
72	64	Energy resources levies	73	73
56	83	Approved issuer levy and cheque duty	83	65
4,736	4,650	Total Other Indirect Taxation	4,668	4,452
15,100	15,013	Total Indirect Taxation	15,245	14,650
48,102	49,607	Total Tax Revenue Collected	51,973	46,624

		Other Sovereign Revenues (accrual)
2,097	2,151	ACC levies	2,326	2,119
242	250	Fire Service levies	254	249
82	82	EQC levies	82	80
785	645	Other	749	667
3,206	3,128	Total Other Sovereign Revenues	3,411	3,115
51,308	52,735	Total Sovereign Revenue	55,384	49,739

Note 1:  Tax and Levies Collected through the Crown’s Sovereign Power (Cash)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

		Income Tax Receipts (cash)

		Individuals
19,240	19,775	Source deductions	19,897	18,380
4,611	4,933	Other persons	4,883	4,640
(1,410)	(1,565)	Refunds	(1,503)	(1,365)
452	447	Fringe benefit tax	450	432
22,893	23,590	Total Individuals	23,727	22,087

		Corporate Tax
8,444	8,478	Gross companies tax	8,512	8,365
(812)	(753)	Refunds	(833)	(735)
779	996	Non-resident withholding tax	1,093	949
175	191	Foreign-source dividend withholding payments	157	185
8,586	8,912	Total Corporate Tax	8,929	8,764

		Other Income Tax
1,459	1,871	Resident withholding tax on interest income	1,862	1,498
63	65	Resident withholding tax on dividend income	74	60
2	2	Estate and gift duties	2	2
1,524	1,938	Total Other Income Tax	1,938	1,560
33,003	34,440	Total Direct Income Tax	34,594	32,411

		Goods and Services Tax
16,928	17,580	Gross goods and services tax	17,705	16,729
(6,563)	(7,229)	Refunds	(7,216)	(6,719)
10,365	10,351	Total Goods and Services Tax	10,489	10,010

		Other Indirect Taxation
902	897	Petroleum fuels excise	847	812
850	853	Tobacco excise	842	838
1,048	1,009	Customs duty	1,074	968
792	756	Road user charges	721	714
505	513	Alcohol excise	514	483
289	267	Gaming duties	273	287
224	226	Motor vehicle fees	199	205
72	67	Energy resources levies	73	73
56	81	Approved issuer levy and cheque duty	80	66
4,738	4,669	Total Other Indirect Taxation	4,623	4,446
15,103	15,020	Total Indirect Taxation	15,112	14,456
48,106	49,460	Total Tax Receipts Collected	49,706	46,867

		Other Sovereign Receipts (cash)
2,063	2,215	ACC levies	2,256	2,052
242	250	Fire Service levies	254	249
82	82	EQC levies	83	81
608	589	Other	653	592
2,995	3,136	Total Other Sovereign Receipts	3,246	2,974
51,101	52,596	Total Sovereign Receipts	52,952	49,841

Note 2:  Sale of Goods and Services

The Statement of Segments shows the sale of goods and services as a total for each area of the Crown (ie, total sales for core Crown, Crown entities and SOEs).  The total for Crown entities includes such items as lottery sales, housing rental and Crown research institutes (CRI) sales.  The total sales of SOEs (including Air NZ) represents the majority of their income from electricity generation and distribution services, postal services, advertising and air travel sales.

Note 3:  Investment Income

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

		Investment Income
580	1,445	NZS Fund Investment Income	1,139	646
1,446	1,919	Interest income	2,145	1,618
547	335	Student loans	344	498
69	65	Dividends	117	87
—	630	Gain on Sale of Southern Hydro	630	—
593	1,779	Gains/(losses) on marketable securities, deposits and equity investments	1,436	867
87	17	Other	17	98
3,322	6,190	Total Investment Income	5,828	3,814

		NOTE 4: Other Revenue

—	—	Unrealised (losses)/gains arising from changes in the value of commercial forests	15	(23)
84	88	GSF contributions	104	102
43	61	Petroleum royalties	61	51
30	27	Cost recovery income from fisheries	29	30
2,133	2,401	Other	1,823	2,021
2,290	2,577	Total Other Operational Revenue	2,032	2,181

		NOTE 5: Subsidies and Transfer Payments

		Social Assistance Grants
6,392	6,415	New Zealand Superannuation	6,414	6,083
1,501	1,493	Domestic purposes benefit	1,493	1,547
1,687	1,699	ACC payments	1,708	1,549
800	714	Unemployment benefit	712	831
1,088	1,074	Invalids benefit	1,073	1,026
1,312	1,355	Family support	1,285	846
803	843	Accommodation supplement	843	750
541	541	Sickness benefit	541	510
398	351	Student allowances	354	359
270	263	Disability allowances	261	267
1,728	1,803	Other social assistance grants	1,675	1,629
125	115	Subsidies	127	118
		Other Transfer Payments
320	346	Official development assistance	330	297
37	35	Other	34	32
17,002	17,047	Total Subsidies and Transfer Payments	16,850	15,844

Note 6:  Personnel Expenses

The Statement of Segments shows the personnel expenses as a total for each area of total Crown (ie, total personnel expenses for core Crown, Crown entities and SOEs).

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

1,043	1,301	GSF pension costs	1,392	1,032
123	129	Other pension expenses	206	108
13,317	13,416	Other personnel expenses	13,518	12,422
14,483	14,846	Total Personnel Expenses	15,116	13,562

Personnel expenses include salaries and allowances to Ministers of the Crown totalling $6.7 million (30 June 2005: $6 million).  In addition, Ministers are provided with ministerial accommodation in Wellington and receive allowances when travelling in New Zealand.

Note 7:  Operating Expenses

Operating expenses relate to those expenses incurred in the course of undertaking the functions and activities of entities included in the Government financial statements, excluding those expenses separately identified in the Statement of Financial Performance and other notes.   Items disclosed separately below are those required by Financial Reporting Standards.

Other operating costs is the large residual item.  Most of these costs represent payments made for services provided by third parties (roading maintenance for example) or for raw materials (fuel, medicines or inventory for example).  They also include other day-to-day operating costs.

		Depreciation Expenses
857	863	Buildings	880	793
111	109	Electricity distribution networks	109	106
212	204	Electricity generation assets	198	166
191	186	Specialist military equipment (SME)	187	189
265	228	State highways	252	225
187	198	Aircraft (excluding SME)	102	101
856	872	Other plant and equipment	905	850
65	55	Other assets	75	98
2,744	2,715	Total Depreciation Costs	2,708	2,528

		Other Operating Expenses
754	777	Rental and leasing costs	820	789
512	246	Change in provision for doubtful debts	429	984
63	59	Write-off of bad debts	81	93
94	89	Goodwill amortised	75	97
19	19	Audit fees	28	25
13	2	Fees paid to auditors for other services	4	5
—	—	Asset impairment losses	90	74
350	1,073	Grants paid	1,578	1,267
337	358	Lottery prize payments	398	350
—	—	Loss/(gain) on sale of assets	93	2
—	—	Net revaluation losses	(274)	53
—	1,479	Write down of existing student loans to fair value	1,415	—
—	300	Write down of new loans to fair value	328	—
22,237	22,527	Other operating costs	21,504	19,047
27,123	29,644	Total Operating Expenses (including depreciation)	29,277	25,314

Note 8:  Cash and Marketable Securities, Deposits and Equity Investments

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m
		By Category
2,446	3,319	Total Cash	4,168	3,710

19,026	26,468	Marketable securities and deposits (MSD)	27,668	21,464
13,042	15,267	Equity investments (eg, shares)	15,394	10,896
662	281	Reserve position at the IMF	458	702
32,730	42,016	Total MSDs and Equity Investments	43,520	33,062
35,176	45,335	Cash and MSDs and Equity Investments	47,688	36,772

		By Portfolio Management:
12,997	18,714	Reserve Bank and NZDMO managed funds	19,284	14,776
8,350	9,240	NZS Fund	8,555	5,571
3,187	3,370	Government Superannuation Fund	3,959	3,233
5,757	7,398	ACC portfolio	7,882	5,987
1,649	2,241	EQC portfolio	1,943	1,675
790	1,053	Other holdings	1,897	1,820
32,730	42,016	Total MSDs and Equity Investments	43,520	33,062

The asset values above are net of any cross-holdings.  For example, the asset portfolios of the NZS Fund, GSF, EQC and ACC currently all hold amounts of New Zealand Government stock.  For financial reporting purposes these amounts are eliminated within the combined financial statements.  The total portfolios, including cross-holdings of New Zealand Government stock, are shown below, along with commentary on the restricted nature of some of the assets (for example the GSF assets are only available for the payment of GSF benefits – because of the restricted nature of these assets they are excluded from the definition of net core Crown debt).

Nature of financial assets – some are restricted in their purpose

Within the financial assets above, several portfolios are restricted in their nature in that they are only available to meet very specified purposes and are not available (by statute or other reasons) for general use by the Crown.  It is for this reason that such assets are excluded from the definition of net core Crown debt – one of the Crown’s key fiscal policy indicators.

New Zealand Superannuation Fund

The assets of the NZS Fund is the Government’s means of building up assets to partially pre-fund future New Zealand superannuation expenses and may only be used for New Zealand Superannuation.  The assets in this fund total $10.2 billion as at 30 June 2006.  The Government’s contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure superannuation entitlements over the next 40 years can be met.

Government Superannuation Fund

The GSF Authority administers the portfolio of the GSF totalling $4.2 billion.  These assets result from contributions by beneficiaries built up through time and can only be applied to the ongoing payment of GSF benefits (as provided by the
GSF Act).  Also refer Note 16.

EQC – Natural Disaster Fund (NDF)

The EQC is New Zealand’s primary provider of seismic disaster insurance to residential property owners. The EQC administers the NDF, comprising capital and reserves. The EQC draws on the NDF money to pay out claims for damage caused by natural disasters.

ACC portfolio

ACC manages the ACC scheme.  At present there is a substantial outstanding claims liability associated with past claims of around $12.7 billion.  To manage the payment of these claims in the future, ACC is building up a matching portfolio of assets.  The target is to have the residual claims fully funded by 2014.  Also refer Note 17.

Individual Portfolio Information (including cross-holdings of New Zealand Government stock)

9,278	10,242	NZS Fund	9,726	6,555
3,587	3,744	GSF financial assets	4,166	3,521
8,314	8,798	ACC portfolio	9,080	8,123
4,837	5,273	EQC portfolio	5,232	4,557

Note 9:  Advances

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

7,195	5,472	Student loans (see analysis below)	5,569	6,465
2,615	2,871	Kiwibank mortgages	2,609	1,575
88	79	Residential care loans	71	77
48	57	Māori development rural lending	80	51
24	24	Forestry encouragement loans	24	25
6	6	Catchment authorities	5	6
477	421	Other	400	337
10,453	8,930	Total Advances	8,758	8,536

		Analysis of Student Loans
		Outstanding balance
8,178	8,189	Total loans outstanding (including interest)	8,370	7,499
(983)	(2,717)	Total provisions (capital and interest)	(2,801)	(1,034)
7,195	5,472	Total Student Loans	5,569	6,465

		Movement during the year
	6,465	Opening balance	6,465
	(1,479)	Initial fair value write down	(1,415)
	(18)	Other impairment	(13)
	1,042	Amount borrowed in current year	1,046
	(299)	Fair value write down on new borrowings	(328)
	(574)	Repayments made during the year	(550)
	335	Interest unwind	358
	—	Other movements	6
	5,472	Closing balance	5,569

		Movement during the year
6,594		Opening balance		5,995
1,040		Amount advanced in current year		971
547		Interest accrued on outstanding loan balances		498
(402)		Repayment of base capital		(313)
(253)		Repayment of accrued interest		(259)
(339)		Interest written off and movement in provision for interest write-offs and doubtful debts		(435)
8		Other movements		8
7,195		Closing Balance		6,465

Student Loans Book Value

Student loans are recognised initially at fair value plus transaction costs and subsequently measured at amortised cost using the effective interest rate method, less any impairment loss.

Fair value is the amount for which the loans could be exchanged between knowledgeable, willing parties in an arms length transaction. Fair value on initial recognition of student loans, is determined by projecting forward the repayments required under the scheme, to a willing buyer and discounting them back at an appropriate discount rate.

As student loans are subsequently measured at amortised cost, the model projects all future cash flows to the Crown associated with the loan and the effective interest rate is calculated at initial recognition. This rate is used to spread the Crown’s interest income across the life of the loan and determines the loan’s book value at each reporting date. If the timing of future receipts is revised, the book amount at reporting date is adjusted to reflect the revised estimated cash flows at the loans’ original effective interest rate. The adjustment is recognised as income or expense in the Statement of Financial Performance.

With the support of the Ministry of Education (MOE), Inland Revenue Department (IRD) and Ministry of Social Development (MSD) have adapted the Ministry of Education’s valuation model to reflect the recently introduced student loans no interest, amnesty and voluntary repayments legislation. The substantive information has remained consistent with previous years, incorporating educational, demographic, income and loan data. As such, the fair value is sensitive to changes on a number of underlying assumptions, including future income levels, repayment behaviour and macro economic factors such as inflation and the discount rate. The significant assumptions are as follows:

	30 June 2006	30 June 2005
Weighted average effective interest rate	6.63%	Not applicable

Interest rate applied to loans for overseas borrowers	6.9% (6.7% outyears )	7.0% (6.8% outyears )

Cost of administration as a % of the average outstanding loan balance	0.15%	0.20%

CPI	3.2%	2.8%

Future salary inflation	3.6%	3.4%

The data for student loans has been integrated from files provided by IRD, MSD and MoE. It consists of records of all borrowers from the start of student loans in 1992, the data from 1997 is limited with mainly IRD information available. The current data is up to 31 March 2003, and contains information on borrowings, repayments, income, educational factors, socio-economic factors amongst others and has been analysed and incorporated into the valuation model. Data to 31 March 2005 is now in the process of being analysed and will be available to be incorporated in the valuation model in 2006/07. Any revised future cash flows arsing from incorporating the updated data that impact the valuation will be recognised as they occur in 2006/07.

Given the lead time required between analysing the raw data and its availability for use in the valuation model, it is expected that there will always be a 15 month lag between the available data set and the valuation reported in the annual financial statements.

Student Loans Fair Value

Fair value is the amount for which the loan book could be exchanged between knowledgeable, willing parties in an arms length transaction as at 30 June 2006. The estimated fair value of the student loan debt at 30 June 2006 has been determined to be approximately $5,538 million ($5,994 million at 30 June 2005).

The fair value calculated is sensitive to underlying assumptions chosen. For example a 1% increase in the discount rate would decrease fair value by approximately $339 million, whereas a 1% decrease in the discount rate would increase fair value by approximately $391 million.

The 2006 Student Loan Annual Report contains more information on the student loan scheme.

Through the everyday operations of the student loan scheme the Crown is exposed to the risk that borrowers will default on their obligation to repay their loans or die before their loan is repaid, causing the scheme to incur a loss.

The student loan scheme policy does not require borrowers to provide any collateral or security to support advances made. As the total sum advanced is widely dispersed over a large number of borrowers, the scheme does not have any material individual concentrations of credit risk.

The credit risk is reduced by collection of repayments through the tax system.

Note 10:  Receivables

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

5,585	5,691	Taxes receivable	8,720	5,641
4,305	4,465	Accounts receivable	5,259	4,610
70	75	Receivable from the sale and purchase of Maui gas	74	121
245	202	Prepayments	421	511
10,205	10,433	Total Receivables	14,474	10,883

Included in taxes receivable at nominal value less provision for doubtful debts are general taxes receivable administered by the Inland Revenue Department. The gross book value of the debtors was $8,824 million, $899 million has been provided as a provision for doubtful debts.

Included in accounts receivables at gross value less provision for doubtful debts are debtor portfolios held by the Ministries of Social Development and Justice.  Due to the nature of these portfolios the collectability of outstanding amounts take place over a significant period of time.

The debtor portfolio held by the Ministry of Justice largely relates to outstanding court and enforcement fines and associated filing and enforcement fees.  The gross book value of the debtor portfolio was $547 million, $123 million has been provided as a provision for doubtful debts reflecting the nature of the collectability of the debtors.

The debtor portfolio held by the Ministry of Social Development  largely relates to benefit overpayments, advances on benefits and recoverable special needs grant.  The gross book value was $821 million, $408 million has been provided as a provision for doubtful debts reflecting the nature of the collectability of the debtors.

Work is currently underway to estimate the fair value of long term receivables held by the Ministry of Justice, Ministry of Social Development and Inland Revenue Department as part of the Government’s transition to NZ IFRS.

Note 11:  Other Investments

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

72	76	International Bank for Reconstruction and Development	86	74
78	81	Asian Development Bank	92	79
84	110	Other	145	68
234	267	Total Other Investments	323	221

Note 12:  Property, Plant and Equipment

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m
		By Type
		Gross Carrying Value
9,962	11,488	Land (valuation)	13,803	11,693
476	454	Properties intended for sale (lower of book value or NRV)	467	470
21,204	21,171	Buildings (valuation)	21,859	19,457
2,231	2,358	Electricity distribution network (cost)	2,311	2,123
7,032	7,155	Electricity generation assets (valuation)	8,536	7,260
2,880	2,138	Aircraft (ex SME) (valuation)	2,068	1,139
14,258	15,867	State highways (valuation)	17,948	14,909
3,710	3,511	Specialist Military Equipment (valuation)	3,422	3,032
9,813	9,150	Other plant and equipment (cost)	9,692	8,987
5,316	6,808	Other assets (valuation)	7,965	6,751
76,882	80,100	Total Gross Carrying Value	88,071	75,821

		Accumulated Depreciation
2,917	1,986	Buildings	1,307	1,324
313	297	Electricity distribution network	299	187
767	319	Electricity generation assets	111	169
371	198	Aircraft (ex SME)	—	—
499	453	State highways	—	—
838	800	Specialist military equipment	344	621
5,776	5,568	Other plant and equipment	6,008	5,595
309	370	Other assets	561	431
11,790	9,991	Total Accumulated Depreciation	8,630	8,327

		Net Carrying Value
9,962	11,488	Land (valuation)	13,803	11,693
476	454	Properties intended for sale (lower of book value or NRV)	467	470
18,287	19,185	Buildings (valuation)	20,552	18,133
1,918	2,061	Electricity distribution network (cost)	2,012	1,936
6,265	6,836	Electricity generation assets (valuation)	8,425	7,091
2,509	1,940	Aircraft (ex SME) (valuation)	2,068	1,139
13,759	15,414	State highways (valuation)	17,948	14,909
2,872	2,711	Specialist military equipment (valuation)	3,078	2,411
4,037	3,582	Other plant and equipment (cost)	3,684	3,392
5,007	6,438	Other assets (valuation)	7,404	6,320
65,092	70,109	Total Net Carrying Value	79,441	67,494

		By holding
64,751	69,087	Freehold assets	77,858	66,282
341	1,022	Leasehold assets	1,583	1,212
65,092	70,109	Total Net Carrying Value	79,441	67,494

State highways

State highways comprise the land, formation works, road structure, drainage works and traffic facilities of the roads, plus bridges, culverts, tunnels, stock and pedestrian underpasses, protection works and retaining structures.  The land, including that held for future highway development, was valued on a fair value basis while other elements of the state highways were valued on the basis of depreciated replacement cost.  After allowing for new works and depreciation during the year to 30 June 2006, the depreciated replacement cost is assessed at $17,948 million ($14,909 million as at 30 June 2005).

Replacement costs were determined by estimating the costs of new construction of the network by the most appropriate method of construction.  The methodology applied used information from the road assessment and maintenance management (RAMM) database and the bridge inventory held by Transit New Zealand.  This information was supplemented by local knowledge and expertise of the valuers: Opus International Consultants and land and property valuations supplied by DTZ New Zealand Limited.

Other assets

There are difficulties associated with obtaining an objective valuation for some of the Crown’s assets.  These are discussed below:

National Archives Holdings

Archives in the possession of Archives New Zealand have been valued and recorded at a best estimate of fair value as at 30 June 2006.  Determination of the fair value of $559 million at 30 June 2006 ($548 million as at 30 June 2005) was based on a valuation in December 2003 using a methodology that divided the collection into categories by format and age, to associate records that could be said to have a broad commonality of value.  Benchmark valuations were obtained from an independent valuer, Dunbar Sloane, through market assessments and from other collections of a similar nature to Government archives.  Accessions since the date of the valuation are valued on the basis of these benchmarks.  The value of the Treaty of Waitangi and other exceptional items were based on a valuation from an international auction house, Sotheby’s in December 2004 and from Dunbar Sloane in January 2005 respectively, through market assessments and from other collections of similar nature.

National library collections

The Heritage Collections are valued at fair value.  The valuation was performed by National Library staff at 30 June 2003, with the valuation methodology reviewed by an independent valuer.  The carrying value of $858 million as at 30 June 2006 ($855 million as at 30 June 2005) includes the value of purchases for the collections since the last revaluation and the value of material received through donation and legal deposit.  Section 11 of the National Library of New Zealand (Te Puna Mātauranga o Aotearoa) Act 2003 requires the Crown to own the collections of the Alexander Turnbull Library in perpetuity. The Heritage Collections are not depreciated.

The General and Schools Collections are recorded at net book value of $20 million as at 30 June 2006 ($20 million as at 30 June 2005).

National parks, forest parks, conservation areas and recreational facilities

The Conservation Estate was recorded at their valuation of $3,963 million as at 30 June 2006 ($2,971 million as at 30 June 2005).  The valuation of the Conservation Estate was based on rateable valuations prepared by Quotable Value New Zealand and was independently reviewed by valuersnet.nz.

The Department of Conservation recreational facilities were recorded at their fair valuation of $256 million as at 30 June 2006 ($257 million as at 30 June 2005).  The recreational facilities are subject to an asset management plan and are recorded in the Visitor Assets Management System (VAMS).

The fences that border Conservation Estate areas or form part of the recreational facilities have been fair valued and recorded at $75 million as at 30 June 2006 ($77 million as at 30 June 2005). Over the three years to 30 June 2006, 44 of the 49 Department’s Areas were sampled, valued by the Department of Conservation and confirmed by an independent valuer.  This was extrapolated to provide a national value.

The use and disposal of all the Crown land managed by the Department of Conservation is determined by legislation, in particular the Reserves Act 1977 and the National Parks Act 1980 and the Conservation Act 1987.

The Crown land managed by the Department is not subject to mortgages or other charges or treaty claims.  Specific areas may, however, be included in the Treaty settlements if the Crown decides to offer those areas to claimants.  Some areas may be subject to leases, licences or permits issued by the Department under concession provisions of the relevant legislation.

Parliamentary Library

The Parliamentary Library has been valued and recorded at $25 million ($27 million as at 30 June 2005).  The reference collection is valued at historical cost and the heritage collection at current market value on a three yearly basis by the Service’s Library staff in accordance to guidelines released by the Zealand Library Association and the National Library of New Zealand.

Crown Research Institutes “collection type” asset values

The Crown, when establishing Crown Research Institutes in 1992, transferred various national databases and reference collections to individual Institutes at nil value.  No reliable valuation is able to be obtained for these assets, and so they remain at nil value.  Many of the databases and collections were specifically identified by the Foundation for Research, Science and Technology as being of significant importance and as such have covenants attached to them restricting an Institute’s ability to deal with them.

Rail Assets

In 2004 the Crown purchased the national rail infrastructure and some related assets.  The purchase included the rail infrastructure for $1.  Effective 1 September 2004, the infrastructure assets were transferred from the Crown to ONTRACK at book value.  The Crown has committed funding to upgrade the national rail infrastructure and as at 30 June 2006 $119 million of this expenditure has been capitalised.

Note 13: Accounting Treatment of TEIs

Section 27 (2) of the Public Finance Act 1989 (the Act) requires the Crown to prepare financial statements in accordance with generally accepted accounting practice.  Section 27 (3) of the Act also requires the Crown to record its interest in entities such as Offices of Parliament and Crown entities within its financial statements.

The applicable financial reporting standards (FRSs) that determine the basis of combination of entities that make up the Government reporting entity are FRS 37: Consolidating Investments in Subsidiaries and FRS 38: Accounting for Investments in Associates.

FRS 37 provides the basis for establishing whether the Crown’s interest in an entity should be line-by-line combined.  The control test in FRS 37 requires consideration of both the Crown’s level of power and the benefit in relation to entities.

FRS 37 is not clear about how the definition of control in FRS 37 should be applied in some circumstances in the public sector, particularly where legislation provides certain public sector entities with some statutory autonomy and independence.  Treasury’s view is that line-by-line combination of such entities would provide a more conceptually complete and consistent picture of the Government’s financial activities and position.  However, given the lack of clarity in applying FRS 37, the 2006 Financial Statements of the Government equity account the TEIs as the Crown cannot unilaterally determine their operating and financing policies, but does have a number of powers in relation to these entities.

The following table shows the financial effect if the revenue, expenses, assets and liabilities of TEIs were line-by-line combined and contrasts this with the treatment in the financial statements of equity accounting TEIs’ net surpluses and net assets.  If TEIs were line-by-line combined there would be an increase in total revenues and expenses, total Crown debt and total assets and liabilities.  The operating balance and net worth are the same under both accounting treatments.

Note that the following table indicates the total revenues and expenses of TEIs in the second column.  However, the impact on the total Crown results from combining TEIs line by line would be to increase revenues and expenses, but only to the extent the TEI totals were not funded by the Crown (ie, by the amount in the third column).  The Statement of Financial Position would alter as indicated in the following table.

TEIs as at 30 June 2006	Equity accounting (current treatment) 2006	Impact on total Crown(2)	Equity accounting (current treatment) 2005	Impact on total Crown
$ millions

Operating Results				() = reduce item
Revenues	—	1,843	—	1,423
Expenses	—	1,789	—	1,290
Net surplus of TEIs	54	133	—
Operating Balance (no change)	54	54	133	133
Assets and Liabilities
Assets
Financial assets	—	867	—	914
Property, plant and	—	5,684	—	5,125
equipment		248		226
Other assets	5,475	(5,475)	5,010	(5,010)
Net investment in TEIs	5,475	1,325	5,010	1,255
Total assets
Liabilities
Gross debt		226		331
Other liabilities		1,099		924
Total Liabilities		1,325		1,255
Net Worth (no change)	5,475	—	5,010	—

(2)   This is the impact on the total Crown results if a full line by line combination approach was adopted.

Note 14: Intangible Assets (including goodwill)

Goodwill and intangible assets as at 30 June 2006 total $630 million ($737 million as at 30 June 2005).  Intangible assets (including goodwill) comprise:

	30 June 2006	30 June 2005
	$m	$m
Intangible assets	228	279
Goodwill	402	458
Total Intangible Assets	630	737

Goodwill is primarily made up of:

•             remaining goodwill on acquisition of Air New Zealand of $258 million ($305 million as at 30 June 2005).  It is amortised over a 10-year period.  This results in an expense of $47 million per year.

•             goodwill on acquisitions by SOEs.

The following table reconciles the movement in goodwill during the year.

Description ($million)	30 June 2006	30 June 2005

Opening balance
Gross goodwill	717	709
Accumulated amortisation	(259)	(162)
Net opening balance	458	547

Goodwill acquired during the period	19	8
Goodwill amortised during the period	(75)	(97)

Closing balance
Gross goodwill	748	717
Accumulated amortisation	(346)	(259)
Net closing balance	402	458

Note 15: Payables and Provisions

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

8,957	7,131	Accounts payable and accruals	8,899	8,593
2,326	2,742	Taxes repayable	3,570	2,778
541	488	Provisions	477	466
—	582	Provision for Kyoto Protocol	656	310
891	944	National Provident Fund guarantee	998	944
1,271	1,388	Provision for employee entitlements	1,533	1,360
13,986	13,275	Total Payables and Provisions	16,133	14,451

The Crown guarantees the payment of benefits by the Board of Trustees of the National Provident Fund.  The annual report of these schemes as at 31 March 2006, prepared in June 2006, has indicated the DBP Annuitants Scheme, which contains pensioners only, has a deficit of $998 million, a increase of $54 million from 30 June 2005.

541	466	Analysis of Provisions	466	485
100	157	Opening balance	469	310
(99)	(123)	Additional provisions made in the year	(360)	(243)
(1)	(12)	Provisions used in period	(98)	(86)
541	488	Reversal of previous provision	477	466
		Closing Balance

		Analysis of Provision for Kyoto Protocol Obligation
—	310	Opening balance	310	—
—	272	Additional provisions made in the year	346	310
—	582	Closing Balance	656	310

Provision for New Zealand’s obligation under the Kyoto Protocol

	Actual 30 June 2006	Actual 30 June 2005
	Emission Units(3) million tonnes (Mt)	Emission Units million tonnes (Mt)
Kyoto Target (Assigned Amount Units)	307.6	307.6
Less AAUs allocated to emission reducing projects	7.5	7.5
Total commitment target	300.1	300.1
Projected emission units
Agriculture	198.7	202.0
Energy (including transport) and industrial processes	193.0	194.4
Waste	6.5	5.3
Solvent and other product use	0.3	0.0
Total projected emission units	398.5	401.7
Less net removals via forests	57.2	70.9
Add statistical adjustment	0.0	5.5
Net projected emission units	341.3	336.3
Deficit in units	41.2	36.2

	$ million	$million
Deficit in $ millions	656	310

New Zealand ratified the Kyoto Protocol in December 2002.  This international agreement commits New Zealand to reducing its average net emissions of greenhouse gases over 2008-2012 (the first commitment period of the Kyoto Protocol or CP1) to 1990 levels or to take responsibility for the difference. New Zealand can meet its commitment through emissions reductions and use of the Kyoto Protocol flexibility mechanisms such as Joint Implementation, the Clean Development Mechanism, and offsetting increased emissions against carbon removed by forests.

The estimate of New Zealand’s net obligation at 30 June 2006 $NZ656 million (2005: $NZ310 million).  This obligation is based on a deficit of 41.2 Mt of emission units measured using an exchange rate of $US0.6063 = $NZ1 (based on 30 June 2006 exchange rate) and a carbon price of $US9.65 per unit.  (30 June 2005 $US0.7010 = $NZ1, and carbon price $US6 per unit).  In December 2005, the quantum of the deficit was adjusted upwards from 36.2 Mt to 64.0 Mt.  This reflected the Government’s decision not to proceed with the carbon tax and also a reassessment of likely levels of deforestation in the first Kyoto commitment period.  The subsequent change to 41.2 Mt from the figure of 64.0 Mt reflects the re-estimation of likely levels of emissions as discussed above.

Provisions by their nature are more uncertain than most other items in the statement of financial position.  Fluctuations in the value of the estimate may occur through changes in the assumptions underlying the quantum, through movements in the price of carbon and the exchange rate of the United States dollar.

(3)          One emission unit is equivalent to one tonne of greenhouse gas emissions converted to carbon dioxide equivalents by the global warming potential.

The quantum of the deficit has been compiled from agricultural, forest sink and deforestation projections provided by the Ministry of Agriculture and Forestry, energy (including transport) and industrial processes projections from the Ministry of Economic Development and waste projections from the Ministry for the Environment. The estimate includes the effects of refinements in modelling processes and updated assumptions on variables such as economic growth, population growth and oil prices as at May 2006.  The projections use the latest information from the national inventory of greenhouse gas emissions and removals submitted to the United Nations Framework Convention on Climate Change Secretariat on 13 April 2006.  The net removals via forests is reported after deducting 21 Mt for estimated deforestation.  This estimate assumes policy interventions to operationalise the Government’s policy to cap its liability at this amount.  In the absence of policy interventions, and assuming current market conditions prevail, a deforestation intentions survey conducted in 2005 indicated likely deforestation of 38.5 Mt, which would result in an increase in the provision of $279 million.

AEA Technology, an independent UK based firm, has assessed the reasonableness of the assumptions and methodologies underpinning the projections in 2005. The review team’s key finding was that “the methodologies employed to project emissions and sinks across the different sectors [are] generally sound and reasonable in their approach”.  This report was finalised in October 2005.

The carbon price has been determined by the Treasury based on a consultant’s report. The Allen Consulting Group has reviewed this work.

No liability or contingent liability for periods beyond 2012 has been recognised, as New Zealand currently has no specific obligations beyond the First Commitment Period. The architecture of any obligations in future periods has yet to be negotiated.

Note 16: Government Superannuation Fund (GSF) Liability

The GSF liabilities have been calculated by the Government Actuary as at 30 June 2006. The liabilities arise from closed schemes for past and present public sector employees (set out in the GSF Act 1956). A Projected Aggregate Funding Method, based on balance–date membership data, is used for the valuation. This method requires the benefits payable from the GSF in respect of past service to be estimated and then discounted back to the valuation date.

The GSF net unfunded liability included as at 30 June 2006 was $11,438 million. This was an increase of $7 million compared with 30 June 2005.

The 2006 movement in the net unfunded liability of $7 million reflects an increase in the gross liability of $279 million and an increase in net assets of $272 million.

The main drivers of the movement in the net unfunded liability are changes to the economic assumptions since 30 June 2005 and actual GSF experience to 30 June 2006.

The changes in underlying assumptions accounts for $359 million of the movement. The significant change in valuation assumptions was an increase in the Consumer Price Index, of 2.25% (2.0% as at 30 June 2005). The other principal long–term financial assumptions used in the calculation remained unchanged, which were an average after–tax discount rate of 3.8% and an annual salary increases rate, before any promotional effects, of 3.0%. The remainder of the change is due to actual fund experience.

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

		GSF Liability and Asset Information
		Gross GSF Liability

14,103	14,952	Opening gross liability	14,952	13,542
(24)	409	Net projected change	279	1,410
14,079	15,361	Closing Gross Liability	15,231	14,952

		Less Net Assets Available to the GSF Scheme
3,510	3,521	Opening asset value	3,521	3,375
		Net projected change:
—	455	- Investment valuation changes	368	279
77	(208)	- Contributions and other income less membership payments	(96)	(133)
77	247	Total projected change	272	146
3,587	3,768	Closing Net Asset Values	3,793	3,521

		Net Unfunded Liability of the GSF Schemes
10,593	11,431	Opening unfunded liability	11,431	10,167
(101)	162	Net projected change	7	1,264
10,492	11,593	Net Unfunded Liability	11,438	11,431

Reconciliation of the movement in Unfunded Liability between years

Opening balance	11,431	10,167

Expected service cost	221	208
Expected interest cost	622	548
Change in underlying valuation assumptions	359	1,240
Experience gains and asset gains	(197)	(110)
Expected return on assets	(207)	(199)
Change in data	(152)	227
Expected contributions	(639)	(650)

Closing Balance	11,438	11,431

	30 June 2006	30 June 2005
	$m	$m

Liabilities to Pensioners
Pensioners	9,054	8,700
Deferred pensioners	943	871

Liabilities to Contributors
General Government Superannuation Fund members	4,051	3,897
Police	635	897
Armed Forces	389	428
Judges	58	59
Prison Services	41	41
Islands	45	43
Members of Parliament	15	16

Total Liabilities in respect of Past Services	15,231	14,952

Less Assets available to schemes	3,793	3,521

Total Net Pension Liabilities	11,438	11,431

Note 17: ACC Claims Liability

Claims Obligation

The ACC claims liability is the amount of funds required to be invested now, so that together with the future investment earnings on those funds ACC has enough funding to meet the estimated future payment obligations on its current claims.

Liability Calculation

PricewaterhouseCoopers Actuarial Pty Limited have prepared the independent actuarial estimate of the ACC claims liability as at 30 June 2006. This estimate includes the expected future payments relating to accidents that occurred prior to balance date (whether or not the associated claims have been reported to, or accepted by, ACC) and also the expected administrative expenses of managing these claims.

The estimate of the claims liability as at 30 June 2006 was $12,715 million. This is an increase of $1,331 million compared with 30 June 2005. The primary drivers of the increase were changes in economic assumptions (mainly an increase in future inflation has increased the liability, which is partially offset by an increase in the discount rate applied from 5.75% at 30 June 2005 to 5.83% at 30 June 2006), revisions to the claim handling expense provision, claim experience and modelling movements.

Valuation Movement Due to Experience and Assumption Changes

If the assumptions underlying the 30 June 2005 valuation were used, the estimated 30 June 2006 valuation would be $12,009 million. The actual valuation for 30 June 2006 was $12,715 million. The difference in the two numbers was $706 million. This is shown in the following table:

	As at 30 June 2006	As at 30 June 2005	Change 2006
	$m	$m	$m

30 June 2005 liability	11,384	11,384	—
30 June 2006 liability	12,715	12,009	(706)

Change in Liability	1,331	625	(706)

Change
2006
$m
Reconciliation of the 30 June 2006 gross liability valuation:

Changes in economic assumptions	119
Claim experience and modelling	587

706

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

		ACC Liability and Asset Information
		Gross ACC Liability
11,154	11,384	Opening gross liability	11,384	9,347
597	1,187	ACC claims liability movement	1,321	2,037
—	10	Transfer from other insurers	10	—
11,751	12,581	Closing Gross Liability	12,715	11,384

		Less Net Assets Available to ACC
6,902	7,217	Opening net asset value	7,217	5,969
823	1,596	Net change	1,663	1,248
7,725	8,813	Closing Net Asset Values	8,880	7,217

		Net ACC Reserves (net liability)
(4,252)	(4,167)	Opening reserves position	(4,167)	(3,378)
226	399	Net change	332	(789)
(4,026)	(3,768)	Closing Reserves Position (net liability)	(3,835)	(4,167)

ACC Reserves by Account
Residual Claims Account	(1,882)	(1,588)
Motor Vehicle Account	(1,660)	(1,810)
Non-Earners’ Account	(1,309)	(1,278)
Medical Misadventure Account	(352)	(332)
Earners’ Account	532	433
Self-Employed Work Account	76	—
Employers’ Account	757	408
Account Reserves	(3,838)	(4,167)
Subsidiaries and revaluation reserves	3	—
Total Closing Reserves	(3,835)	(4,167)

The ACC reserves disclosed above represent the net assets and liabilities for each of the various accounts operated by ACC. Details on how the unfunded liability of each account will be managed in the future are contained in the 2006 ACC Annual Report (broadly the policy is to fully fund the major accounts by 2014).

Note 18: Revaluation Reserves

Forecast			Actual
Original Budget	Estimated Actual		30 June 2006	30 June 2005
$m	$m		$m	$m

20,458	27,988	Opening Balance	27,988	19,838
		Net Revaluations
—	32	Land and buildings	2,386	3,368
—	—	State highways	2,559	1,417
—	—	TEIs	1,800	341
—	—	Electricity generation assets	1,419	1,986
—	(16)	Other assets	1,705	1,085
—	16	Total Net Revaluations	9,869	8,197
—	(15)	Transfers to taxpayer funds	(224)	(47)
20,458	27,989	Closing Asset Revaluation Reserve	37,633	27,988

		Asset Revaluation Reserve (by component total)
12,893	16,211	Land and buildings	18,356	16,194
1,309	2,695	Electricity generation assets	4,495	2,695
3,266	4,683	State Highways	7,242	4,683
974	1,315	TEIs	3,020	1,315
2,016	3,085	Other assets	4,520	3,101
20,458	27,989	Closing Asset Revaluation Reserve	37,633	27,988

Note 19: Foreign Currencies

All monetary amounts in these financial statements are expressed in New Zealand dollars. The New Zealand dollar closing rates for major currencies were:

	30 June 2006	30 June 2005
United States dollar	0.60630	0.70100
Japanese yen	69.68000	77.2650
British pound	0.33075	0.38760
Euro	0.47695	0.57950

Note 20: Risk Management

The Crown is subject to a number of financial risks which arise as a result of its debt portfolios, investment funds and transactions with foreign suppliers that are undertaken by the entities that make up the Government reporting entity.

Individual entities that form the Government reporting entity are responsible for ensuring appropriate risk management strategies and policies are in place within any mandate provided by legislation (eg, the Public Finance Act has requirements on borrowing, investing and financial powers applying to departments). Information and risk disclosures for individual entities are disclosed in the relevant entity’s annual report. Key risk management strategies across the Crown include:

Core Crown

The core Crown is risk averse and seeks to minimise net finance costs associated with its debt and maximise returns on its specific investment funds. Key strategies of material entities forming the core Crown segment include:

•                  New Zealand Debt Management Office (NZDMO) is responsible for the efficient management of Crown debt and associated assets. NZDMO’s strategic objective is to maximise the long–term economic return on the Crown’s financial assets and debt in the context of the Government’s fiscal strategy, particularly its aversion to risk.

•                  The Crown has a foreign–reserve policy that requires the Reserve Bank to manage sufficient levels of foreign currency reserves to intervene in New Zealand’s currency markets.

•                  The Government Superannuation Fund and New Zealand Superannuation Fund are required to invest assets on a prudent commercial basis. In doing so they manage and administer the assets in a manner consistent with best practice portfolio management and maximising return without undue risk to the respective Fund as a whole.

SOEs and Crown entities

•                  The State–Owned Enterprises Act 1986 requires SOEs to operate commercially. With the varying nature of the activities of SOEs, each individual entity has its own risk management strategies (eg, the electricity industry is exposed to electricity spot rate movements).

•                  As with SOEs, individual Crown entities are responsible for ensuring that they have risk management strategies appropriate to their operations. For example, ACC and the EQC will have specific policies in relation to the investment portfolios they manage.

Detailed risk management policy disclosure of Government reporting entities can be found in an individual entity’s Annual Report.

Credit risk

Credit risk refers to the risk of a loss due to the non–performance by counterparties to discharge an obligation.

Financial instruments which subject the Crown to credit risk include bank balances, receivables, advances, investments, interest rate options, forward rate agreements, foreign exchange forward contracts, foreign exchange swaps, interest rate swaps and foreign currency options.

The entities within the Crown reporting entity manage their exposure to credit risk by:

•             maintaining credit exposure only with highly rated institutions, for which the probability of default is low. The creditworthiness of counterparties is continuously monitored

•             ensuring diversification of credit exposure by limiting the exposure to any one financial institution

•             in some instances requiring a form of collateral from certain counterparties.

In addition the Crown is exposed to risk in relation to its holding of equity investments held largely by NZSF, GSF, ACC and EQC.

Concentration risk of credit exposure

As at 30 June 2006 the concentrations of credit exposure by industry type were as follows:

	30 June 2006	30 June 2005
	$m	$m
Sovereign issuers (excluding New Zealand sovereign-guaranteed)	5,762	4,447
Supranational financial institutions	1,337	1,147
Foreign banks	11,838	5,302
Other	28,751	25,876
Total Credit Exposure	47,688	36,772

As at 30 June 2006 the concentrations of credit exposure by geographical area were as follows:

	30 June 2006	30 June 2005
	$m	$m
USA	14,411	8,050
Europe	11,612	11,341
Japan	1,722	1,068
Australia	2,363	1,463
New Zealand	12,894	10,985
Supranational	1,810	1,147
Other	2,876	2,718
Total Credit Exposure	47,688	36,772

As at 30 June 2006 the concentrations of credit exposure by credit rating using the lower rating of Standard & Poor’s or Moody’s were as follows:

		30 June 2006	% of 2006 credit exposure	30 June 2005	% of 2005 credit exposure
		$m		$m
	AAA	16,681	35.0%	12,071	32.8%
	AA	11,165	23.4%	10,094	27.5%
	A	2,085	4.4%	1,963	5.3%
IMF reserve position		341	0.7%	609	1.7%
Non-rated and other(4)		17,416	36.5%	12,035	32.7%
Total Credit Exposure		47,688	100%	36,772	100%

Interest rate risk

Interest rate risk refers to the risk of loss due to adverse movement in interest rates. In general interest rate risk is managed strategically by issuing a mix of fixed and floating rate debt, including interest rate swaps. Derivative transactions outstanding as at 30 June 2006 are disclosed on page 74.

Foreign exchange risk

Foreign exchange risk refers to the risk of loss due to adverse movements in foreign exchange rates. The range of instruments currently being used to minimise the Crown’s exposure to foreign exchange risk includes currency and interest rate swaps, foreign–exchange contracts and futures contracts. The foreign exchange risk associated with the core Crown’s borrowing is effectively neutralised by the Crown holding a commensurate amount of foreign currency assets. ACC, EQC, GSF and NZSF are exposed to foreign exchange risk through their foreign currency–denominated investments. The extent to which the foreign exchange exposure is hedged depends on the best practice and prudent policies adopted by each entity.

Refinancing/repricing risk

Refinancing/repricing risk refers to the risk that maturing debt is refinanced, maturing assets are reinvested or instruments repriced are at an unacceptable yield.

(4)          The non-rated and other credit rating amount largely relate to equity investments held by the NZS Fund, GSF, ACC and EQC.

As at 30 June 2006 assets and liabilities will mature or reprice within the following periods:

	Effective interest rate(5)	Total 30 June 2006	0-12 months	1-2 years	2-5 years	5-10 years	>10 years
	%	$m	$m	$m	$m	$m	$m
Domestic Assets
Cash and deposits		3,770	3,770
Marketable securities	5.8-8.2	2,036	(1,393)	184	1,797	1,437	11
Others	5.3	2,851	2,020	520	33	35	243
Foreign Assets
Cash and deposits		1,243	1,243
Marketable securities	2.4-4.3	24,604	21,192	693	718	1,500	501
Others		13,184	13,180				4
Total Assets		47,688	40,012	1,397	2,548	2,972	759
Domestic Liabilities
Government stock	6.3	17,002	2,611		4,878	7,882	1,631
Treasury bills	6.9	4,860	4,860
Retail stock	6.0	532	471	40	21
Other	5-8	(4,049)	(3,749)	2,791	(670)	(1,338)	(1,083)
Foreign Liabilities
Foreign currency debt	6-7.6	21,082	17,402	855	835	1,418	572
Total Liabilities		39,427	21,595	3,686	5,064	7,962	1,120

As at 30 June 2005 assets and liabilities will mature or reprice within the following periods:

	Effective interest rate	Total 30 June 2005	0-12 months	1-2 years	2-5 years	5-10 years	>10 years
	%	$m	$m	$m	$m	$m	$m
Domestic Assets
Cash and deposits		3,505	3,505
Marketable securities	6.1-8.4	5,872	1,070	328	2,001	2,467	6
Others		2,386	1,625	574	29	31	127
Foreign Assets
Cash and deposits		775	775
Marketable securities	2-3.1	15,541	10,706	1,056	1,485	1,570	724
Others		8,693	8,686	2			5
Total Assets		36,772	26,367	1,960	3,515	4,068	862
Domestic Liabilities
Government stock	6.3	16,058	2,343	2,668	3,742	6,506	799
Treasury bills	6.5	5,245	5,245
Retail stock	5.7	582	476	68	38
Other	6.1-8.4	(521)	(1,550)	218	859	1	(49)
Foreign Liabilities
Foreign currency debt	5.3	15,500	9,866	1,589	1,875	1,295	875
Total Liabilities		36,864	16,380	4,543	6,514	7,802	1,625

(5)	Where ranges of effective interest rates are provided above these are based on the weighted average rates provided by reporting entities.

Liquidity risk

Liquidity risk refers to the loss due to the lack of liquidity preventing quick or cost–effective liquidation of products, positions or portfolios.

Liquidity risk is managed on an individual entity basis, which generally requires entities to hold assets of appropriate quantity and quality to meet all their obligations as they fall due.

Derivatives

The Crown’s involvement in derivatives comprises currency and interest rate swaps, foreign exchange and futures contracts, foreign exchange and interest rate options outstanding.

	30 June 2006 Book value	30 June 2006 Fair value	30 June 2006 Notional value
	$m	$m	$m
Foreign exchange contracts	104	253	21,118
Foreign exchange options	(537)	(520)	11,568
Currency swaps in gain position	257	285	3,668
Currency swaps in loss position	(793)	(813)	(1,078)
Net currency swaps	(536)	(528)	2,590
Interest rate options	1	1	125
Interest rate swaps in gain position	149	269	14,177
Interest rate swaps in loss position	(48)	(148)	3,635
Net interest rate swaps	101	121	17,812
Futures in gain position	43	85	635
Futures in loss position	(11)	(15)	365
Net futures	32	70	1,000
Net Derivative Instruments	(835)	(603)	54,213

	30 June 2005 Book value	30 June 2005 Fair value	30 June 2005 Notional value
	$m	$m	$m
Foreign exchange contracts	123	378	22,249
Foreign exchange options	1	1	53
Currency swaps in gain position	427	491	5,007
Currency swaps in loss position	(277)	(327)	332
Net currency swaps	150	164	5,339
Interest rate options	13	11	155
Interest rate swaps in gain position	162	372	9,160
Interest rate swaps in loss position	(41)	(175)	3,229
Net interest rate swaps	121	197	12,389
Futures in gain position	74	125	1,024
Futures in loss position	(50)	(53)	(571)
Net futures	24	72	453
Net Derivative Instruments	432	823	40,638

Fair value of financial instruments

As at 30 June 2006 the fair values of assets and liabilities were as follows:

	30 June 2006 Book value	30 June 2006 Fair value	30 June 2005 Book value	30 June 2005 Fair value
	$m	$m	$m	$m
Domestic Assets
Cash and deposits	3,770	3,770	3,505	3,505
Marketable securities	2,036	1,598	5,872	5,076
Others	2,851	3,422	2,386	3,278
Foreign Assets
Cash and deposits	1,243	1,243	775	775
Marketable securities	24,604	24,603	15,541	15,447
Others	13,184	13,184	8,693	8,693
Total Assets	47,688	47,820	36,772	36,774
Domestic Liabilities
Government stock	17,002	17,546	16,058	16,892
Treasury bills	4,860	4,859	5,245	5,247
Retail stock	532	530	583	582
Other	(4,049)	(4,346)	(522)	(1,263)
Foreign Liabilities
Foreign currency debt	21,082	21,218	15,500	15,452
Total Liabilities	39,427	39,807	36,864	36,910

Refer to note 9 (student loans) and note 10 (accounts receivable) for discussion on carrying amounts compared to estimated fair values.

Note 21: Contingent Liabilities and Contingent Assets

	30 June 2006	30 June 2005
	$m	$m
Guarantees and indemnities	405	149
Uncalled capital	2,592	2,233
Legal proceedings and disputes	1,032	586
Other contingent liabilities	2,073	1,502
Total Quantifiable Contingent Liabilities	6,102	4,470
Total Quantifiable Contingent Assets	106	107

Only contingent liabilities involving amounts of over $10 million are separately disclosed. Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total. Comparatives have been adjusted where appropriate to align with the disclosure of new “material” contingent liabilities. The total amount of prior years’ contingent liabilities remains unchanged.

Contingent liabilities are costs that the Crown will have to face if a particular event occurs. Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital. The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation. In general, if a contingent liability were realised it would reduce the operating balance and net worth, and increase Crown debt. However, in the case of contingencies for uncalled capital, the negative impact would be restricted to Crown debt.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is an estimation of the possible amount of any award against the Crown. It does not represent either an admission that the claim is valid or an estimation of the amount of any award against the Crown.

Contingent assets are potential assets dependent on a particular event occurring. As at 30 June 2006, the Crown had quantifiable contingent assets totalling $106 million ($107 million at 30 June 2005). $93 million ($101 million at 30 June 2005) relates to suspensory loans issued by the Ministry of Education to integrated schools.

Guarantees and indemnities

Guarantees and indemnities are disclosed in accordance with FRS 15 Provisions, Contingent Liabilities and Contingent Assets. In addition, guarantees given under Section 65ZD of the Public Finance Act 1989 are disclosed in accordance with Section 27(f) of the same act.

Cook Islands – Asian Development Bank (ADB) loans

Before 1992, the New Zealand Government guaranteed the Cook Islands’ borrowing from the ADB. These guarantees have first call on New Zealand’s Official Development Assistance.

$17 million at 30 June 2006 ($16 million at 30 June 2005).

Indemnification of receivers and managers – Terralink Limited

The Crown has issued a Deed of Receivership indemnity to the appointed receivers of Terralink Limited against claims arising from the conduct of the receivership.

$10 million at 30 June 2006 ($10 million at 30 June 2005).

Indemnification of touring exhibitions

The Crown has a contingent liability for damages and losses under the scheme for indemnifying touring exhibitions.

$250 million at 30 June 2006 (nil at 30 June 2005).

Ministry of Justice – Treaty settlements, tax liabilities

Under Deeds of Settlement completed in the Treaty settlement process the Crown has indemnified the appropriate governance entity against any goods and services tax or income tax liability arising from the payment of tangible redress.

$87 million at 30 June 2006 ($76 million at 30 June 2005).

Ministry of Transport – funding guarantee

The Minister of Finance has issued a guarantee of $10 million to the Transport Accident Investigation Commission.  The guarantee allows the Commission to assure payment to suppliers of specialist salvage equipment in the event of the Commission initiating an urgent investigation of any future significant transport accident.

$10 million at 30 June 2006 ($10 million at 30 June 2005).

Post Office Bank (PostBank) – guaranteed deposits

In the sale of PostBank to ANZ Banking Group Limited (ANZ), the Crown agreed to continue its guarantee, under the Post Office Bank Act 1987, of certain PostBank deposits lodged with the Bank before 1 July 1988.  ANZ agreed to indemnify the Crown for the cost of any liability that may arise from the Crown guarantee.  The amount guaranteed reduces as deposits mature.

$11 million at 30 June 2006 ($11 million at 30 June 2005).

Guarantees and indemnities of SOEs and Crown entities

$19 million at 30 June 2006 ($16 million at 30 June 2005).

Other Guarantees and indemnities

$1 million at 30 June 2006 ($10 million at 30 June 2005).

Uncalled capital

The Crown’s uncalled capital subscriptions are as follows:

	Uncalled capital at 30 June 2006	Uncalled capital at 30 June 2005
	$m	$m
Asian Development Bank	1,223	1,050
European Bank for Reconstruction and Development	15	12
International Bank for Reconstruction and Development	1,354	1,171

Legal proceedings and disputes

The amounts under quantifiable contingent liabilities for legal proceedings and disputes are shown exclusive of any interest and costs that may be claimed if these cases were decided against the Crown.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Health – legal claims

Claims against the Crown in respect of people allegedly contracting hepatitis C through contaminated blood and blood products.

$90 million at 30 June 2006 ($88 million at 30 June 2005).

Tax in dispute

Represents the outstanding debt of those tax assessments raised, against which an objection has been lodged and legal action is proceeding.

$784 million at 30 June 2006 ($345 million at 30 June 2005).

Other legal claims against SOEs and Crown entities

$25 million at 30 June 2006 ($20 million at 30 June 2005).

Other legal claims

$133 million at 30 June 2006 ($133 million at 30 June 2005).

Other quantifiable contingent liabilities

International finance organisations

The Crown has lodged promissory notes with the following international finance organisation:

	30 June 2006	30 June 2005
	$m	$m
IMF	1,806	1,286

Payment of the notes depends upon the operation of the rules of the organisation.

Reserve Bank – demonetised currency

The Crown has a contingent liability for the face value of the demonetised $1 and $2 notes issued which have yet to be repatriated.

$37 million at 30 June 2006 ($24 million at 30 June 2005).

Social Development – claim for judicial review

A claim for judicial review of the Crown’s interpretation and application of Special Benefit direction.  The claim seeks representation order for all applicants for the Special Benefit from December 2000 to date.

$67 million at 30 June 2006 ($56 million at 30 June 2005).

Transpower New Zealand Limited  – other quantifiable contingent liabilities

In the current self-regulating environment, Transpower operates its revenue setting methodology with an Economic Value (EV) framework that analyses economic gains and losses between those attributable to shareholders and those attributable to customers.  The balance of the accumulated gain (loss) from monopoly activities attributable to customers (the EV balance) may be passed on to customers over time.  Any such transfer would occur after consideration by Directors of the balance of this account and its likely future movement in order to preserve stability and predictability of prices.

$99 million at 30 June 2006 ($87 million at 30 June 2005).

Other quantified contingent liabilities of SOEs and Crown entities

$38 million at 30 June 2006 ($16 million at 30 June 2005).

Other quantifiable contingent liabilities

$26 million at 30 June 2006 ($33 million at 30 June 2005).

Unquantifiable Contingent Liabilities

This part of the Statement provides details of those contingent liabilities of the Crown which cannot be quantified.

Guarantees and indemnities

Asure New Zealand Limited

The Crown has indemnified the directors of Asure New Zealand Limited in the event that they incur any personal liability for redundancies arising from any agreement by international trading partners that allows post-mortem meat inspection by parties other than the Ministry of Agriculture and Forestry, or its sub-contractor.

At Work Insurance Limited

The Crown has indemnified the liquidators of At Work Insurance Limited (Deloitte Touche Tohmatsu) against various employment-related claims.

Auckland Rail Lease

The Crown has indemnified Toll NZ Limited against any losses arising from breaches of the Sale and Purchase Agreement with the Crown relating to the purchase of the Auckland rail lease and infrastructure assets.

Bona Vacantia property

P&O NZ Ltd sought a declaratory judgement that property disclaimed by a liquidator is bona vacantia.   A settlement has been reached, which includes a Crown indemnity in favour of New Zealand Aluminium Smelters and Comalco in relation to aluminium dross disposed of in their landfill, for costs that may be incurred in removing the dross and disposing of it at another site if they are required to do so by an appropriate authority.  The Minister of Finance signed the indemnity on 24 November 2003.  In February 2004, a similar indemnity was signed in respect of aluminium dross currently stored at another site in Invercargill.

Building Industry Authority

The Building Industry Authority (BIA) is a joint defendant in a number of claims before the courts and the Weathertight Homes Resolution Service relating to the BIA’s previous role as regulator of the building industry. The BIA has been disestablished and absorbed into the Department of Building & Housing and, to prevent conflicts of interest, Treasury was given responsibility for managing weathertight claims against the BIA on behalf of the Crown from 1 July 2005.

Crown research institutes (CRIs)

The Crown has indemnified the CRIs for any costs arising from certain third-party claims that are the result of acts or omissions prior to the transfer date, for costs of complying with statutes, ordinances and bylaws which relate to or affect certain buildings, and (subject to certain limitations) for the costs of obtaining title to land.

District Court Judges, Justices of the Peace, Coroners and Disputes Tribunal

Section 119 of the District Courts Act 1947 indemnifies District Court Judges acting in their civil jurisdiction.  Section 196A of the Summary Proceedings Act 1957 also indemnifies District Court Judges for any liabilities arising as a result of an act done by a Judge in excess of, or without, jurisdiction.

Section 35 of the Coroners Act 1988 confers on Coroners acting within the Coroner Act 1988 the same privileges and immunities as District Court Judges under the Summary Proceedings Act 1957.

Under section 197 of the Summary Proceedings Act 1957, Justices of the Peace are similarly covered as long as a High Court Judge certifies that they have acted in good faith and ought to be indemnified.

Section 58 of the Disputes Tribunal Act 1988 confers on Disputes Tribunal referees acting within the Disputes Tribunal Act 1988 the same protection as Justices of the Peace under the Summary Proceedings Act 1957.

District health boards – director indemnity – (DHBs)

The Crown has provided transitional indemnities to directors and officers of some DHBs, for liabilities arising from inherited assets and business practices under the Building Act 1991 and the Health and Safety in Employment Act 1992.

Earthquake Commission (EQC)

The Crown is liable to meet any deficiency in the EQC’s assets in meeting the Commission’s financial liabilities (section 16 of the Earthquake Commission Act 1993).

Electricity Corporation of New Zealand Limited (ECNZ)

The ECNZ Sale and Purchase Agreement provides for compensation to ECNZ for any tax, levy, or royalty imposed on ECNZ for the use of water or geothermal energy for plants in existence or under construction at the date of the Sale and Purchase Agreement.  The Agreement also provides for compensation for any net costs to ECNZ arising from resumption of assets pursuant to the Treaty of Waitangi (State Enterprises) Act 1988.

The Deed of Assumption and Release between ECNZ, Contact Energy Limited and the Crown provides that the Crown is now longer liable to ECNZ in respect of those assets transferred to it from ECNZ.  As a result of the split of ECNZ in 1999, Ministers have transferred the benefits of the Deed to ECNZ’s successors – Meridian Energy Limited, Mighty River Power Limited and Genesis Power Limited.

Under the Transpower New Zealand Limited (Transpower) Sale and Purchase and Debt Assumption Agreements, the Crown has indemnified ECNZ for any losses resulting from changes in tax rules applicable to transactions listed in the Agreements.  Additionally, the Crown has indemnified the directors and officers of ECNZ for any liability they may incur in their personal capacities as a result of the Transpower separation process.

Following the split of ECNZ in 1999 into three new companies, the Crown has indemnified ECNZ in relation to all ECNZ’s pre-split liabilities, including:

•             existing debt and swap obligations

•             hedge contracts and obligations

•             any liabilities that arise out of the split itself.

Ministry of Fisheries – indemnity provided for delivery of registry services

The Crown has indemnified Commercial Fisheries Services Limited against claims made by third parties arising from Commercial Fisheries Services undertaking registry services under contract to the Chief Executive of the Ministry of Fisheries.  This indemnity, provided under the Fisheries Acts 1983 and 1996, expires on 30 September 2009.

Genesis Power Ltd (Genesis Energy)

The Crown has entered into a deed with Genesis Energy to share a specified and limited amount of risk around the sufficiency of Genesis Energy’s long term supply of gas to cover the Huntly e3p’s (a 385 MW combined cycle gas turbine power station) minimum needs.  The agreement sees the Crown compensate Genesis Energy in the event it has less gas than it needs.

Geothermal carbon tax indemnity

As part of the sale and purchase agreement between the Crown and Mighty River Power (MRP), the Crown has agreed to provide an indemnity for the payment of carbon taxes, should legislation be passed that does not allow for an automatic pass-through of the charges to end-users.  The indemnity is time bound and contractually limited in the amount that can be claimed.  The indemnity is not limited to MRP and will be available to any subsequent owner of the Crown’s Kawerau geothermal assets.

Housing New Zealand Corporation (HNZC)

The Crown has indemnified the following entities in respect of the accuracy of information provided on the sale of various parcels of HNZC (formerly Housing Corporation of New Zealand) mortgages: ANZ Bank, National Bank (formerly Countrywide Bank) and Westpac Banking Corporation.

Under the sale of mortgages to Westpac, HNZC has insured the purchaser against certain credit losses with the Crown standing behind this obligation.

HCNZ Lender’s Mortgage Insurance Indemnity:   The Minister of Finance is deemed under section 24(2) of the Housing Corporation Act 1974 to have guaranteed HCNZ in respect of Homebuy first mortgages insured by HCNZ through contracted insurance agents.

Legal proceedings have been initiated against a number of defendants, including the Crown, alleging breach of fiduciary duties in respect of the transfer of the Agreement for Sale and Purchase and mortgage agreements to HNZC under the Housing Assets Transfer Act 1993.

In addition, the Crown has provided a warranty in respect of title to the assets transferred to HNZC (formerly Housing New Zealand) and has indemnified the company against any breach of this warranty.  The Crown has indemnified the company against any third-party claims that are a result of acts or omissions prior to 1 November 1992.  It has also indemnified the directors and officers of the company against any liability consequent upon the assets not complying with statutory requirements, provided it is taking steps to rectify any non-compliance.

Indemnities against acts of war and terrorism

The Crown has indemnified Air New Zealand against claims arising from acts of war and terrorism that cannot be met from insurance, up to a limit of US$1 billion in respect of any one claim.

Maui Partners

The Crown has entered into confidentiality agreements with the Maui Partners in relation to the provision of gas reserves information.  The deed contains an indemnity against any losses arising from a breach of the deed.

National Provident Fund

The National Provident Fund (NPF) has been indemnified for certain potential tax liabilities.   Under the NPF Restructuring Act 1990, the Crown guarantees:

•             the benefits payable by all NPFschemes (section 60)

•             investments and interest thereon deposited with the NPF Board prior to 1 April 1991 (section 61)

•             payment to certain NPF defined contribution schemes where application of the 4% minimum earnings rate causes any deficiency or increased deficiencies in reserves to arise (section 72).

A provision has been made in these financial statements in respect of the actuarially assessed deficit in the DBP (Annuitants’) Scheme (refer Note 15 of the financial statements).

New Zealand Railways Corporation

The Crown has indemnified the directors of the New Zealand Railways Corporation against any liability arising from the surrender of the licence and lease of the Auckland rail corridor.

The Crown has further indemnified the directors of New Zealand Railways Corporation against any liability arising from the transfer of the rail network and associated assets and liabilities to the Corporation on 1 September 2004.

Persons exercising investigating powers

Section 63 of the Corporations (Investigation and Management) Act 1989 establishes a Crown indemnity to the Securities Commission, the Registrar and Deputy Registrar of Companies, and statutory managers, advisory committee members and investigators appointed under the Act, from liability relating to the  exercise of powers under the Act unless bad faith is shown.

Ports of Auckland

The Crown has entered into a confidentiality agreement with Ports of Auckland in relation to the purchase of two marinas.  The agreement contains an indemnity against any losses arising from a breach of the agreement.

Public Trust

The Crown is liable to meet any deficiency in the Public Trust’s Common Fund (section 52 of the Public Trust Act 2001).

Purchasers of Crown operations

The Crown has indemnified the purchasers of various Crown operations for losses owing to changes in legislation which uniquely and adversely affect those purchasers.

Reserve Bank of New Zealand (the Reserve Bank)

The Crown pays to the Reserve Bank any exchange losses incurred by the Reserve Bank as a result of dealing in foreign exchange under sections 17, 18 and 21(2) of the Act.

The Crown has entered into an agreement to provide funding to the Reserve Bank in the event they undertake foreign exchange market interventions under section 16 of the Reserve Bank Act for the purpose of influencing the level of the exchange rate.

State Insurance and Rural Bank – Tax liabilities

The Crown has granted to the purchasers of the State Insurance Office Limited and the Rural Banking and Finance Corporation Limited an indemnity for certain potential tax liabilities.

Synfuels-Waitara Outfall Indemnity

As part of the 1990 sale of the Synfuels plant and operations to New Zealand Liquid Fuels Investment Limited (NZLFI), the Crown transferred to NZLFI the benefit and obligation of a Deed of Indemnity between the Crown and Borthwick-CWS Limited (and subsequent owners) in respect of the Waitara effluent transfer line which was laid across the Waitara meat processing plant site.

The Crown has the benefit of a counter indemnity from NZLFI which has since been transferred to Methanex Motunui Limited.

Tainui Corporation

Several leases of Tainui land at Huntly and Meremere have been transferred from ECNZ to Genesis Power.  The Crown has provided guarantees to Tainui Corporation relating to Genesis Power’s obligations under the lease agreements.

Toll NZ Ltd – purchase of rail network assets

The agreement between the Crown and Toll NZ Ltd for the Crown’s purchase of the rail network and associated assets on 30 June 2004 contains the following provisions:

•             the Crown has indemnified Toll NZ Ltd against any liability arising from the assigned contracts, leases, etc after their assignment dates

•             the Crown has indemnified Toll NZ Ltd against certain potential claims by employees

•             the Crown has an option to purchase the Tranz Scenic Stations from Toll NZ Ltd for a period of three years (to 30 June 2007).

Works Civil Construction

The Crown has provided an indemnity to the purchasers of Works Civil Construction in relation to the activities of the Ministry of Works and Development prior to 1 April 1989.  In addition, an indemnity has been provided against certain costs, claims or damages in relation to the Clyde and Ohaaki power projects.

Works Consultancy Services

The Crown has provided an indemnity to the purchasers of Works Consultancy Services in relation to the activities of the Ministry of Works and Development prior to 1 April 1989.

Other unquantifiable contingent liabilities

Abuse Claims

There is ongoing legal action against the Crown in relation to historical abuse claims.  At this stage the number of claimants and outcome of these cases are uncertain.

Accident Compensation Corporation (ACC) litigations

There are several legal actions against ACC in existence, arising in the main from challenges to operational decisions made by ACC.  No accrual has been made for such contingent liabilities as ACC will be vigorously defending these claims.

A particular issue before the courts is access of ACC claimants to lump sum compensation for asbestos related illnesses.  On 3 June 2005 the High Court overturned a decision by the District Court made in 2004 that had upheld an interpretation that a lump sum payment was required to be paid in respect of one claimant.  Leave to appeal this decision to the Court of Appeal has been granted to the claimant.

If the Court of Appeal overturns the decision made in the High Court, ACC could be exposed to substantial future liability in respect of claims for asbestosis and possibly other illnesses listed under Schedule 2 of the Injury Prevention Rehabilitation and Compensation Act 2001.

Environmental Liabilities

Under common law and various statutes, the Crown may have responsibility to remedy adverse effects on the environment arising from Crown activities.

During 2002/03 departments managing significant Crown properties undertook exercises to establish the nature and quantity of any contaminated sites. These exercises continued into the 2004/05 year. Where appropriate, departmental systems have been implemented to identify, monitor and assess potential contaminated sites.

In accordance with FRS 15: Provisions, Contingent Liabilities and Contingent Assets any contaminated sites for which costs can be reliably measured have been included in the Statement of Financial Position as provisions.

Genesis Power Limited

Carter Holt Harvey (CCH) commenced proceedings against Genesis Power Limited in May 2001 in connection with a co-generation agreement with ECNZ.

Rugby World Cup 2011

The Crown has agreed in joint venture arrangements with the New Zealand Rugby Union to an uncapped underwrite of the costs of hosting the 2011 Rugby World Cup, on a loss sharing basis (Crown 67%, NZRU 33%).  A provision for the forecast losses has been made in the Government financial statements.

The Crown has agreed to reimburse New Zealand income tax that might be incurred by the joint venture entity (Rugby New Zealand 2011 Limited) or the NZRU in relation to the joint venture entity, and has also agreed to reimburse the NZRU for New Zealand withholding tax that might be incurred on certain payments made in relation to the tournament.

The Crown has further agreed to review its level of support to the tournament if the actual tax revenue arising from the tournament exceeds forecasts.

Sale of Crown assets

On the sale of Crown assets and the corporatisation of Crown assets into SOEs and Crown entities, the Crown has generally provided a warranty that the Crown was the rightful owner of the assets transferred, and that the assets were free of encumbrances.

Treaty of Waitangi claims

Under the Treaty of Waitangi Act 1975, any Māori may lodge claims relating to land or actions counter to the principles of the Treaty with the Waitangi Tribunal.  Where the Tribunal finds a claim is well founded, it may recommend to the Crown that action be taken to compensate those affected.  The Tribunal can make recommendations that are binding on the Crown with respect to land which has been transferred by the Crown to an SOE or tertiary institution, or is subject to the Crown Forest Assets Act 1989.

Settlement relativity payments

The Deeds of Settlement negotiated with Waikato-Tainui and Ngai Tahu include a relativity mechanism.  The mechanism provides that, where the total redress amount for all historical Treaty settlements exceeds $1 billion in 1994 present-value terms, the Crown is liable to make payments to maintain the real value of Ngai Tahu’s and Waikato-Tainui’s settlements as a proportion of all Treaty settlements.  The agreed relativity proportions are 17% for Waikato-Tainui and approximately 16% for Ngai Tahu.  The non-quantifiable contingent liability relates to the risk that total settlement redress, including binding recommendations from the Waitangi Tribunal, will trigger these relativity payments.

Foreshore and seabed

The Foreshore and Seabed Act 2004 (FSA):

•                                  vests the full legal and beneficial ownership of the public foreshore and seabed in the Crown

•                                  provides for the recognition and protection of ongoing customary rights with respect to the public foreshore and seabed

•                                  enables applications to the High Court to investigate if previously held common law rights have been adversely impacted, and if so, providing for those affected either to participate in the administration of a foreshore and seabed reserve or else enter into formal discussions on redress, and

•                                  provides for general rights of public access and recreation in, on, over, and across the public foreshore and seabed and general rights of navigation within the foreshore and seabed.

The public foreshore and seabed means the marine area that is bounded on the landward side by the line of mean high water spring; and on the seaward side by the outer limits of the territorial sea, but does not include land subject to a specified freehold interest (refer section 5 of the FSA).

The FSA codifies the nature of the Crown’s ownership interest in the public foreshore and seabed on behalf of the public of New Zealand.  Although full legal and beneficial ownership of the public foreshore and seabed has been vested in the Crown, there are significant limitations to the Crown’s rights under the FSA.  As well as recognising and protecting customary rights, the FSA significantly restricts the Crown’s ability to alienate or dispose of any part of the public foreshore and seabed and significantly restricts the Crown’s ability to exclude others from entering or engaging in recreational activities or navigating in, on or within the public foreshore and seabed.  Because of the complex nature of the Crown’s ownership interest in the public foreshore and seabed and because we are unable to obtain a reliable valuation of the Crown’s interest, the public foreshore and seabed has not been recognised as an asset in these financial statements.

Contingent Liability Movements

Of the contingent liabilities detailed above, the following are new this year:

•                  Indemnification of touring exhibitions – quantified guarantees and indemnities

•                  Rugby World Cup 2011 – other unquantified contingent liabilities

The following items were resolved or recognised as a liability or expired over the year:

•                  New Zealand Railways Corporation – guaranteed borrowings – quantified guarantees and indemnities

Note 22: Subsequent Event

On 29 August 2006 Mighty River Power Limited executed documents for the issue of a 15 year NZ$300 million credit wrapped floating rate bond.  This will be issued on 7 September 2006.  Mighty River Power Limited have also advised the Guardian Trust on the 29 August of its intention to exercise its early repayment option in relation to NZ$113.8 million of fixed rate bonds.  The repayment will be made on the 15 September 2006.

Additional Statements on Core Crown

Core Crown Cash Flow Reconciliation to Government Stock Issues
(for the year ended 30 June 2006)

Forecast		Actual
Original Budget	Estimated Actual	30 June 2006	30 June 2005
$m	$m	$m	$m

Reconciliation of Net Core Crown Cash Flow from Operations with Net Cash Proceeds from Domestic Bonds

This statement outlines the core Crown bonds reconciliation.  Government stock balances and flows between NZDMO, the NZS Fund and the GSF are not eliminated.  This presents the complete activity of the NZDMO bond programme.

		Core Crown Cash Flows from Operations
48,911	50,325	Total tax receipts	50,507	47,571
503	487	Total other sovereign receipts	539	478
1,059	1,756	Interest, profits and dividends	1,893	1,446
1,239	1,493	Sales of goods and services and other receipts	1,449	1,272
(15,548)	(15,468)	Subsidies and transfer payments	(15,357)	(14,409)
(27,577)	(28,563)	Personnel and operating costs	(28,167)	(25,815)
(1,992)	(1,954)	Finance costs	(2,005)	(1,983)
(271)	(7)	Forecasts for future new spending	—	—
6,324	8,069	Net Cash Flows from Operations	8,859	8,560
		Investing Flows
		Net advances
(616)	(720)	Student loans	(674)	(659)
(66)	(60)	Housing New Zealand Corporation	(44)	(42)
(154)	(217)	District health boards and RHMU	(105)	41)
—	(56)	Tranz Rail New Zealand Limited	(57)	(15)
55	78	Other	58	47
(781)	(975)	Total Net Advances	(822)	(628)
(2,128)	(1,988)	Net Purchase of Physical Assets	(1,826)	(1,372)

		Net investments
(58)	(143)	District health boards	(46)	(193)
(285)	(214)	Housing New Zealand Corporation	(216)	(76)
—	—	Air New Zealand Limited	—	(150)
(105)	(157)	Other	(127)	(164)
(2,337)	(2,337)	Contributions to the NZS Fund	(2,337)	(2,107)
(500)	(500)	Purchase of Reserve Bank reserves	(500)	(766)
(100)	—	Forecast new capital spending	—	—
(3,385)	(3,351)	Net (Purchase)/Sale of Investments	(3,226)	(3,456)
30	1,755	Available for Debt Repayment/(Required to be Financed)	2,985	3,104

		Financing Activity
332	(2,663)	Other net sale/(purchase) of marketable securities and deposits	(2,039)	(3,119)
(1,000)	414	Net issue/(repayment) of other New Zealand-dollar borrowing	419	(1,455)
838	(277)	Net (repayment)/issue of foreign currency borrowing	(1,801)	1,905
174	259	Net (inflows)/outflows of cash	105	(93)
—	211	Issues of circulating currency	165	188
374	(301)	Net Cash Inflows/(Outflows) to be Offset by Domestic Bonds	(166)	530

		Gross Cash Proceeds from Domestic Bonds
2,200	2,682	Domestic bonds (market)	2,375	2,146
375	568	Domestic bonds (non-market)	740	459
2,575	3,250	Total Gross Cash Proceeds from Domestic Bonds	3,115	2,605

(2,574)	(2,574)	Repayment of domestic bonds (market)	(2,574)	(2,797)
(375)	(375)	Repayment of domestic bonds (non-market)	(375)	(338)
(374)	301	Net (Repayments of)/Cash Proceeds from Domestic Bonds	166	(530)

Statement of Unappropriated Expenditure
(for the year ended 30 June 2006)

An appropriation is a statutory authorisation by Parliament for the incurring of expenses or capital expenditure. This Statement reports expenses or capital expenditure in excess, or outside the scope, of existing appropriations, and breaches of projected net asset balances.

Section 26B of the Public Finance Act 1989 authorises the Minister of Finance to approve limited amounts of expenses or capital expenditure in excess of, but within the scope, of an existing appropriation. Unappropriated amounts incurred in terms of such an approval are shown separately in this Statement.

Expenses or capital expenditure incurred without appropriation under 26B of the Public Finance Act 1989 or any other authority is unlawful unless validated by Parliament. Unappropriated expenses or capital expenditure in excess of the limits which the Minister of Finance can approve require validating legislation. Such validating legislation will be accompanied by a report to the House of Representatives that sets out the unappropriated items together with an explanation of the Minister Responsible for the expenses or capital expenditure.

Amounts in this Statement are expressed in thousands of dollars, reflecting the level at which appropriations are made.

Unappropriated expenditure incurred prior to authorisation

Department Vote –	Appropriation	The Estimates of Appropriations	Amount in excess of Appropriation
		($000)	($000)
Ministry for Culture and Heritage
Arts, Culture and Heritage –
	Other Expenses to be Incurred by the Crown
	New Zealand Memorial in Korea	60	45

	Capital Expenditure
	National Memorial Park in Wellington	—	4,952

Ministry of Economic Development
Economic, Industry and Regional Development –
	Non-Departmental Output Expenses
	New Zealand’s Participation at Expo 2005 Aichi, Japan	971	689

	Other Expenses to be Incurred by the Crown
	Large Budget Screen Production Fund	35,556	9,126

Energy –
	Capital Expenditure
	Development of Reserve Electricity Generation Capacity	—	9

Ministry of Health
Health –
	Capital Expenditure
	Health Sector Projects	1,112	2,202

	Response to Significant Health Emergencies	—	16,512

(1) The original Estimates of Appropriations was nil. Cabinet authority was later provided to reduce the appropriation by $846,000 (approved by Cabinet on 12 September 2005) before an in-principle transfer was authorised in the October 2005 Baseline Update process.

Department Vote –	Appropriation	The Estimates of Appropriations	Amount in excess of Appropriation
		($000)	($000)
Department of Internal Affairs
Community and Voluntary Sector –
	Other Expenses to be Incurred by the Crown
	Community Organisation Grants Scheme	11,394	336

Emergency Management –
	Other Expenses to be Incurred by the Crown
	Emergency Expenses	171	7,269

Departmental Net Asset Schedule		31,175	4,046

Department of Labour
Labour –
	Other Expenses to be Incurred by the Crown
	Bad Debt Expense	—	2

Ministry of Justice
Courts –
	Other Expenses to be Incurred by the Crown
	Care of Children Act Costs	3,120	1,194

Justice –
	Other Expenses to be Incurred by the Crown
	Contribution to Foreshore and Seabed Negotiation Costs	—	90

Ministry of Research, Science and Technology
Research, Science and Technology –
	Departmental Output Expenses
	Contract Management	643	48

Ministry of Transport
Transport –
	Departmental Output Expenses
	Sector Leadership and Support	524	2

(2) The Estimates of Appropriations of $48,000 has been increased by $123,000 met from Imprest Supply (approved by Cabinet on 11 July 2005).

(3) The Estimates of Appropriations of $3,315,000 has been reduced by $195,000 (approved in the October 2005 Baseline Update).

(4) The Estimates of Appropriations of $424,000 has been increased by $100,000 met from Imprest Supply (approved in the October 2005 Baseline Update).

Unappropriated expenditure approved under Section 26B of the Public Finance Act 1989

Department Vote –	Appropriation	The Supplementary Estimates of Appropriations	Amount in excess of Appropriation
		($000)	($000)
Ministry of Agriculture and Forestry
Biosecurity – Agriculture and Forestry –
	Departmental Output Expenses
	Quarantine Services	50,779	812

Department of Building and Housing
Housing –
	Benefits and Other Unrequited Expenses
	Income Related Rental Subsidy	395,233	258

Department of Conservation
Conservation –
	Departmental Output Expenses
	Conservation with the Community	12,653	238

Ministry of Education
Education –
	Departmental Output Expenses
	Provision of School Sector Property	1,102,244	5,951

	Non-Departmental Output Expenses
	School Transport	117,022	103

Department of Internal Affairs
Local Government –
	Other Expenses to be Incurred by the Crown
	Depreciation	160	7

National Library of New Zealand
National Library –
	Departmental Output Expenses

	Library and Information Services to Schools	12,259	69

(5) The Supplementary Estimates of Appropriations of $12,109,000 has been increased by $150,000 transferred into this Output Class by the Public Finance (Transfers Between Outputs) Order 2006 (SR 2006/162).

Department Vote –	Appropriation	The Supplementary Estimates of Appropriations	Amount in excess of Appropriation
		($000)	($000)
Ministry of Social Development
Social Development –
	Benefits and Other Unrequited Expenses
	Child Disability Allowance	69,754	118

	Benefits and Other Unrequited Expenses
	Childcare Assistance	109,543	72

	Benefits and Other Unrequited Expenses
	Disability Allowance Telephone Support	6,722	13

	Benefits and Other Unrequited Expenses
	Orphan’s/Unsupported Child’s Benefit	64,194	189

	Benefits and Other Unrequited Expenses
	Relocation Assistance	124	3

	Benefits and Other Unrequited Expenses
	Residential Social Rehabilitation Assistance	1,496	5

	Benefits and Other Unrequited Expenses
	Sickness Benefit	540,164	979

	Benefits and Other Unrequited Expenses
	Student Allowances	350,654	3,478

	Capital Investment in Organisations other than Departments
	Community Services Card Reimbursements	216	1

	Capital Investment in Organisations other than Departments
	Student Loans	1,034,403	11,140

Veterans’ Affairs - Social Development –
	Benefits and Other Unrequited Expenses
	Medical Treatment	14,757	91

	Benefits and Other Unrequited Expenses
	Veterans’ Pension	128,079	89

	Benefits and Other Unrequited Expenses
	War Disablement Pensions	112,791	562

Unappropriated expenditure provided interim authority under Imprest Supply

Department Vote –	Appropriation	The Supplementary Estimates of Appropriations	Amount in excess of Appropriation
		($000)	($000)
Ministry of Health
Health –
	Other Expenses to be Incurred by the Crown
	Legal Expenses	5,459	26,322

Ministry of Justice
Courts –
	Other Expenses to be Incurred by the Crown
	Fines Provisions and Remittals	5,725	16

	Other Expenses to be Incurred by the Crown
	Judicial Review Costs	413	69

Department of the Prime Minister and Cabinet
Prime Minister and Cabinet –
	Departmental Output Expenses
	Policy Advice and Secretariat and Coordination Services	7,270	448

Ministry of Social Development
Social Development –
	Benefits and Other Unrequited Expenses
	Defence Force Allowance	10,020	133

	Benefits and Other Unrequited Expenses
	Transition to Work	2,835	204

Unappropriated expenditure - expenditure in excess of appropriation

Department Vote –	Appropriation	The Supplementary Estimates of Appropriations	Amount in excess of Appropriation
		($000)	($000)
Crown Law Office
Attorney-General –
	Departmental Output Expenses
	Conduct of Criminal Appeals	1,933	531

	Departmental Output Expenses
	The Exercise of Principal Law Officer Functions	1,278	64

Ministry of Economic Development
Economic, Industry and Regional Development –
	Non-Departmental Output Expenses
	Enabling Services – Promotion of New Zealand
	Business and Development of Investment Opportunities	26,160	261

	Non-Departmental Output Expenses
	Foundation Services – Business Information and Advice	7,342	1

	Non-Departmental Output Expenses
	Growth Services – Customised Information and Advice	20,056	1,366

	Non-Departmental Output Expenses
	Growth Services – Identifying and Leveraging New Business Opportunities	29,167	1,519

Energy –
	Departmental Output Expenses (Restricted by Revenue)
	Energy and Resource Information Services	1,746	477

Ministry of Foreign Affairs and Trade
Foreign Affairs and Trade –
	Departmental Output Expenses
	Services for Other New Zealand Agencies Overseas	11,739	179

Department Vote –	Appropriation	The Supplementary Estimates of Appropriations	Amount in excess of Appropriation
		($000)	($000)
Ministry of Justice
Courts –
	Other Expenses to be Incurred by the Crown
	Abortion Supervisory Committee – Certifying Consultants Fees	4,334	433

	Other Expenses to be Incurred by the Crown
	Fines Provisions and Remittals	5,725	1,321

	Other Expenses to be Incurred by the Crown
	Fines Writedowns	37,585	1,129

	Other Expenses to be Incurred by the Crown
	Judicial Review Costs	413	79

Department of Labour
Immigration –
	Departmental Output Expenses
	Services to Increase the Capacity of New Zealand Through Immigration	147,973	1,087

New Zealand Police
Police –
	Departmental Output Expenses
	Case Resolution and Support to Judicial Process	60,812	2,746

	Departmental Output Expenses
	Police Primary Response Management	299,472	16,034

	Departmental Output Expenses
	Policy Advice and Ministerial Servicing	1,512	69

State Services Commission
State Services –
	Other Expenses to be Incurred by the Crown
	State Sector Employment-Based Superannuation	76,057	1,092

Unappropriated expenditure - expenditure outside of scope or without appropriation

Department Vote –	Appropriation	Amount
		($000)
Department of Building and Housing
Housing –
	Capital Contributions to Other Persons or Organisations
	Housing New Zealand Limited (HNZL) –
	Loans to Refinance Crown Debt
	1 July 2005 to 30 June 2006	30,000

	1 July 2004 to 30 June 2005	101,350

	Housing New Zealand Corporation (HNZC) –
	Loans to Refinance Crown Debt
	1 July 2003 to 30 June 2004	11,778

Crown Law Office
Attorney-General –
	Departmental Output Expenses
	Conduct of Criminal Appeals	100

Ministry of Education
Education –
	Benefits and Other Unrequited Expenses
	Mapihi Pounamu	18

Parliamentary Service
Parliamentary Service –
	Other Expenses to be Incurred by the Crown
	Party and Member Support	Unquantified	(6)

(6) The Controller and Auditor-General is currently conducting an inquiry into advertising expenditure incurred by MPs and parliamentary parties under the 8 Party and Member Support appropriations in Vote Parliamentary Service in the 3 months before the 2005 General Election. He is examining whether the expenditure incurred was within the legal authority provided by Parliament for such expenditure. The inquiry is expected to be completed in October 2006. The Controller and Auditor-General expects to identify certain expenditure outside the scope of appropriation.

Department Vote –	Appropriation	Amount
		($000)
The Treasury
Finance –
	Departmental Output Expenses
	Debt and Related Financial Asset Management -
	Operational Management of the Crown’s Debt Portfolio and Associated Financial Investments
	1 July 2005 to 31 March 2006	482

	1 July 2004 to 30 June 2005	785

	1 July 2000 to 30 June 2004	Unquantified

	Capital Contributions to Other Persons or Organisations
	Housing New Zealand Corporation –
	Refinancing of Crown Debt
	1 July 2002 to 30 June 2003	156,751

Treasurer –
	Capital Contributions to Other Persons or Organisations
	Debt and Financial Asset Management -
	1 July 1997 to 30 June 2000	Unquantified

Treasury –
	Capital Contributions to Other Persons or Organisations
	Liabilities Management
	1 July 1989 to 30 June 1997	Unquantified

	The Supplementary Estimates of Appropriations	Amount in excess of Appropriation
	($000)	($000)

Breaches of Departmental Net Asset Schedules

Department

Department of Building and Housing	9,481	909

Ministry of Foreign Affairs and Trade	325,779	3,504

New Zealand Police	308,307	10

Statement of Emergency Expenditure, Expenses or Liabilities
(for the year ended 30 June 2006)

Under section 25 of the Public Finance Act 1989, if a state of national emergency is declared under the Civil Defence Act 1983 or if the Government declares an emergency because of any situation that affects the public health or safety of New Zealand, the Minister of Finance may approve expenditure of public money or incurrence of expenses or liabilities to meet such emergency or disaster whether or not an appropriation by Parliament is available for the purpose.  Once expenditure, expenses or liabilities have been incurred, the amounts that have not been appropriated must be disclosed in the annual financial statements of the Crown for the financial year and sanctioned by Parliament in an Appropriation Act.

During the year, no such emergency expenditure, expenses or liabilities were incurred.

Statement of Trust Money

(as at 30 June 2006)

	As at						As at
	30 June						30 June
	2005	Transfers	Contributions	Distributions	Revenue	Expenses	2006
	($000)		($000)	($000)	($000)	($000)	($000)

Department
Trust Account

Agriculture and Forestry
Meat Board Levies Trust	—	—	55,925	(55,938)	13	—	—

Audit
South Pacific Association of Supreme Audit Institutions Trust	25	—	—	—	202	(199)	28

Building and Housing
Housing Tenancy Bonds Trust	187,065	(187,065)	—	—	—	—	—
Certifiers Bond Trust(1)	—	—	171	—	7	—	178
Residential Tenancies Bond Trust(1)		187,065	117,837	(97,383)	—	—	207,519

Child, Youth and Family Services
Children and Young Persons and Their Families Agency Trust	370	—	—	—	8	(10)	368

Conservation
Bonds/Deposits Trust	7,128	—	1,694	(3,400)	355	—	5,777
Conservation Project Trust	1,326	—	580	(865)	60	(1)	1,100
National Parks Trust	31	—	71	(58)	1	—	45
Walkways Trust	6	—	6	—	1	—	13
Wildlife and Reserves Trusts	35	—	—	(35)	—	—	—

Corrections
Prisons Trust	420	—	—	—	10,785	(10,659)	546

Crown Law Office
Legal Claims Trust	85	—	—	—	1,440	(1,476)	49

Culture and Heritage
Australian Trust for Oral History Archives Trust	1,485	—	—	(90)	95	—	1,490
Dictionary of New Zealand Biography Trust	416	—	—	—	29	(97)	348
New Zealand Encyclopaedia Trust	1	—	—	—	—	—	1
New Zealand Historical Atlas Trust	79	—	—	—	7	—	86
New Zealand History Research Trust	1,463	—	—	(80)	96	—	1,479

Customs
Alcohol Liquor Advisory Council Trust	1,071	—	12,967	(13,016)	32	—	1,054
Customs Regional Deposit/Bonds Trust	3,665	—	8,948	(9,504)	1	—	3,110
Heavy Engineering Research Association Trust	67	—	959	(959)	1	—	68
Maritime Safety Authority Trust	10	—	1,105	(1,120)	5	—	—

Economic Development
Coal and Minerals Deposits Trust	275	—	48	(88)	—	—	235
Official Assignee’s Office Trust	13,043	—	10,721	(9,842)	760	(4,878)	9,804
Patent Co-operation Treaty Fees Trust	103	—	1,145	(1,145)	12	(14)	101
Petroleum Deposits Trust	1,077	—	38	(31)	1	—	1,085
Proceeds of Crime Trust	2,150	—	2,894	(849)	212	(1,049)	3,358
Radio Frequencies Tender Trust	190	—	158	(81)	14	—	281

Education
Code of Practice for Providers who Enrol International Students Trust	3,117	—	—	—	4,688	(3,872)	3,933
Conferences Trust	20	—	—	—	—	(18)	2

Subtotal (carried forward)	224,723	—	215,267	(194,484)	18,825	(22,273)	242,058

	As at 30 June 2005	Transfers	Contributions	Distributions	Revenue	Expenses	As at 30 June 2006
	($000)		($000)	($000)	($000)	($000)	($000)

Department
Trust Account

Subtotal (brought forward)	224,723	—	215,267	(194,484)	18,825	(22,273)	242,058

Fisheries
MAF Overfishing Account Trust	2,192	—	9,239	(9,015)	188	—	2,604
MAFFish Forfeit Property Trust	228	—	534	(527)	20	—	255

Foreign Affairs and Trade
British Government/Tongan Parliamentary Services Trust	3	—	—	—	—	(3)	—
New Zealand/France Friendship Trust	—	—	48	(38)	1	(1)	10
Cook Island Trust	4	—	1,301	(1,306)	12	—	11
Niue Trust	17,505	—	4,674	—	907	—	23,086
Samoa Trust	—	—	441	(872)	431	—	—

Health
Health Benefits Offices Trust	1,068	—	—	(219)	3,986,269	(3,986,818)	300

Inland Revenue
Child Support Agency Trust Account	10,108	—	149,796	(150,842)	—	(1)	9,061
Reciprocal Child Support Agreement Trust	129	—	6,397	(6,348)	—	—	178

Internal Affairs
New Zealand 1990 Scholarship Trust	398	—	100	—	47	—	545
Unlimited Potential Programme Trust(1)	—	—	—	—	525	(186)	339
Vogel House Trust	—	—	4	(4)	—	—	—

Justice
Chief Electoral Trust	—	—	—	199	(199)	—
Courts Law Trust	12,288	—	—	—	13,960	(16,003)	10,245
Employment Court Trust	238	—	—	—	171	(289)	120
Fines Trust	31,253	—	—	(4,298)	210,058	(209,970)	27,043
Foreign Currency Trust	5	—	—	—	—	(5)	—
Maori Land Court Trust	34	—	—	—	8	(4)	38
Victims’ Claims Trust	—		—	—	40	—	40

Labour
Employment Relations Service Trust	16	—	253	(224)	—	—	45
Industrial Relations Act Security of Costs Trust	11	—	—	(11)	—	—	—
New Zealand Immigration Service Trust	5,282	—	5,809	(4,085)	245	(35)	7,216

Land Information New Zealand
Crown Forestry Licences Trust	11,095	—	55,319	(65,442)	—	—	972
Deposits Trust	2,269	—	107	(122)	—	—	2,254
Endowment Rentals Trust	1	—	—	(129)	129	—	1
Hunter Gift for the Settlement of Discharged Soldiers Trust	50	—	—	—	—	—	50

National Library
Macklin Bequest Fund Trust	205	—	—	—	15	—	220

New Zealand Defence Force
New Zealand Defence Force Trust	—	—	—	—	9,967	(9,967)	—

Police
Bequests, Donations and Appeals Trust	186	—	—	(125)	—	—	61
Found Money Trust	133	—	75	(42)	—	—	166
Money in Custody Trust	1,589	—	2,141	(674)	—	—	3,056
Reparation Trust	8	—	13	(14)	—	—	7

Social Development
Australian Recovery Debt Trust	5	—	54	(54)	—	—	5
Australian Dollar Reciprocal Trust	290	—	2,314	(2,421)	—	—	183
Maintenance Trust	85	—	1,276	(1,238)	—	—	123
Netherlands Recovery Debt Trust	—	—	26	(26)	—	—	—

State Services
Unlimited Potential Programme Trust(2)	386	—	—	(386)	—	—	—

Treasury
Trustee Act 1956 Trust	824	—	77	(83)	31	—	849

Total	322,611	—	455,265	(443,029)	4,242,048	(4,245,754)	331,141

(1)  New Trust account

(2)  Trust account closed

Supplementary Information

Government Reporting Entity as at 30 June 2006

These financial statements are for the Government reporting entity as specified in Part III of the Public Finance Act 1989.  This comprises Ministers of the Crown and the following entities:

Departments

Agriculture and Forestry

Archives New Zealand

Building and Housing

Child, Youth and Family Services

Conservation

Corrections

Crown Law

Culture and Heritage

Customs

Defence

Economic Development

Education

Education Review Office

Environment

Fisheries

Foreign Affairs and Trade

Government Communications Security Bureau

Health

Inland Revenue

Internal Affairs

Justice

Labour

Land Information New Zealand

Māori Development

National Library

New Zealand Defence Force

Office of the Clerk

Pacific Island Affairs

Parliamentary Counsel Office

Parliamentary Service

Police

Prime Minister and Cabinet

Research, Science and Technology

Security Intelligence Service

Serious Fraud Office

Social Development

State Services Commission

Statistics

Transport

Treasury

Women’s Affairs

State-owned enterprises

Agriquality Limited

Airways Corporation of New Zealand Limited

Animal Control Products Limited

Asure New Zealand Limited

Electricity Corporation of New Zealand Limited

Genesis Power Limited

Landcorp Farming Limited

Learning Media Limited

Meridian Energy Limited

Meteorological Service of New Zealand Limited

Mighty River Power Limited

New Zealand Post Limited

New Zealand Railways Corporation

Quotable Value Limited

Solid Energy New Zealand Limited

Terralink Limited (in liquidation)

Timberlands West Coast Limited

Transmission Holdings Limited

Transpower New Zealand Limited

Others

Government Superannuation Fund

New Zealand Superannuation Fund

Reserve Bank of New Zealand

Offices of Parliament

Office of the Controller and Auditor-General

Office of the Ombudsmen

Parliamentary Commissioner for the Environment

Air New Zealand Limited (included for disclosure purposes as if it were a SOE)

Crown entities

Accident Compensation Corporation

Accounting Standards Review Board

Alcohol Advisory Council of New Zealand

Arts Council of New Zealand Toi Aotearoa

Broadcasting Commission

Broadcasting Standards Authority

Career Services

Charities Commission

Children’s Commissioner

Civil Aviation Authority of New Zealand

Commerce Commission

Crown Health Financing Agency

Crown research institutes (9)

District health boards (21)

Earthquake Commission

Electoral Commission

Electricity Commission

Energy Efficiency and Conservation Authority

Environmental Risk Management Authority

Families Commission

Foundation for Research, Science and Technology

Government Superannuation Fund Authority

Guardians of New Zealand Superannuation

Health and Disability Commissioner

Health Research Council of New Zealand

Health Sponsorship Council

Housing New Zealand Corporation

Human Rights Commission

Land Transport New Zealand

Law Commission

Legal Services Agency

Maritime New Zealand

Mental Health Commission

Museum of New Zealand Te Papa Tongarewa Board

New Zealand Antarctic Institute

New Zealand Artificial Limb Board

New Zealand Blood Service

New Zealand Film Commission

New Zealand Fire Service Commission

New Zealand Historic Places Trust (Pouhere Toanga)

New Zealand Lotteries Commission

New Zealand Qualifications Authority

New Zealand Sports Drug Agency

New Zealand Symphony Orchestra

New Zealand Teachers Council

New Zealand Tourism Board

New Zealand Trade and Enterprise

New Zealand Venture Investment Fund Limited

Office of Film and Literature Classification

Pharmaceutical Management Agency

Police Complaints Authority

Privacy Commissioner

Public Trust

Radio New Zealand Limited

Retirement Commissioner

School boards of trustees (2,468)

Securities Commission

Social Workers Registration Board

Sport and Recreation New Zealand

Standards Council

Takeovers Panel

Te Reo Whakapuaki Irirangi (Te Māngai Pāho)

Te Taura Whiri i te Reo Māori (Māori Language

Commission)

Television New Zealand Limited

Tertiary Education Commission

Tertiary education institutions (33)

Testing Laboratory Registration Council

Transit New Zealand

Transport Accident Investigation Commission

Organisations named or described in Schedule 4 to the Public Finance Act 1989

Agriculture and Marketing Research and Development Trust

Asia New Zealand Foundation

Fish and game councils (12)

Leadership Development Centre Trust

New Zealand Fish and Game Council

New Zealand Game Bird Habitat Trust Board

New Zealand Government Property Corporation

New Zealand Lottery Grants Board

Ngai Tahu Ancillary Claims Trust

Pacific Co-operation Foundation

Pacific Islands Business Development Trust

Research and Education Advanced Network New Zealand Limited

Reserves boards (24)

Road Safety Trust

Information on Property, Plant and Equipment

This section provides supplementary information on certain assets that are contained in the Statement of Financial Position.

State Highway Network

The map shows the state highway network that has a total length of 10,894 kilometres.  Of this, 5,972 kilometres are in the North Island and the remaining 4,922 kilometres in the South Island.

The Crown recognises 100% (by value) of the network in the Statement of Financial Position.

National Parks, Forest Parks and Conservation Areas

The map shows the area covered by national parks, forest parks, conservation areas and reserves.  The areas of each are:

Hectares
National parks	3,085,507
Conservation areas	4,608,593
Reserves	794,417
Total Area	8,488,517

Fiordland National Park covers 1,261,240 hectares (15 % of the total area).

National Archives

The National Archives, administered by Archives New Zealand, contains historically important archives, both textual and non-textual (including maps and plans, photographic prints and negatives and artworks).  The collections held in Auckland, Wellington, Christchurch and Dunedin were completely revalued in December 2003.

Items of exceptional value held by Archives include the Declaration of Independence of the Northern Chiefs (1835), the Treaty of Waitangi (1840), the Letters Patent constituting New Zealand as a separate colony (1840), the proclamation of the Constitution Act (1853), and the Women’s Suffrage Petition (1893).

National Library Collections

The National Library’s Heritage Collections are mainly in the Alexander Turnbull Library and provide a documentary record of New Zealand’s economic, social and cultural history.  The collections, containing both published and unpublished material, include books, newspapers, manuscripts and archives, drawings and prints, scores and sound recordings, and cartographic and photographic items.

The General and Schools Collections provide a knowledge base for lending.  The major collections are lending, schools and serials.

Specialist Military Equipment

The major items of specialist military equipment included in the Statement of Financial Position are:

•             two ANZAC class frigates, including electronic sensors for surface and air surveillance

•             a fleet tanker

•             other ships, including a hydrographic/oceanographic surveying ship, a diving tender and five inshore patrol craft

•             six P3K Orion aircraft, equipped with sensors for conducting maritime air operations

•             a fixed wing transport force consisting of five C130 Hercules and two Boeing 757s

•             other aircraft, 14 Iroquois helicopters, five Sioux helicopters, and five Seasprite helicopters

•             24 light gun howitzers

•             12 Matra Mistral firing stations with Very Low Level Air Defence (VLLAD) capability

•             105 Light Armoured Vehicles (NZ LAV)

•             313 Light Operational Vehicles (LOVs) out of 321 LOVs being purchased have been capitalised.

There are major items of specialist military equipment held by the Crown, which are included in the Statement of Financial Position at zero value as they have been devalued. These include:

•             the air combat force, comprising the fleet of A4 Skyhawk and Air Macchi MB339 aircraft including all associated rotables, inventory and munitions

•             one Leander-class frigate (HMNZS Canterbury)

•             77 armoured personnel carrier (APC) variants.

Information for the International Monetary Fund on Special Data Dissemination Standards

Maturity Profile of Gross Sovereign-issued Debt

The following is the maturity profile of gross sovereign-issued debt, which is produced to meet International Monetary Fund (IMF) Special Data Dissemination Standards (SDDS) for central government debt.

	Refinancing/repricing risk
		1 - 2	2 - 5	5 - 10	> 10
$ million	< 1 year	years	years	years	years	Total
New Zealand-Dollar Debt

Government Stock	3,197	—	6,010	11,519	1,725	22,451

Treasury Bills	4,993	—	—	—	—	4,993

FX contracts and loans	(8,021)	1,639	(1,453)	(2,118)	(1,294)	(11,247)

Retail Stock	471	40	21	—	—	532
Total New Zealand-Dollar Debt	640	1,679	4,578	9,401	431	16,729

Foreign-Currency Debt

Total Foreign-Currency Debt	17,017	729	255	617	114	18,732

Total Gross Sovereign-Issued Debt	17,657	2,408	4,833	10,018	545	35,461

Core Crown Borrowing Statement

The following information is the core Crown borrowing statement.

30 June
$ million	2006
Total Gross Sovereign-Issued Debt	35,461

New Zealand dollars	934
United States dollars	9,834
Japanese yen	417
Euro & other currencies	7,644
Reserve position at IMF	458
Total Marketable Securities, Deposits and Equity Investments	19,287

Cash	312
Student Loans	5,566
Other advances	2,551
Total Advances and Cash	8,429

Net core Crown debt	7,745

Information on SOEs and Crown Entities

Accounting Policies

The Crown’s financial interest in SOEs and Crown entities is reported in accordance with the Crown’s accounting policies.  Adjustments have been made to restate the financial position and financial performance of certain entities, as reported in their own financial statements, to a basis consistent with the Crown’s accounting policies.

The Crown has line-by-line combined all SOEs and Crown entities (except TEIs).

The Crown has equity accounted 100% of the net assets of TEIs on the basis that, in the event of disestablishment of a TEI (which is subject to a resolution of the House), 100% of the net assets revert to the Crown in the absence of a decision to transfer the assets to a new or existing institution and, in the meantime, the Crown enjoys the benefits of the provision of a higher education to the public of New Zealand.  Refer Note 13 for an explanation as to why TEIs are equity accounted.

Minority Interests

The ownership interest in Air New Zealand Limited is 80.5%.  The interest in Air New Zealand Limited is included within the total SOE information.

Balance Dates

Except for those entities listed below, all SOEs and significant Crown entities have a balance date of 30 June, and the information reported in these financial statements is for the period ended 30 June 2006:

SOEs	Balance date	Information reported to
Asure New Zealand Limited	30 September	30 June 2006
Timberlands West Coast Limited	31 March	31 March 2006
Crown entities:
School boards of trustees	31 December	31 December 2005
TEIs	31 December	30 June 2006

Financial Interest in SOEs, Crown entities and Air New Zealand Limited

	30 June 2006			30 June 2005
	Total revenue	Attributable surplus/ (deficit)	Distributions to Crown	Attributable surplus/ (deficit)	Distributions to Crown
	$m	$m	$m	$m	$m
SOEs
Agriquality New Zealand Limited	79	1	(2)	3	(2)
Airways Corporation of New Zealand Limited	130	8	(8)	8	(10)
Asure New Zealand Limited	52	1	(2)	2	(1)
Electricity Corporation of New Zealand Limited	6	5	(5)	4	(9)
Genesis Power Limited	1,989	84	—	70	(23)
Landcorp Farming Limited	120	20	(5)	49	(2)
Meridian Energy Limited	2,852	849	(878)	218	(148)
Meteorological Service of New Zealand Limited	30	3	(3)	4	(7)
Mighty River Power Limited	1,012	101	(36)	121	(30)
New Zealand Post Limited	1,242	69	(48)	137	(28)
New Zealand Railways Corporation	156	153	—	1	—
Solid Energy New Zealand Limited	570	86	(20)	6	—
Timberlands West Coast Limited	18	(9)	—	2	(1)
Transpower New Zealand Limited	676	97	(10)	141	(40)
Transmission Holdings Limited	201	6	(12)	15	(7)
Animal Control Products	7	1	(2)	1	(1)
Learning Media Limited	24	1	—	1	—
Quotable Value New Zealand	38	1	(1)	1	(1)
Total State-owned Enterprises	9,202	1,477	(1,032)	784	(310)

Air New Zealand Limited(1)	3,879	322	(45)	174	(34)

Total SOEs and Air New Zealand Limited	13,081	1,799	(1,077)	958	(344)
Intra-segmental eliminations	(330)	—	—	—	—
Total per statement of segments	12,751	1,799	(1,077)	958	(344)

Crown Entities

Accident Compensation Corporation	4,287	330	—	(794)	—
Crown research institutes	587	31	(18)	7	(15)
District health boards (including the Crown Health Funding Agency)	8,159	(23)	—	(19)	—
Earthquake Commission	567	706	—	164	—
Housing New Zealand Corporation	757	36	(14)	14	(44)
Museum of New Zealand Te Papa Tongarewa	42	(11)	—	(8)	—
New Zealand Fire Service Commission	266	9	—	23	—
Public Trust	96	2	—	1	—
School boards of trustees	4,255	57	—	32	—
Tertiary education commission	2,220	16	—	—	—
Tertiary education institutions	—	54	—	133	—
Transit New Zealand	996	481	—	412	—
Television New Zealand Limited	409	15	(80)	6	(38)
Other	4,272	26	—	50	—
Total Crown Entities	26,913	1,729	(112)	21	(97)
Intra-segmental eliminations	(1,598)	(136)	—	(122)	—
Total per statement of segments	25,315	1,593	(112)	(101)	(97)
Total Financial Interest in SOEs, Crown Entities and Air New Zealand Limited	38,066	3,392	(1,189)	857	(441)

(1)   As outlined on page 81 of the 2002 Crown financial statements, on acquisition of Air New Zealand Limited, aircraft assets were recorded at fair value. Crown accounting policy is to revalue the aircraft assets annually, whereas the treatment adopted in Air New Zealand Limited’s financial statements is to record aircraft values at the lower of carrying value or recoverable amount, the latter being defined as the higher of market value or value-in-use.  Ongoing revaluation movements will impact on the result as presented under Crown accounting policies which is largely the reason the result included in the Financial Statements of the Government differs from that published in the financial statements of Air New Zealand Limited.

Financial Interest in SOEs, Crown entities and Air New Zealand Limited

	Cashflow net purchase of assets	Property, plant and equipment	Total assets	Total borrowings	Total liabilities	Equity at 30 June 2006	Equity at 30 June 2005
	$m	$m	$m	$m	$m	$m	$m
SOEs
Agriquality New Zealand Limited	12	31	50	17	23	27	22
Airways Corporation of New Zealand Limited	20	105	125	25	86	39	40
Asure New Zealand Limited	—	—	19	—	11	8	9
Electricity Corporation of New Zealand Limited	—	—	18	16	17	1	2
Genesis Power Limited	238	1,527	2,028	308	575	1,453	1,369
Landcorp Farming Limited	26	1,117	1,373	220	228	1,145	830
Meridian Energy Limited	71	4,795	5,339	755	1,102	4,237	2,469
Meteorological Service of New Zealand Limited	3	8	15	4	8	7	7
Mighty River Power Limited	148	2,479	2,708	436	611	2,097	2,033
New Zealand Post Limited	68	382	3,728	2,992	3,192	536	483
New Zealand Railways Corporation	146	323	394	71	111	283	27
Solid Energy New Zealand Limited	92	224	352	—	118	234	168
Timberlands West Coast Limited	2	54	64	3	5	59	66
Transpower New Zealand Limited	262	2,205	2,885	1,543	1,631	1,254	1,173
Transmission Holdings Ltd	17	148	205	68	108	97	101
Animal Control Products	—	1	5	—	1	4	4
Learning Media Limited	2	2	15	—	10	5	5
Quotable Value New Zealand	2	6	15	1	7	8	7
Total State-owned Enterprises	1,109	13,407	19,338	6,459	7,844	11,494	8,815

Air New Zealand Limited	769	2,824	4,720	1,458	3,099	1,621	1,050

Total SOEs and Air New Zealand Limited	1,878	16,231	24,058	7,917	10,943	13,115	9,865
Minority Interest	—	—	—	—	—	293	215
Intra-segmental eliminations	—	—	(38)	(16)	(38)	—	—
Total per statement of segments	1,878	16,231	24,020	7,901	10,905	13,408	10,080

Crown Entities
Accident Compensation Corporation	65	183	10,409	—	14,244	(3,835)	(4,167)
Crown research institutes	34	315	470	37	138	332	315
District health boards (including the Crown Health Funding Agency)	348	3,795	4,501	1,199	2,515	1,986	1,477
Earthquake Commission	3	11	5,323	—	63	5,260	4,554
Housing New Zealand Corporation	342	13,237	13,385	1,781	1,938	11,447	9,660
Museum of New Zealand Te Papa Tongarewa	10	954	981	—	6	975	870
New Zealand Fire Service Commission	33	445	488	13	85	403	363
Public Trust	6	8	815	765	772	43	40
School boards of trustees	217	746	1,668	54	624	1,044	904
Television New Zealand Limited	12	135	321	49	110	211	262
Tertiary education commission	4	11	120	—	102	18	18
Tertiary education institutions	439	—	5,475	—	—	5,475	5,011
Transit New Zealand	732	17,958	18,117	—	154	17,963	14,923
Other	64	189	2,519	1,231	2,019	500	590
Total Crown Entities	2,309	37,987	64,592	5,129	22,770	41,822	34,820
Intra-segmental eliminations	—	—	(1,143)	(1,005)	(1,143)	—	—
Total per statement of segments	2,309	37,987	63,449	4,124	21,627	41,822	34,820
Total Financial Interest in SOEs, Crown Entities and Air New Zealand Limited	4,187	54,218	87,469	12,025	32,532	55,230	44,900